AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2005

                         Commission File No. 333-121917


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 1
                                       to
                                    FORM SB-2


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   LMIC, INC.
               (Exact name of registrant as specified in charter)

           Delaware                          9995                   84-1029987
(State or other jurisdiction           (Primary Standard           (IRS Employer
     of incorporation) Code          Classification Number)         I.D. Number)

                            6435 Virginia Manor Road
                              Beltsville, MD 20705
                                 (240) 264-8310
          (Address and telephone number of principal executive offices)

                            6435 Virginia Manor Road
                              Beltsville, MD 20705
                                 (240) 264-8310
(Address of principal place of business or intended principal place of business)

                                  Kwok Leung Li
                            6435 Virginia Manor Road
                              Beltsville, MD 20705
                                 (240) 264-8310
            (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                Stephen A. Weiss
                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                              101 East 52nd Street
                               New York, NY 10023
                                 (212) 752-9700

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

           Title of Each                                   Proposed
             Class of                 Shares to be         Maximum         Proposed Maximum        Amount
            Securities                  Sold in        Offering Price Per     Aggregate       of Registration
         To be Registered            This offering          Share (1)      Offering Price           Fee
         ----------------            --------------         ---------      --------------           ---
Common Stock, par value $.001 per        19,008,110        $1.50(2)        $28,512,165          $3,355.88 (2)
share

All shares of common stock being registered hereunder are being offered by selling stockholders of LMIC, Inc.

(1) Offering price computed in accordance with Rule 457(c).

(2) Pursuant to Rule 416, this Registration Statement includes an additional 500,000 shares of common stock representing the registrant's reasonable good faith estimate of the number of additional securities as may be required for issuance upon the exercise of warrants as a result of any adjustment in the number of securities issuable by reason of the options, warrants or convertible securities.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


                     SUBJECT TO COMPLETION, JANUARY 18, 2005


                                   LMIC, INC.

                        19,008,110 shares of common stock

This prospectus relates to the sale of up to 19,008,110 shares of our common stock by certain persons who are, or will become, stockholders of LMIC, Inc. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol "LMII.OB" The last reported sale price of our common stock on the OTC Bulletin Board was $0.40 per share.

      We will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders are:

      o Cornell Capital Partners, L.P., which intends to sell up to 10,000,000 shares which may be acquired pursuant to a Standby Equity Distribution Agreement with us.

      o Benevolent Partners LP, and four other members of Aladdin Investments, LLC, who intend to sell up to 3,126,437 shares, consisting of 2,666,667 shares of common stock and 459,770 additional shares issuable to Benevolent Partners at $1.50 per share upon exercise of warrants.

      o Allegiant Capital Group, LLC, that intends to sell up to 1,350,000 shares, consisting of 333,333 shares purchased from us at $1.50 per share, 666,667 shares purchased from Linsang Partners, LLC, one of our principal shareholders, for $6,667, and 350,000 additional shares issuable to Allegiant for $1.50 per share upon exercise of a warrant.

      o Nine additional investors who intend to sell up to 1,890,000 shares, consisting 466,667 shares purchased from us at $1.50 per share, 933,333 shares purchased from Linsang Partners for $9,333, and 490,000 additional shares issuable to such persons for $1.50 per share upon exercise of warrants.

      o InteSec Group LLC, who intends to sell up to 44,580 shares issued to such entity as partial compensation for marketing consulting services valued at $80,000, and David Bell, who intends to sell up to 66,093 shares issued to such person as partial compensation for business and marketing consulting services rendered by him and valued at $64,000.

      o 500,000 additional shares that may be issuable to holders of options, warrants, or convertible debt securities pursuant to anti-dilution rights contained in those securities.

      o     1,000,000  additional  shares that may be issuable to Laurus  Master
            Funds,   Ltd,  holder  of  convertible  debt  securities  valued  at
            1,500,000.

            1,031,000 additional shares that may be issuable to certain investors to meet accrued interest and penalties valued at approximately $403,000 levied against the Company pursuant to registration rights agreements.

Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock pursuant to the Standby Equity Distribution Agreement. Cornell Capital will pay LMIC, Inc. 99% of the market price of our common stock. The 1% discount on the purchase of the common stock to be received by Cornell Capital will be an underwriting discount. In addition, Cornell Capital Partners, L.P. is entitled to retain a commission of 6.0% of the proceeds raised by us under the Standby Equity Distribution Agreement.


These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by
prospective  investors,   see  "risk  factors"  beginning  on  page  4  of  this
prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is January , 2005.

                                TABLE OF CONTENTS


                                                                            PAGE

Prospectus Summary ...........................................................1
      Our Company ............................................................1
      The Offering ...........................................................2
      Summary Financial Data .................................................3
Forward-Looking Statements ...................................................4
Risk Factors .................................................................4
Comparative Share Data ......................................................10
Market for Common Stock .....................................................11
Standby Equity Distribution Agreement .......................................12
Plan of Distribution ........................................................13
Management Discussion and Analysis of Financial
Condition and Results of Operation ..........................................15
Business ....................................................................28
Legal Proceedings ...........................................................35
Board of Directors and Management ...........................................35
Executive Compensation ......................................................38
Certain Relationships and Transactions ......................................41
Principal Stockholders and Holdings of Management ...........................44
Selling Stockholders ........................................................45
Description of Common Stock .................................................47
Experts .....................................................................48
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosures ...................................................48
Available Information .......................................................48
Financial Statement and Notes to Financial Statements .......................F-1

PROSPECTUS SUMMARY

                                   OUR COMPANY

LMIC, Inc. ("LMIC", "we", "us" or "our"), through its subsidiary LMIC Manufacturing, Inc., is a contract electronics manufacturing services firm that provides design, manufacturing and post production deployment and maintenance services to established and emerging original equipment manufacturers of complex electronic equipment in the networking, telecommunications, computer, defense, industrial and medical instrumentation markets. Our services for both new and existing products include design services, complex printed circuit board assembly, electro-mechanical subassembly and total electronic system assembly and integration. We use an integrated information environment of databases and tracking systems to enable comprehensive data collection and full traceability from design to manufacturing to deployment and upgrade in the field. With this system, we can pinpoint a defect at the product or component level during production or in the field.

We believe our design and prototyping capabilities are well suited to support both emerging companies and new product development for established companies. Unlike small design and new product introduction shops that incur higher costs and increased time to ramp-up to volume production, we have developed manufacturing capabilities that enable us to reach volume production rapidly and cost-effectively. Finally, while most electronic manufacturing services providers, regardless of size, cease to provide services to their client once the product is shipped, we offer quality tracking and maintenance services that extend beyond production and into the field.

According to industry analysts, worldwide demand for electronics manufacturing services is currently estimated at roughly $100 billion, reflecting an approximate 15% penetration of the total available worldwide manufacturing market of nearly half a trillion dollars. We believe this penetration rate will increase steadily as both new and established original equipment manufacturers
(OEMs) rely on contract manufacturing to outsource manufacturing requirements. By taking advantage of what we believe is a strong trend toward outsourcing, we can capture a valuable portion of a rapidly growing market share.

The electronics manufacturing services market is divided into a three-tier system. The top tier is occupied by a few large companies with annual revenues of $1 billion to $10 billion, followed by a middle tier of companies with annual revenue anywhere between $50 million to $500 million. The third tier is comprised largely of "mom and pop" shops, small manufacturing houses with annual revenues around $5 million to $10 million. The gap between market segments is significant. The largest electronics manufacturing services providers, focused on the needs of the largest original equipment manufacturers, generally pursue high volume production of well-defined, low margin products. We believe we have more flexibility than these large firms and can adapt to varied products and companies. The small to medium size electronic manufacturing services companies typically fill a geographic or service niche, focusing on small original equipment manufacturers. We believe our advantage over the smaller firms is our systematic process for quality and cost effective manufacturing. Neither the large nor the smaller electronic manufacturing services provider is likely to feature our speed, quality and efficient economics. We believe our middle-market model gives us significant opportunities over both the large and small competitive firms.

We believe economic conditions favor an acquisition growth strategy, which may include the acquisition of manufacturing and new product introduction assets from original equipment manufacturers. In addition to our proposed acquisition growth strategy, we intend to fuel growth through ongoing development of new and existing partnerships with innovative emerging and existing companies. Through these efforts, we hope to create a diversified, high-growth portfolio of innovative clients, partners and customers.

We are located in a geographical market we believe is underserved by significant electronics manufacturing services providers with state-of-the-art integrated service offerings comparable to ours. We will attempt to use our services and capabilities to establish partnerships in the earliest stages of product development. We seek to further distinguish ourselves by creating relationships with customers that require production and post-production services.

Our executive offices are located at 6435 Virginia Manor Road, Beltsville, Maryland 20705. Our telephone number is (240) 264-8300, fax number is (240) 264-8200 and website is www.lmicinc.com.

                                  THE OFFERING


This prospectus relates to the sale of up to 19,008,110 shares of our common stock by certain persons who are, or will become, stockholders of our company. In this prospectus we refer to these persons as the selling stockholders. The selling stockholders consist of:

      o Cornell Capital Partners, L.P., which intends to sell up to 10,000,000 shares which may be acquired pursuant to a Standby Equity Distribution Agreement with us.

      o Benevolent Partners LP, and four other members of Aladdin Investments, LLC, who intend to sell up to 3,126,437 shares, consisting of 2,666,667 shares of common stock and 459,770 additional shares issuable to Benevolent Partners at $1.50 per share upon exercise of warrants.

      o Allegiant Capital Group, LLC, which intends to sell up to 1,350,000 shares, consisting of 333,333 shares purchased from us at $1.50 per share, 666,667 shares purchased from Linsang Partners, LLC, one of our principal shareholders, for $6,667, and 350,000 additional shares that Allegiant may purchase from us for $1.50 per share upon exercise of a warrant.

      o Nine additional investors who intend to sell up to 1,890,000 shares, consisting of 466,667 shares purchased from us at $1.50 per share, 933,333 shares purchased from Linsang Partners for $9,333, and 490,000 additional shares that such persons may purchase from us for $1.50 per share upon exercise of warrants.

      o InteSec Group LLC, who intends to sell up to 44,580 shares issued to such entity in as partial compensation for federal marketing consulting services valued at $80,000, and David Bell, who intends to sell up to 66,093 shares issued to such person as partial compensation for business and marketing consulting services rendered by him and valued at $64,000.

            500,000 additional shares that may be issuable to holders of options, warrants, or convertible debt securities pursuant to anti-dilution rights contained in those securities.

      o     1,000,000  additional  shares that may be issuable to Laurus  Master
            Funds,   Ltd,  holder  of  convertible  debt  securities  valued  at
            1,500,000.

            1,031,000 additional shares that may be issuable to certain investors to meet accrued interest and penalties valued at approximately $403,000 levied against the Company pursuant to registration rights agreements.

Of such 19,008,110 shares being registered for resale, an aggregate of 5,177,340 shares of common stock are currently outstanding, and an aggregate of 13,830,770 additional shares are issuable in connection with purchases of shares Cornell Capital may acquire under the our Standby Equity Distribution Agreement, or upon exercise of outstanding warrants, including 2,031,000 shares that may be
issuable  by  the  Company  to  satisfy   registration   penalties  or  to  meet
requirements of a convertible note in favor of Laurus Master Funds, Ltd., and 500,000 shares that may be issuable to holders of warrants pursuant to anti-dilution rights contained in those securities. An aggregate of 10,000,000 shares being offered for resale by means of this prospectus may be beneficially owned by Cornell Capital which would be a holder of more than 5% of our outstanding common stock.

As of December 16, 2004, we had 18,500,981 shares of common stock issued and outstanding. The number of outstanding shares does not give effect to 11,879,619 additional shares that may be issued pursuant to the exercise and/or conversion of options, warrants and convertible debt securities previously issued.

We have engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. A placement agent fee of $10,000, is payable to Newbridge Securities Corporation upon the effective date of this prospectus.

LMIC will not receive any proceeds from the sale of the shares by the selling stockholders and will pay for the expenses of this offering.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues, a history of loss and the need for additional capital. See the "Risk Factors" section of this prospectus for additional risk factors.

OTC Bulletin Board Symbol: LMII.OB

                             SUMMARY FINANCIAL DATA

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes included elsewhere in this prospectus, along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INCOME STATEMENT DATA:

                                     Nine Months Ended September 30,          Year Ended December 31,
                                         2004            2003                2003             2002
                                  ----------------- -----------------  ----------------- -----------------
                                     (Unaudited)      (Unaudited)         (Audited)         (Audited)
Sales                                 $  5,201,033    $  4,328,515     $  6,140,666      $  3,318,508
Gross Profit (Loss)                     (2,327,202)     (1,103,806)      (1,645,538)       (2,923,619)
Selling, general and administrative
expenses                                 3,796,064       2,441,489        3,243,648         5,039,590
Interest and other debt expense net        442,250         422,791        1,009,845           370,460
Rental and other income                    223,890         143,366          195,485                --
Net (Loss)                            ($ 6,341,626)   ($ 3,824,720)    ($ 5,703,573)     ($ 8,333,669)

BALANCE SHEET DATA:

                                     September 30, 2004   December 31, 2003  December 31, 2002
                                     ------------------   -----------------  -----------------
Current Assets                           $  1,781,889       $  1,898,649       $  1,042,219
Total Assets                             $ 10,923,807       $  6,454,085       $  7,921,177
Current Liabilities                      $  9,341,829       $ 11,334,079       $ 12,200,396
Working Capital (Deficiency)             ($ 7,559,940)      ($ 9,435,430)      ($11,158,177)
Stockholders' Equity (Deficiency)        ($ 4,005,574)      ($ 6,102,732)      ($ 5,233,227)

                           FORWARD LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding LMIC, Inc.'s and its subsidiaries' and affiliates' (collectively, the "Company") expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in this Registration Statement under the caption "Risk Factors" and the Company's ability to fund its operations, the Company's ability to obtain waivers of existing defaults under its debt documents, actions of the Company's competitors, and changes in general economic conditions. Many of these factors are outside of the Company's control.

                                  RISK FACTORS

The securities being offered hereby are highly speculative and prospective investors should consider, among other things, the following factors related to our business, operations and financial position.

Our limited operating history makes evaluation of our business difficult.

LMIC Manufacturing, Inc., our subsidiary that accounts for 100% of our revenues, commenced operations in January 2000 and has focused primarily on developing the infrastructure and systems required to support our services. Although it has recognized revenue since February 2000, LMIC has incurred net losses of $(5,704,000), $(8,334,000) and $(9,317,000) for the years ended December 31,
2003, 2002 and 2001, respectively, and its mix of business has changed substantially during that time. For the nine months ended September 30, 2004, we have incurred additional net losses of $(6,342,000). We cannot assure you that we will achieve profitability; continued losses will have a material adverse effect on our financial performance. Because of the changing nature of the business, the limited operating history and the emerging nature of the markets and services, historical financial information is not a reliable indicator of future performance. Therefore, it is difficult to evaluate future business and prospects.

We may not be able to continue as a going concern, and our modified audit opinion may increase that risk.

At September 30, 2004, our current liabilities exceeded our current assets by approximately $7.6 million, total liabilities exceeded total assets by approximately $4.0 million, and our stockholders' deficiency was $4.0 million. At December 31, 2003, current liabilities exceeded current assets by approximately $9,435,000, total liabilities exceeded total assets by approximately $6,103,000, and our stockholders' deficiency was $6.1 million. Our audit report indicates that these factors "create substantial doubt about our ability to continue as a going concern" and that the "recovery of assets and continuation of future operations are dependent upon our ability to obtain additional debt or equity financing and our ability to generate revenues sufficient to continue pursuing our business purpose." Although we have raised in excess of $13,600,000 in debt and equity capital since December 31, 2003, there can be no assurance that such capital will be sufficient to enable us to continue as a going concern. In addition, the perception that we are not able to continue as a going concern (including the 2003 audit opinion) may cause companies to choose not to deal with us due to concerns with our ability to perform our contractual obligations.

We recently defaulted in payment of certain secured debt and remain obligated for accrued interest and penalty payments.

In March 2004, we sold a $5,000,000 4% convertible debenture, which was due on September 11, 2006. The cash proceeds of the financing were held in a cash collateral account to secure repayment of the debenture. In November 2004, the lender Omicron Master Trust served us with a notice of default for failure to pay the two quarterly interest payments due in July and October 2004. Under the terms of its agreement, the $5,000,000 of proceeds in the cash collateral account were returned to the lender, and we currently owe the lender approximately $400,000, representing $250,000 in 5% default premium and the balance in accrued interest. We are seeking to negotiate payment of this obligation through the issuance of shares of our common stock to the lender.

We incurred significant cash drains from operations in fiscal 2002 and 2003 and in the first nine months of fiscal 2004, and require additional profitable sales to sustain our business.

In fiscal 2002 our cash drain was approximately $6.1 million and, largely through cost reductions, was reduced to approximately $3.6 million in fiscal 2003. For the first nine months of fiscal 2004, our cash drain was approximately $5.0 million. To date, our capital resources have been provided largely through external debt and equity financing, including approximately $14.1 million of debt and equity capital raised since December 2003. However, our continued existence depends upon our ability to generate positive cash flow from operations which, in turn, is directly dependent on our ability to generate significantly increased profitable sales volume. Even if we are able to obtain orders for additional sales, our ability to perform for our customers and generate cash flow from operations will depend upon our then level of capital resources.

We have a severe liquidity and working capital shortage and may not be able to fill our current orders.

At September 30, 2004, our cash position was approximately $100,000, as compared to approximately $156,000 and $1.9 million on June 30,2004 and March 31, 2004, respectively. We have a current backlog of orders of approximately $15.7 million which includes recently awarded sales contract of approximately $14 million with one of our existing customers. We need to raise approximately $5 million in order to purchase inventories and complete shipments scheduled to occur through the end of the first quarter of 2005. We are currently unable to borrow additional funds under our existing credit facilities, and therefore require an additional $5 million of financing in order to meet our commitments to our customers. Although this amount is approximately half of what the Company needs to enable it's operations to achieve a positive cash flow, this will allow us to complete shipments scheduled over the next twelve to fifteen weeks. If the Company is able to achieve financing of approximately $10 to $12 million, and complete its shipments, subject to normal receivables collection aging and payment terms, we expect to be able to achieve a positive cash flow from operations by the 2nd quarter of 2005. However, in light of a number of factors, including our negative equity position, and the fact that substantially all of our assets are secured by liens and encumbrances held by our existing lenders, our ability to obtain additional debt financing through bank lines of credit or loans is considered to be very difficult to achieve on commercially reasonable terms, if at all. In addition, the fact that we have already raised approximately $14.1 million in debt and equity capital since December 31, 2003 may have a material adverse impact upon our ability to obtain additional equity financing on commercially reasonable terms, if at all. Our inability to rapidly obtain such needed debt or equity working capital financing could cause us to lose our existing backlog of orders and prevent us from obtaining the new order we are currently negotiating. Such occurrence would have a material adverse effect on our business, prospects and financial condition. In addition, if we fail to generate the revenues anticipated from our order backlog, our lenders may declare an event of default under our loan agreements, accelerate the indebtedness and commence foreclosure proceedings on our assets, in which event we would be unable to continue our business as a going concern.

We are subject to certain contractual agreements that may limit or restrict our ability to raise additional capital.

Certain of our existing financing agreements contain covenants under which we are prohibited from selling additional common stock or other securities convertible into or exercisable for common stock until the registration statement of which this prospectus is a part has been declared effective by the Securities and Exchange Commission. We are also subject to other restrictive covenants in our financing agreements on selling equity or equity type securities at per share, conversion or exercise prices below the prices previously sold to investors. These restrictions and covenants may prevent or limit our ability to raise much needed financing. Although we have had preliminary discussions with certain of our principal investors who have indicated a willingness to provide waivers of these restrictions and covenants at such time as we present a specific financing proposal to them, there can be no assurance that such waivers will be forthcoming, or, if so, that they will not be conditioned upon our making certain modifications to our existing financing arrangements that could result in additional dilution to our stockholders.

We may not be able to raise sufficient capital to successfully expand our business.

Because this offering is being made on behalf of certain selling stockholders and not for our benefit, we will not receive any proceeds from the sale of the shares offered hereunder. We may, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. Even if we are able to solve our short-term liquidity crisis, our intended business operations require substantial working capital, which we hope to raise through debt or equity financing. If we cannot obtain additional capital in excess of the $5 million immediately required to fill our order backlog, we may have to delay or postpone development and research expenditures, which can be expected to harm our competitive position, business operations and growth potential. Funding is expected to come through sales of products and services, equity financing, debt financing, current and future vendor financing, equipment leases and bank lines of credit or loans, which may not be available on commercially reasonable terms, if at all. If sales or revenues do not meet expectations, or cost estimates for development and expansion of our business prove to be inaccurate, we will require additional funding. Changes in capital markets and the cost of capital are unpredictable. We cannot be sure that we will be able to secure additional financing on acceptable terms. Any failure to obtain such financing, or obtaining financing on terms not favorable to us, can be expected to have a material adverse effect on our business, financial condition, results of operations and future business prospects. Certain of the documents governing our existing debt and equity securities contain restrictions on our ability to raise additional capital, including, in certain circumstances, requiring the consent of the holders of our existing securities.

New shareholders could experience significant dilution from our sale of shares under the standby equity distribution agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue to draw down under the Standby Equity Distribution Agreement. The lower our stock price, the greater is the dilution by our existing shareholders. For example, if we assume that we will issue 48,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.25 then new shareholders would experience dilution of approximately $0.12 per share.

The investor under the standby equity distribution agreement will pay less than the then-prevailing market price of our common stock

The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 1% discount to the average of the two lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five consecutive trading days after the notice date. These discounted sales could cause the price of our common stock to decline.

If the selling stockholders sell a material amount of common stock the significant downward pressure on the price of our stock caused by those sales could encourage short sales by third parties, which could contribute to the further decline of our stock price

The significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties. Such short sales could place further downward pressure on our stock price.

We will not be able to draw down under the standby equity distribution agreement if the investor holds more than 9.9% of our common stock

In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of our company, we may be unable to draw down on the Standby Equity Distribution Agreement. If we are unable to draw down on the Standby Equity Distribution Agreement, are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.


Because we are relatively new to the market, our customers are still testing our manufacturing credibility.

Despite our high-tech equipment and facilities, as an early stage company we must prove to our current and potential customers that we are able to deliver in the same way as the established players in the industry. Currently, we are producing low volume prototypes in order to gain this trust. However, no assurances can be given that our prototypes will perform as required or that any of our customers' market penetration projections will be realized. Even if the prototype is viable and the market is responsive, there can be no guarantee a customer will continue to utilize our products and services. Any questions related to our manufacturing ability, whether true or simply perceived by the marketplace, can be expected to have a material adverse effect on our business, results of operations and continued viability.

Since our current operations depend upon the use of the latest manufacturing technology, there can be no assurance that rapidly changing technology will not cause our processes and technologies to become uneconomical or obsolete.

One of the hallmarks of the field in which we are involved is its continuing significant technological change. Our success will depend, in large part, on our ability to be at the technological forefront of our industry. Our ability to remain competitive is dependent on continuing research and development and other high cost infrastructure needs that may ultimately harm our financial condition and results of operations. There can be no assurance we will achieve or maintain a competitive position or that we can constantly innovate or adapt to technological developments. Costly high-tech equipment and processes are needed in order to compete and enable us to satisfy customer requirements for high quality and timely production. Although our strategy aims at capturing high volume production from mid and large size companies, the relatively high cost of production - similar to costs faced by other highly technologically oriented companies - is an obstacle to new sales, particularly in the current economic environment.

We may not be able to compete effectively against our larger competitors.

The electronics manufacturing services industry is highly competitive. Customers often solicit competitive bids from one another even while engaged in ongoing manufacturing relationships. In many instances, we compete against significantly larger entities with a national and global presence. These larger companies may have longer operating histories, better capitalization and a more developed operating infrastructure than we do. We may also compete against regional or niche manufacturers who have established relationships or specialized areas of expertise. Some customers may evaluate the practicality of establishing internal manufacturing capabilities. In addition, emerging technology or consolidation in the industry may change the competitive landscape and create additional entities with greater resources than we have. Our inability to effectively compete will have a material adverse effect on our business, financial condition and continued viability.

Reliance upon third-party suppliers for components and raw materials may place us at risk of interruption of supply or increase in costs.

Our business model anticipates that a significant portion of our sales will be derived from turnkey manufacturing in which we provide materials procurement. We rely on third-party suppliers for the component parts used in the manufacturing process and we do not have any long-term supply agreements. We run the risk of supplier price increases and component shortages. Additionally, competition for materials in short supply can be intense, and we may not be able to compete effectively against other purchasers who have higher volume requirements or more established vendor relationships. Even if suppliers have adequate supplies of components, they may be unreliable in meeting delivery schedules, experience their own financial difficulties, provide components of inadequate quality or provide them at prices which reduce our profit. Any problems with our third-party suppliers can be expected to have a material adverse effect on our financial condition, business, results of operations and continued growth prospects.

Manufacturing operations involve inventory risk.

While some of our manufacturing projects involve consignment services in which the customer provides materials, other projects may involve greater resources and inventory risk. In these instances, we might have to expend resources for parts, inventory and warehousing prior to payment for these services. In light of normal business risks to our customers, there can be no guarantee that we will receive payment in full for these expenditures. Additionally, inventory obsolescence and pricing changes could adversely impact our selling price, gross margins and operating results.

Many of our current and targeted customers are emerging companies that may not be able to pay for our services on a timely basis, if at all.

We do not always have long-term supply or minimum requirement agreements with our customers. Some customers may be high credit risks, may cancel orders, change production quantities and schedules or fail to meet forecasted requirements. Our customers' products typically have short life cycles and limited windows of opportunity in the market. Our customers' success, and the success of their products must be expected to have a direct effect on our business. We run the risk of entire industry segment shifts in demand that might affect our customers. Any one or a combination of these factors could have a material adverse impact on our financial condition, results of operations and continued viability.

Because of the many variables of the manufacturing industry, there can be no assurance that we can successfully execute our business plan.

Our business plan includes a number of inherent execution risks. As manufacturers of complex electronic equipment, we run the risk of, among other things, failing to provide products or providing inadequate products. Because our business requires substantial fixed assets, we will not be profitable if we do not realize sufficient revenue growth to make maximum use of our capacity. The continued success of our business will depend upon our ability to deliver quality products as a value-added partner. In order to do this effectively, we must hire, train and expand our qualified engineering and technical staff. Failure to realize some or all of our business objectives can be expected to have a material adverse impact on our financial condition and continued viability.

Ongoing success and ability to compete depend upon retention of key personnel.

Our future success depends on the continued services of our executive staff, as well as our key engineering, technical, sales and support personnel. These individuals have critical industry experience and relationships upon which we rely. The loss of services of any of our key personnel could divert time and resources, delay the development of our business and negatively affect our ability to sell our services or execute our business. Such problems might be expected to have a material adverse impact on our financial condition, results of current operations and future business prospects.

Acquisition of complementary companies, products or technologies may impede ongoing operations.

Although part of our proposed expansion strategy involves acquiring complementary products and companies, we may fail to successfully complete such acquisitions. Even if we are successful in making such acquisitions or investments, we may not successfully or efficiently integrate any of those businesses. In addition, key personnel of the acquired company may opt not to continue with the organization after the control change. Also, we could have difficulty integrating the acquired technology or product into our operations. These difficulties could disrupt our ongoing business, require significant time and financial, material and human resources. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could have an adverse impact on existing stockholders.

Our success and ability to compete may depend substantially on our proprietary technology and intellectual property protections.

While we currently have no intellectual property which requires patent or other protection, and only those licenses required for the use of commercially available software in the ordinary course, we intend to protect any intellectual property rights through a combination of confidentiality and non-disclosure agreements, as well as through copyright, trade secret and trademark laws as required by our business operations. Despite efforts to protect our proprietary rights, unauthorized parties may illegally obtain and use our trade secrets or proprietary information. There is no assurance as to the breadth and degree of protection we might be afforded. In addition, we cannot be sure that third parties will not make claims of infringement against us with respect to our services and technologies. Any such claims, regardless of their merits, would likely be time consuming and expensive to resolve and would divert management time and resources. Any potential intellectual property litigation could also force us to stop providing services, pay substantial damages or expend significant resources to reengineer machinery, products and services to be non-infringing. Alternatively, we may be forced to seek a license, which license may not be available on reasonable terms, if at all. Any failure to protect our intellectual property rights may have a material adverse effect on our business and future growth prospects.

We intend to sell shares of common stock in the future that will further dilute the interests of other security holders and may depress the price of our common stock.

Between January 1, 2004 and December 16, 2004, the market price of our common stock declined from $2.35 per share to $0.42 per share. On January 1, 2004, we had 10,155,418 outstanding shares of our commons stock and outstanding options, warrants and convertible debt allowing the holders thereof to acquire approximately 1,005,022 additional shares of common stock. As of December 16, 2004, we had 18,500,981 outstanding shares of common stock and outstanding options, warrants and convertible debt allowing the holders thereof to acquire approximately 11,879,619 additional shares of common stock. The weighted exercise price of our outstanding options and warrants is $1.82. In addition, if we issue securities at per share prices of less than $1.50 or options, warrants or convertible securities, exercisable or convertible at prices below $1.50, the "anti-dilution" provisions contained in a number of our convertible debt securities and warrants would result in the exercise and conversion prices of such securities being adjusted to the lowest per share price at which common stock or common stock equivalents are issued or issuable. Accordingly, such provisions will have the effect of further diluting existing stockholders. Based upon our current market price of $0.40 per share, if we issue additional equity or equity type securities at such price or other prices less than $1.50 per share, it is possible that our fully-diluted shares of common stock, before giving effect to such issuances may be as many as approximately 54 million shares of common stock. The issuance, or even the potential issuance, of shares upon the exercise of warrants or options, or upon the conversion of convertible debt or other instruments, or in connection with any other financing, may have a dilutive impact on our stockholders and could have a negative effect on the market price of our common stock. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the common stock price.

Our outstanding debt is comprised of two separate loans from Laurus Master Fund, Ltd., of which $1.9 million is currently outstanding. The first loan for $600,000 (of which $400,000 is currently outstanding) is represented by our 8% convertible note due July 2005 and convertible into shares of our common stock at $2.94 per share. The second Laurus loan is a convertible revolving credit facility of up to $4,000,000 (of which $1,500,000 is currently outstanding), which bears interest at a bank prime rate plus 0.5% and matures in November 2006. Under certain conditions related to the market price of our common stock and its trading volume, Laurus may accept payment of outstanding amounts under such credit facility in shares of our common stock, at a price of $2.50 per share. However, we currently do not meet the criteria under the credit facility to reduce our indebtedness with shares of common stock at a price of $2.50 per share. In addition, on November 4, 2004, we entered into a standby equity distribution agreement with Cornell Capital LLP, under which Cornell Capital may, upon our request, purchase up to $12.0 million of our common stock at prevailing market prices over the five trading days following each of our requests for an advance under such agreement. We may also issue additional shares for various reasons and may grant additional stock options to employees, officers, directors and third parties.

There is, at present, only a limited market for our common stock and there can be no assurance this market will continue.

Our common stock is traded on the OTC Bulletin Board. Trades are subject to Rule 15g-9 of the Securities and Exchange Commission, which imposes certain requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by this rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find selling their shares to be complex and time consuming.

There could be conflicts of interest among management that may be adverse to your interests.

Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other investors. Our Chairman and principal stockholder, Mr. Kwok Li, has a personal pecuniary interest in our company. For example, sales of our products to entities owned or controlled by Mr. Li, were approximately $2.0 million, $933,000 and $5.0 million, respectively, for each of the fiscal years ended December 31, 2003, 2002 and 2001, representing 33%, 28% and 96% of our respective total sales revenues for each such fiscal years. During the nine months ended September 30, 2004, there were no sales to related parties. In addition, Mr. Li recently pledged approximately 5% of our outstanding common stock to a financial institution in order to secure a personal loan for Mr. Li or his affiliate. If Mr. Li or his affiliate should default under such loan, the lender may immediately foreclose on and sell our pledged shares, which could materially and adversely affect the trading price of our publicly traded common stock. A conflict of interest may arise between Mr. Li's and other members of our management's personal pecuniary interest and their fiduciary duty to our stockholders.

Management can exercise nearly complete control of our company, thereby causing it to take actions that may not be consistent with your wishes.

Current management beneficially owns approximately 32.5% of the issued and outstanding common stock. Given their large voting control, current management is in the position to substantially influence the election of all of the members of our board of directors and thereby control the policies of our company. As such, our management has substantial influence over our company, which influence may not necessarily be consistent with the interests of our other stockholders. Management's own pecuniary interest may at some point compromise its fiduciary duty to our stockholders.

We may be subject to lawsuits as a result of the  manufacture  and design of our
products,   which  could  be  costly  and  divert  needed  resources  away  from operations.

Although we may not manufacture or sell final products in all instances, we do design and manufacture certain components of a final product. Accordingly, we face the risk of lawsuits from the end-users for any injuries or damages occurring as a result of the design and manufacture of these components. Any such lawsuit, even if without merit, could divert needed time, money and other resources from operating our business. While we currently have property, general liability and product liability insurance in amounts we believe to be adequate, we can give no assurance that such insurance will remain available at a reasonable price or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. The obligation to pay any substantial liability claim could render us insolvent and could force us to curtail or suspend operations, which would have a material adverse effect on us and on your investment in us. Additionally, our failure to implement and maintain our quality control programs with respect to the design, manufacture and installation of our products could increase the risk that we become liable for any injury that may occur from one of our products. We are not currently involved in any product or service-related legal proceedings.

Our lengthy and variable sales cycle makes it difficult to predict sales and may result in fluctuations of our quarterly operating results.

The period between initial customer contact and a purchase by a customer may vary from three months to more than one year because customers often need a significant amount of time to evaluate our products and services and assess our dependability. Once orders have been placed, customers may defer or scale down orders for various reasons, including:

      o     changes in budgets and purchasing priorities;

      o     reduced demand;

      o deferral of purchases in anticipation of enhancements or new products;

      o     introduction of products and services by our competitors; and

      o     lower prices offered by our competitors.

As a result, it is difficult to forecast sales from one quarter to the next. Additionally, other factors, many of which are outside our control, can cause fluctuations in our operating results, including:

            o the size, timing, terms and conditions of orders from and shipments to

            o     customers;

            o     unanticipated delays or problems in releasing new products;

            o     the timing and success of deployment of products and services;
                  and

            o     the  amount  and  timing  of   investments   in  research  and
                  development activities.

The deferral or loss of one or more significant sales could materially decrease operating results in any fiscal quarter, particularly if there are significant sales and expenses associated with the deferred or lost sales. Additionally, current and future expense levels are based on internal operating plans and sales forecasts, while operating costs are to a large extent fixed. As a result, we may not be able to sufficiently reduce our costs in any quarter to compensate for an unexpected near-term shortfall in revenues. Such delays and fluctuations may have a material adverse impact on our financial condition and results of operations.

There can be no assurance that the electronics manufacturing industry and the markets that it feeds will recover sufficiently to maintain our projected growth.

The markets for our products, services and capabilities are still emerging. Our growth is dependent upon, among other things, the size and pace at which the markets develop. If the markets decrease, remain constant or grow slower than anticipated, we will not be able to maintain our growth. Continued growth in the demand for our products and services is uncertain as, among other factors, our customers and potential customers may:

            o     not achieve a return on their investment in our products;

            o     experience technical difficulty in utilizing our products; or

            o     use   alternative   solutions   to  achieve   their   business
                  objectives.

We believe that large service providers have reduced their capital spending by more than 25% since the end of 2001. Since that time, the capital spending of U.S. wireless service providers declined by about 40%. Reasons for this reduction include a general economic slowdown, network overcapacity, customer bankruptcies, network build-out delays and limited capital availability. As a result, company sales and results of operations in telecom-related businesses have been adversely affected. The significant slowdown in capital spending has created uncertainty as to the level of demand in target markets. In addition, the level of demand can change quickly and can vary over short periods of time, including from month to month. As a result of the uncertainty and variations in our markets, accurately forecasting future results, earnings and cash flow is increasingly difficult.

Our products may contain undetected defects that could impair their market acceptance.

We manufacture complex products that may contain undetected defects or errors, particularly when first introduced or as new versions are released. Such defects or errors may not be discovered until after a product has been released and used by the end user. We may incur significant costs to correct undetected defects or errors in such products and these defects or errors could result in future lost sales. In addition, product defects or errors may result in product liability claims, which could cause adverse publicity and impair market acceptance of our products. Any of the foregoing could have a material adverse effect on our sales, income and future business prospects.

                             COMPARATIVE SHARE DATA

We are offering for resale 5,177,340 shares of common stock that are currently outstanding and owned by certain of the selling stockholders, and an aggregate of 13,830,770 additional shares that are issuable in connection with purchases of shares Cornell Capital may acquire under the our Standby Equity Distribution Agreement, or upon exercise of outstanding warrants, including 2,031,000 that may be issuable by the Company to satisfy registration rights penalties from

2004 or to meet requirements of a convertible note in favor of Laurus Master Funds, Ltd., as well as 500,000 shares that may be issuable to holders of warrants pursuant to anti-dilution rights contained in those securities.

As of December 16, 2004, we had 18,500,981  outstanding  shares of common stock,
excluding   11,879,619  shares  that  may  be  issued  upon  the  conversion  of convertible debt or the exercise of outstanding options and warrants.

If we sell any additional shares of common stock, or any securities convertible into or exercisable for common stock at a price below the then applicable conversion or exercise price of any of the notes, warrants or options, the conversion or exercise price will be lowered, in certain cases, to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. In addition, with respect to our outstanding warrants, the exercise price is adjusted downward on a "weighted average" basis for issuances of common stock or common stock equivalents (other than certain specifically exempted issuances) at a price less than the then prevailing market price, even if greater than the exercise price. Our outstanding convertible securities are convertible at prices ranging between $2.50 and $2.94 per share, and our outstanding options and warrants are exercisable at prices between $.59 and $3.52 per share and expire between September 2003 and June 2011, with a weighted average exercise price of $1.82.

                             MARKET FOR COMMON STOCK

As of December 16, 2004, there were approximately 500 record owners of our common stock, which is traded on the OTC Bulletin Board under the symbol "LMII.OB". Set forth below is the range of high and low bid quotations for the periods indicated as reported by the OTC Bulletin Board. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                      Quarter Ending         High           Low
                        --------            ------         ------
                        03/31/02            $ .001         $ .001
                        06/30/02            $  .05         $ .001
                        09/30/02            $  .05         $ .001
                        12/31/02            $ .005         $ .001

                        03/31/03            $ .015         $ .005
                        06/30/03            $ 4.00         $ .867
                        09/30/03            $ 6.25         $ 2.00
                        12/31/03            $ 2.50         $ 1.55


                        03/31/04            $ 2.90         $ 1.50
                        06/30/04            $ 3.00         $ 1.70
                        09/30/04            $ 2.50         $ 0.65
                        12/31/04            $ 1.01         $ 0.33


Holders of common stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. We have not paid any dividends and do not have any current plans to pay any dividends. Our convertible notes issued in March 2004 restrict our ability to pay dividends. In addition, the terms of the indebtedness of our wholly owned subsidiary, LMIC Manufacturing, Inc., restrict the subsidiary's ability to pay dividends to us, which has the effect of precluding us from paying dividends with respect to our common stock.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary. On November 4, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $12.0 million. For each share of common stock purchased under the Standby Equity
Distribution Agreement, Cornell Capital will pay 99% of the average of the lowest daily volume weighted average prices for our common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we wish to sell stock to them. In addition, Cornell Capital Partners, L.P. will retain a commission of 6.0% of each advance under the Standby Equity Distribution Agreement. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us. In addition, we have engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our exclusive placement agent in connection with the Standby Equity Distribution Agreement and a placement agent fee of $10,000 is payable to Newbridge upon the effective date of the registration statement of which this prospectus is a part.

Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund acquisitions and our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after the applicable pricing period for such advance at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount less the commission described above.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital has advanced $12.0 million or until two years after the SEC first declares this Registration Statement effective, whichever occurs first. We are limited to a maximum of $400,000 of advances in any seven trading day period. In no event will the number of shares issuable to Cornell Capital pursuant to an advance exceed 9.9% of our then-outstanding common stock. We are entitled to receive advances under the Standby Equity Distribution Agreement provided that: (i) the accompanying registration statement has previously become effective and remain effective on the date of delivery by us of an advance notice; (ii) we have obtained all permits and qualifications required by any applicable state law with respect to the offer and sale of shares of our common stock under the Standby Equity Distribution Agreement; (iii) no fundamental changes to the information set forth in accompanying registration statement exist which would require us to file a post-effective amendment to the accompanying registration statement; and (iv) the trading of our common stock is not suspended by the Securities and Exchange Commission or the principal trading exchange or market for our common stock.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $12.0 million available under the Standby Equity Distribution Agreement in a single advance (which is not permitted under the terms of the Standby Equity Distribution Agreement) and the purchase price was equal to $0.40 per share, then we would issue 30,000,000 shares of our common stock to Cornell Capital. These shares would represent approximately 65% of our outstanding common stock upon issuance. LMIC is registering 10,000,000 of common stock for sale under the Standby Equity Distribution Agreement. Under our Certificate of Incorporation we are authorized to issue up to 100.0 million shares of common stock. As of December 16, 2004, LMIC has 18.5 million shares of common stock issued and outstanding and an additional 11.9 million shares are issuable upon the exercise of outstanding options and warrants and the conversion of convertible securities. In addition, if we issue securities at per share prices of less than $1.50 or options, warrants or convertible securities, exercisable or convertible at prices below $1.50, the exercise and conversion prices of certain of our currently outstanding warrants and convertible securities would be adjusted to the lowest per share price at which common stock or common stock equivalents are issued or issuable. Accordingly, it is possible that LMIC may be required to register additional shares of common stock in order to fully utilize the $12.0 million available under the Standby Equity Distribution Agreement at certain of the prices set forth below and would need to amend its Certificate of Incorporation to increase the number of authorized shares of common stock available for issuance.


You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.50 per share and discounts to the recent price. This table does not take into account any shares of our common stock that may be issued upon the conversion or exercise of outstanding options and warrants.

Market Price               $       0.50    $        0.45    $       0.40    $       0.35
Purchase Price:            $      0.495    $       0.445    $      0.396    $      0.347
No. of Shares(1):            24,000,000       26,666,667      30,000,000      34,285,714
Total Outstanding(2):        43,367,074       46,033,741      49,367,074      53,652,788
Percent Outstanding(3):            55.3%            57.9%           60.8%           63.9%
Net Cash to LMIC (4)       $ 11,160,000    $  11,160,000    $ 11,160,000    $ 11,160,000

----------
(1) Represents the number of shares of common stock to be issued to Cornell Capital at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding. (

4) Cash proceeds to LMIC after deduction of 7% of each advance retained by Cornell Capital.

The proceeds received by us under the Standby Equity Distribution Agreement will be used for general corporate purposes, for an expansion of the product offering and for development of sales and marketing channels. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $100,000 consisting primarily of professional fees incurred in connection with this registration.

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

If any shares of common stock being registered for resale in the accompanying registration statement are transferred from the named selling stockholders listed in this Prospectus and such transferees wish to rely on this Prospectus to resell these shares, then a post-effective amendment to the accompanying registration statement would need to be filed with the Securities and Exchange Commission naming these individuals as selling shareholders and providing the information required by Item 507 of Regulation S-B.

Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital will pay us 99% of the average of the two lowest volume weighted average prices for our common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we wish to receive an advance. The 1% discount on the purchase of the common stock to be received by Cornell Capital will be an underwriting discount. In addition, Cornell Capital will retain 6.0% of the gross proceeds raised in the Standby Equity Distribution Agreement, which constitutes underwriter compensation. Placement agent fee of $10,000 is payable to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, in connection with the Standby Equity Distribution Agreement.

The Standby Equity Distribution Agreement provides that we may not request an advance with respect to the Standby Equity Distribution Agreement at any time that Cornell Capital has beneficial ownership of 9.9% or more of our outstanding common stock nor may we request and advance that would cause Cornell Capital to own more than 9.9% of our outstanding common stock. Currently, Cornell Capital has beneficial ownership of 0% of our common stock.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a private equity fund whose principal business function is to provide equity and debt financing to publicly traded companies through vehicles including but not limited to equity lines of credit and convertible debentures. Cornell Capital does not have any material relationships with the officers of directors of LMIC.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $100,000 as well as 7.0% of the gross proceeds received under the Standby Equity Distribution Agreement that will be retained by Cornell Capital. We intend to pay these expenses from the proceeds we anticipate receiving under the Standby Equity Distribution Agreement. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital can cover any short positions only with shares received from us under the Standby Equity Distribution Agreement. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Prospectus.

Linsang Manufacturing, Inc. ("LMI") was incorporated under the laws of the State of Delaware in December of 1999, and began operations in January of 2000. On July 17, 2003, LMI completed a reverse merger with a wholly owned subsidiary of a publicly traded company with substantially no operations (the "Public Shell") in exchange for approximately 85% of the total outstanding shares of the Public Shell. The Public Shell changed its name to LMIC, Inc. and LMI changed its name to LMIC Manufacturing, Inc. (collectively "the Company"). The reverse merger transaction was accounted for as a recapitalization of LMI and, accordingly, our consolidated financial statements contain the historical results of operations of LMI for periods prior to July 17, 2003, and the results of operations of the combined entities, from July 17, 2003 through December 31, 2003. The stockholders' equity (deficiency) has been restated to give effect to recapitalization and reverse acquisition transactions.

Initially, operations were headquartered in space leased from Lucent Technologies in their Landover, Maryland facilities. In November of 2001, LMI took occupancy of a newly renovated state-of-the-art manufacturing facility in Beltsville, Maryland. We have built what we believe to be a state-of-the-art, secure and scalable integrated information environment to allow complete visibility and effective use of critical design, quality, production and field information. This environment is made up of databases and electronic tracking systems to enable comprehensive data collection and full traceability. This system is made available to our customers via the Internet, allowing them total access to the current status of their project.

Operations began with the intent of becoming a manufacturer to other privately held, affiliated companies, with very little revenue generated from non-affiliated customers. Beginning in fiscal 2001, the global telecommunications market deteriorated, reflecting a significant decrease in the competitive local exchange carrier market and a significant reduction in capital spending by established service providers. This trend intensified during fiscal 2002.

As the telecom market continued its downward trend, we transformed ourselves into a contract manufacturer and rapidly obtained other contract opportunities in diversified electronic industries such as medical instrumentation, homeland security, and power management.

In February 2003, LMI began discussions with Laurus Master Fund, Ltd. ("Laurus") to effect a "reverse merger" transaction with Cheshire Distributors ("Cheshire"), a public shell company in which Laurus Master Fund was a majority stockholder. As part of this transaction, pursuant to a security agreement, the Company granted a security interest in its assets to Laurus. Cheshire loaned
$2,000,000 to LMI, in exchange for a term note from LMI to Cheshire in the amount of $2,000,000. See footnote 5 "Debt" of the attached financial statements for more information on this transaction.

                              RESULTS OF OPERATIONS

Revenues

Our net sales for the nine months ended September 30, 2004 were $5,201,033, an increase of approximately 20% ($872,518) as compared to net sales of $4,328,515 for the comparable period in the prior year. Excluding sales to the related parties, our net sales for the nine months ended September 30, 2004 represented an increase of approximately 68% as compared to the net sales for the comparable period in the year 2003. This increase was attributable to increased order size, diversification of customer base, and an increase in the number of new customers while simultaneously eliminating sales to related parties. For the nine months ended September 30, 2003, we had approximately $1,229,000 in sales to related parties, compared to no sales to related parties for the same period of 2004. Additionally, as the result of diversifying our customer base, our production in the first nine months of 2004 consisted of smaller contracts of complex design and/or prototype phase. We expect these new contracts to mature and grow in future quarters, further strengthening our revenue potential. During this period, 85% of the sales were generated from 3 customers and the balance of 15% came from over 19 customers. In the same period of 2003, we had one unrelated major customer accounting for 46% of sales, with one product in volume production. Net sales for the year ended December 31, 2003 were approximately $6,141,000, an increase of approximately 85% when compared to year ended December 31, 2002. Management attributes this increase to its efforts to diversify away from the telecommunications market and its concentration on establishing the Company as a quality contract manufacturer.

LMIC's revenue profile has changed dramatically over the last three years. Starting with essentially one telecom equipment customer in 2001, we now have over 19 customers in various fields, such as defense electronics, medical technology, industrial controls, power line, broadband broadcast and commercial electronics. In 2003, of the $6,141,000 in revenue, $1,575,236 was attributable to engineering services, and $4,565,764 was attributable to the manufacture of our customers' product. In 2002, of the $3,319,000 in revenue, $630,717 was attributable to engineering services, and $2,588,283 was attributable to the manufacture of our customers' product. We have built a small sales team with heavy dependence on outside independent sales representatives. This strategy has allowed us to replace the lost telecom revenue with a diverse customer base. The model of our business is one of ramping our customers' product from design and prototyping (engineering services) through implementation of manufacture to volume production. We have reached volume production on two of our major manufacturing programs. For the nine months ended September 30, 2004, approximately 69% of the sales were generated from programs in production stage compared to 46% for the same period of 2003.

We must obtain additional financing in an amount of no less than $5 million in order to enable us to complete shipments scheduled to occur through the end of the first quarter of 2005, and an additional amount of approximately $5 million will likely be required for us to generate a positive cash-flow from operations by the end of the second quarter of 2005. None of the revenues generated during our third quarter referenced above are allocable to the purposes for which we are seeking additional financing and accordingly must not be presumed to comprise a portion of such additional financing.

Primarily as a result of orders received from TNCI UK, we have significantly increased our backlog of orders. We are also in preliminary discussions with other potential customers. As a result, but subject to receipt of the necessary financing to enable us to fulfill our contractual obligations, we believe that we will be able to significantly increase our revenues commencing in 2005. LMIC plans to continue to work with new clients and new projects to keep this pipeline of products flowing. We expect to continue to focus on sales and generate revenue growth. As a result of our increased sales activity, our employment has increased from 49 at the end of 2003 to 68 employees as of the date of this prospectus.

As of December 16, 2004, our current sales backlog of orders was approximately $15.7 million. This is comprised of purchase order-driven projects for nine customers, each of which is an unrelated party. Of the $15.7 million, approximately $14 million is from a recently awarded order in July 2004, for TV Infotainment System installed on four commuter train systems in the United Kingdom. These systems are scheduled for graduated delivery and installation over the next 12 to 15 months. This order is based upon an agreement, expiring in December 2005, that names us as the exclusive manufacturer of these systems. This order is cancelable by the customer only upon default. In the case of default by the customer, LMIC must provide 30-days prior notice of termination. At that time a cancellation fee of costs incurred in production and in activities required in termination, not to exceed the full cost of the purchase order, is payable to LMIC.

All of our purchase orders are cancelable by the customer. Our current policy in the event of a customer cancellation is to charge the customer an amount equal to approximately 110% of our actual materials and labor costs expended or incurred to fill the order through the date of cancellation. When material purchases and labor services are not incurred full cancellation is possible with only a minor administrative fee. At this time, we estimate that if all customer orders were immediately cancelled, our exposure to current inventory and purchase commitments would be totally offset by the cancellation fees of approximately $0.5 million charged to our customers.

We need to raise approximately $5.0 million in order to purchase inventories and complete shipments scheduled to occur through the end of the first quarter of 2005. Our inability to rapidly obtain such needed working capital could cause us to lose our existing backlog of orders and prevent us from obtaining the substantial new order we are currently negotiating. Such occurrence would have a material adverse effect on our business, prospects and financial conditions. See "Liquidity and Capital Resources" below.

We believe that our present backlog represents an increased customer acceptance of our products, an improved economy and an expanded sales effort. However, our increased volume of purchase orders is still considered modest by industry standards. Sales for the nine months ended September 30, 2004 were $5,201,033, sales for the six months ended June 30, 2004 were $2,907,223, and $1,381,297 for the three months ended March 31, 2004. Over the past two years, our facility has been under-utilized; our backlog can easily be handled within our current operations. Current capacity supports up to $150 million in revenues, and more than $300 million with minimal upgrades. The facility is currently running one production line, with space and infrastructure for three additional production lines. Management anticipates further increase in the labor force, and with the needed equity investments, the Company should be able to meet the cash flow demands associated with increased activities.

While most manufacturing jobs are initiated by purchase order, we do have two material manufacturing agreements at this time. Orders issued by our customers under the following agreements are reflected in the current backlog:

      o In June of 2003, we were selected by Voxtec, a Division of Marine Acoustics, to manufacture the Phraselator 2, a handheld translation device used by the Department of Defense and private sector law enforcement groups to provide one-way phrase-based, voice-to-voice translations. The device uses voice recognition to convert spoken English phrases into other languages. We manufacture vital electronic components of the system, assemble the final product, test the product prior to delivery, and ship the finished product to the customers' customer. This manufacturing agreement names us as the exclusive manufacturer of these systems through December 31, 2004 and may be terminated by either party upon six-months' written notice. We entered full production of this product in June 2004 and it is currently being used by the US Special Forces in Iraq and Afghanistan; and

      o In September of 2003, we entered into an agreement with TNCI, UK Ltd. to design, manufacture, assemble and maintain their On-train Infotainment System. The system uses wireless technology to feed updated news, sports, entertainment and advertisement to commuter trains. The contract named the Company as the exclusive manufacturer of these systems through December 31, 2005, and contemplated orders of approximately $6.0 million through October 2004. Between September 2003 and December 2004, we have shipped approximately $2.6 million of the purchase orders from TNCI, UK Ltd., and have received payments aggregating approximately $2.4 million. We have negotiated an amendment and extension of our existing agreement with TNCI that increases the volume of anticipated orders through December 2005 to $17.0 million. We have already received a purchase order for approximately $14 million under this extension.

Revenue generated from sales to related parties (each of which is owned or operated by Mr. Kwok Li, our Chairman) has decreased as a percentage of sales from approximately 96% for the year ended December 31, 2001 to approximately 33% for the year ended December 31, 2003. There were no sales to the related parties for the nine months ended September 30, 2004. Included in sales to related parties for the years ended December 31, 2003 and 2002 is approximately $636,000 and $543,000, respectively, of shipments and services for which the Company had received advance payment. Advanced payments are reflected as deferred revenue.
The following describes sales to affiliates and reflects such sales as a percentage of total sales.

(1) For the nine months ended September 30, 2004, there were no sales made to related parties of the Company.

(2) In 2003,  sales were made to the following  related  parties of the Company:
Arbros Communications, Inc., Wavix, Inc., International Prepaid Communications, Inc., Linsang Leasing, LLC, and Linsang Partners, LLC.

(3) In 2002,  sales were made to the following  related  parties of the Company:
Arbros Communications, Inc., Wavix, Inc., Linsang Leasing, LLC, and Linsang Partners, LLC.

(4) In 2001,  sales were made to the following  related  parties of the Company:
Arbros Communications, Inc., Armillaire Technologies, Inc., Xyterra Computing, Inc., Linsang Partners, LLC, VTLinx, Inc., Wavix, Inc., and Alatiere, Inc.

                                  Nine Months Ended September 30,
                                         ($s in $1,000s)

                                 2004      %       2003      %

Sales to Related Parties        $    0      0%    $1,229     28%
Sales to Non-Related Parties    $5,201    100%    $3,100     72%
Total Sales                     $5,201    100%    $4,329    100%

                                                 Year Ended December 31,
                                                   ($'s in $1,000's)
                                 2003      %     2002       %       2001      %

Sales to Related Parties        $2,051    33%   $  933     28%     $5,016    96%
Sales to Non-Related Parties    $4,090    67%   $2,386     72%     $  234     4%
Total Sales                     $6,141   100%   $3,319    100%     $5,250   100%

Gross Margin

For the nine months ended September 30, 2004 the Company incurred a gross loss of $(2,327,202) or (44.7%) of sales as compared to a gross loss of $(1,103,806) or (25.5%) of sales for the nine months ended September 30, 2003. Management attributes this increase in the gross loss to the decrease in services contracts revenue resulting from cultivating projects from prototype stage to the production stage and a shift to being a full service contract manufacturer. Cost of materials from the sales to the unrelated parties for the nine months ended September 30, 2004 was approximately 65% compared to the 62% for the same period last year.

The Company expects to improve the gross margin while it continues to build its revenue base combined with the better absorption of the fixed manufacturing costs.

In addition, in October 2004, the Company has obtained a credit line of up to $2 million for material procurement services from Texmac, Inc., a wholly owned subsidiary of ITOCHU Corporation in Japan. With this relationship in place, the

Company expects over a period of time an improved ability for an uninterrupted source of material supply at competitive pricing, which will allow the Company to focus on the core competencies and establish the beginning of just-in-time manufacturing.

Our gross margin for the year ended December 31, 2003 was a gross loss of $(1,645,538) or (26.8)% of sales as compared to a gross loss of $(2,923,619) or (88.1)% of sales for the year ended December 31, 2002. Management attributes this decrease in the gross loss to the increase in revenue, better utilization of our workforce through layoffs and position consolidation, and the realization of better profit margins on various proto-type contracts through redesign for manufacturability, and lowering cost of materials and engineering services.

Gross margins were also enhanced by the consolidation of our operation into the Beltsville facility and the termination of the lease obligation from the Landover facility. The Landover facility lease originally scheduled to terminate in November 2003 required annual rent of approximately $720,000 for 2003 and $696,000 for 2002. In the settlement agreement, the landlord acknowledged that the property was turned over in 2001 and agreed to a term loan, for the unpaid rent, aggregating approximately $663,000 (see note 5 of financial statements). The rent expense for the Landover facility aggregated $0 and $463,000 for the years ended December 31, 2003 and 2002, respectively.

Fixed costs reflected in the cost of sales for the nine months ended September 30, 2004 are rent of approximately $482,000 and depreciation of approximately $502,000. Variable costs included payroll, which aggregated approximately
$2,243,000, and material and service purchases, which aggregated approximately$3,500,000, for the nine months ended September 30, 2004.

Fixed costs reflected in the cost of sales for the nine months ended September 30, 2003 are rent of approximately $338,000 and depreciation of approximately $635,000. Variable costs included payroll, which aggregated approximately
$945,000, and material and service purchases, which aggregated approximately $1,200,000 for the nine months ended September 30, 2003.

Fixed costs reflected in the cost of sales for the year ended December 31, 2003 are rent of approximately $658,000 and depreciation of approximately $847,000. Variable costs included payroll, which aggregated approximately $2,410,000, and material and service purchases aggregated approximately $3,288,000 for the year ended December 31, 2003.

Fixed costs reflected in the cost of sales, for the year ended December 31, 2002 are rent and depreciation of approximately $865,000 and $842,000. Direct and indirect labor aggregated approximately $2,954,000, while material and service costs aggregated approximately $1,435,000. The variance in materials and service costs of $1,853,000 when comparing 2003 to 2002 is directly attributed to the increase in sales volume.

We invested approximately $8,400,000 in plant and equipment, leased an 80,000 square foot facility in which to place the factory and hired a staff to operate a high-tech, top-of-the-line manufacturing facility. This capacity allows us to bid on the defense manufacturing market, as well as electronics goods.

Operating Expenses

Total operating expenses for the nine months ended September 30, 2004 were $3,796,064. The total operating expenses for the nine months ended September 30, 2003 were $2,441,489. The increase in operating costs of approximately $1,355,000 or 55% includes an increase in payroll and related expenses of approximately $362,000, consulting and outside services of approximately $249,000, professional and accounting fees of approximately $287,000, an increase attributable to new compliance costs associated with being a public company, financing costs of approximately $291,000 related to an agreement with a group of investors for an effective registration of the company stock, and decrease in depreciation and amortization of approximately $221,000.

Management expects reductions in operating expenses for professional fees and financing costs related to securities filings. As of the date of this filing, the Company has incurred approximately $400,000 of financing costs related to an effective registration of the company stock which management expects reduced costs for future filings. Management has terminated a consulting service contract that will reduce operating expenses by approximately $50,000 per quarter beginning in the 4th quarter of 2004. Management is continuing to review operating expenses for further reductions.

During the year ended December 31, 2003, we were able to reduce operating expenses as compared to the expenses for year ended December 31, 2002. Total operating expenses for year ended December 31, 2003 were $3,243,648 as compared to total operating expenses for year ended December 31, 2002 of $5,039,590, which reflects managements' effort to control and reduce operating costs. The decrease in operating costs of approximately $1,796,000 or 36% includes decreases in payroll and related expenses of approximately $704,000, occupancy cost of approximately $670,000, and bad debt expense of approximately $145,000.

Among the reasons for these decreases are better utilization of the workforce by reducing the administrative staff, including the elimination of several highly compensated employees, and consolidation of responsibilities. We have restructured the Company's benefit plans to include employee participation in payment of medical and disability premiums. The settlement concerning the Landover facility which was recorded in 2002 has helped to reduced operating costs. Finally, diversification of the customer base outside of the telecom industry has reduced our exposure to that industry's business failures and the potential impact of bad debts associated with customer instability.

In 2002, we completed construction of our leasehold improvements and put into operation our current facility in Beltsville, MD. As a result of occupying this facility, our SG&A expenses increased by 20.7% during 2002 as compared to 2001. Approximately $750,000 of the increase in 2002 was due to increased square footage and utility expenses associated with the current facility.

Rental Income

During 2003, we entered into three subleases with related entities. These subleases generated approximately $193,000, $142,000 and $195,000 of income for the nine months ended September 30, 2004 and 2003 and the year ended December 31, 2003, respectively. The subleases expired in January and March 2004. The related parties vacated the space during the month of August 2004.

Interest And Other Debt Expense

Interest expense for the nine months ended September 30, 2004 aggregated approximately $442,000 as compared to $423,000 for the nine months ended September 30, 2003, an increase of $19,000 or 4.5%. The increase is primarily attributable to interest on a 4% convertible debenture.

Interest expense for the year ended December 31, 2003 aggregated approximately $1,010,000 as compared to $370,000 for the year ended December 31, 2002, an increase of $640,000 or 173%. This increase is a attributed to the issuance of 300,000 shares of our common stock, $.001 par value per share, valued at $1.50 per share, aggregating $450,000, in connection with a modification of loan payment terms (see note 5 to the financial statements). The remaining increase is primarily attributed to increased borrowings.

Receivables

We are required to estimate the collectibility of our trade receivables. A considerable amount of judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and related aging of the past due balances. At September 30, 2004, the receivables of $507,930 included reserves of $33,452. At December 31, 2003 and 2002, the receivables of $673,723 and $308,105, respectively, included reserves of $46,161 and $45,076, respectively. We evaluate specific accounts when we become aware of a situation where a customer may not be able to meet its financial obligations due to a deterioration of its financial condition, credit ratings or bankruptcy. The reserve requirements are based on the best facts available to us and re-evaluated and adjusted as additional information is received.

Inventory Expenses

We are required to state inventories at the lower of cost or market, including provision for obsolescence commensurate with known or estimated exposures. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand requirements and compare these with the current or committed inventory levels and record adjustments as required.

Revenue Recognition

We recognize revenue for manufactured products when title and risk of loss have transferred to the buyer. Amounts received in advance of shipment are recorded as deferred revenue. Revenue and profits related to product design and development contracts, which are short-term in duration, usually less than three months, are recognized as stages or deliverables, as defined by customer contracts, are achieved. Revenue and profits for installation service are recognized at stages or completion of the installation, as defined by the contract. Maintenance revenue is recognized either on a monthly basis, if the customer is on a retainer, or upon completion of the maintenance performed in the field or on premises.

Deferred Occupancy Cost

We have entered into operating lease agreements for our corporate office and warehouse, some of which contain provisions for future rent increases, or periods in which rent payments are reduced (abated). In accordance with generally accepted accounting principles, we record monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to "deferred occupancy cost," which is reflected as a separate line item in the accompanying balance sheet.

Income Taxes

We account for income taxes by utilizing the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

Stock-Based Compensation

We account for stock-based compensation plans utilizing an intrinsic value approach pursuant to the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Compensation costs are not recorded in net income for stock options granted under these plans as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Legal Contingencies

We may be subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to the environment, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is based on a careful analysis of each individual issue with the assistance of outside legal counsel. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters. At September 30, 2004, there were no outstanding legal proceedings, nor were there any reserves established. In October 2004, the Company was sued in the Circuit Court for Prince George's County, Case No. CAL04-19477 by InteSec Group, LLC. The complaint seeks damages of $100,000 plus interest and costs. The Company has reflected $35,000 in the results of operations of the Company as of September 30, 2004. The Company has recently settled this dispute with InteSec Group LLC in consideration for the issuance of 2,285 shares of our common stock and a promissory note for $44,918.91.

                         LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

The Company was initially created as the dedicated manufacturing services provider for several affiliated telecommunications companies. In 2001 more than 96% of the Company's sales were to related parties, all owned or controlled by our Chairman Kwok Li. Many of these related companies did not survive the decline of the telecommunications market. LMIC has survived the downturn in the telecom market by transforming itself into a contract manufacturer. By 2003, our sales to related parties had decreased to 33%. In achieving this change, the Company has had to seek various source of funds for use in the Company's operations, most of which have been provided by the sale of equity instruments and increased debt. Net cash used by operations for the nine months ended
September 30, 2004 and year ended December 31, 2003 were $4,891,548 and $3,605,000, respectively.

Net cash used by operations for the nine months ended September 30, 2004 was $4,891,548. The use of cash is directly attributed to the net loss of $6,341,626. This loss included non-cash deductions aggregating $1,337,611, consisting of depreciation and amortization of $854,986, provision for doubtful accounts of $33,770, deferred occupancy costs of $266,248, interest on related party debt of $15,599, and financing and consulting services paid in stock of $172,623. Other uses of cash were evidenced by an increase in inventory of $292,079, which is attributed to the increased production volume and material purchases for the increase in order backlog and an increase in prepaid and other current assets of $42,581, mainly for insurance. Sources included a decrease in accounts payable, accrued expenses and other current liabilities of $315,104 and a decrease in accounts receivable of $132,023.

Net cash used by operations for the nine months ended September 30, 2003, was $2,743,003. This was primarily from a net loss of $3,824,720. Of that loss, $1,058,993 was depreciation expense, $223,052 was reduction in inventories and $423,063 from the increase in accounts payable, accrued expenses and other current liabilities. However, the increase in accounts receivable by $110,142 and the increase in deferred revenue by $636,212 as well as use of cash to increase other current items by $62,150 offset those items.

Net cash used by operations for the year ended December 31, 2003 was approximately $3,605,000. The use of cash is directly attributed to the net loss of approximately $(5,704,000). This loss included non-cash deductions aggregating approximately $2,213,000, consisting of depreciation of approximately $1,412,000, amortization of unearned income of $92,000, interest on convertible promissory notes of $188,000, deferred occupancy costs of $62,000, and financing and consulting cost paid in stock. Other uses of cash were evidenced by increases in accounts receivables of $367,000 and inventory of $163,000, both of which are attributed to the increase in our sales volume. The reduction in deferred revenue of $636,000 was a result of shipments of goods during the year, for which advance payments were received in 2002. These uses were offset by an increase in accounts payable of $1,041,000. The increase results from purchases of materials used in production and extension of payments terms.

Net cash used by operations for the year ended December 31, 2002 was approximately $6,183,000. The use of cash is directly attributed to the net loss of approximately $(8,334,000). This loss included non-cash expenses aggregating $1,734,909, consisting of depreciation of approximately $1,405,000, amortization of unearned income of $46,000, interest on convertible promissory notes of $120,000, and deferred occupancy costs of $164,000. Other uses of cash were evidenced by increases in accounts receivable and inventories aggregating approximately $393,000 and a decrease in deferred revenue of $542,000. These uses were offset by the receipt of refunds of $497,000 for corporate income taxes previously paid, and an increase in accounts payable of $861,000.

In 2001, the Company's consolidated its operations into its facility in Beltsville, Maryland, which the Company leases under a long-term lease expiring in 2011. The lease provides for escalating annual rent of approximately $1,003,000, $1,043,000 and $1,085,000 for the years ending December 31, 2004,
2005, and 2006, respectively. The total commitment through 2011 aggregates approximately $8,567,000. This facility affords the Company the ability to grow and is expected to accommodate sales levels of up to $100 million.

The Company improved its operating activities in fiscal 2003 over the prior year, resulting in a reduction of cash drain from $6,183,000 to $3,605,000. Our ability to generate profitable sales volume, which will generate cash flows from operations, is essential for the Company's continued existence.

Our continued negative cash flow requires us to raise approximately $5 million in order to purchase inventories and complete shipments under our current order backlog that is scheduled to occur through the end of the first quarter of 2005. We are currently unable to access additional borrowings under the terms of our existing credit facilities and therefore require $5 million of new debt or equity financing in order to meet our commitments to our customers. We are actively seeking such financing from a variety of sources, including current stockholders and investors, in order to both meet our existing order backlog and to fulfill recently completed $14.0 million long-term sales and support contract we have negotiated with an existing customer. However, in light of a number of factors, including our negative equity position, and the fact that substantially all of our assets are secured by liens and encumbrances held by our existing lenders, our ability to obtain additional debt financing through bank lines of credit or loans must be considered to be very difficult to achieve on commercially attractive terms, if at all. In addition, the fact that we have already raised approximately $14.1 million in debt and equity capital since December 13, 2003 may have a material adverse impact upon our ability to obtain additional equity financing on commercially reasonable terms, if at all. Our inability to rapidly obtain such needed debt or equity working capital financing could cause us to lose our existing backlog of orders and prevent us from obtaining the substantial new order we are currently negotiating. Such occurrence would have a material adverse effect on our business, prospects and financial condition.

Investing Activities

There were no proceeds or uses of cash resulting from investing activities for the nine months ended September 30, 2004. However, the Company concluded a private placement for the sale of $5,000,000 of 4% convertible debentures. The proceeds aggregating $4,980,000 were deposited in a restricted account, currently controlled by an escrow agent.

Net cash was provided in the nine months ended September 30, 2003 of $911,405. This was from the utilization of a fully secured rental deposit of $917,270 and the use of $5,865 to purchase assets. The security deposit was established in 2001 when a separate cash account was established to collateralize a letter of credit issued for the benefit of the landlord of our Beltsville facility. This account was liquidated in 2003 to satisfy monthly rent obligations on which we had fallen behind.

Net cash provided by investing activities was approximately $911,000 for the year ended December 31, 2003. We reflected a cash inflow of $917,000 from rent security deposit. The security deposit was established in 2001 when a separate cash account was established to collateralize a letter of credit issued for the benefit of the landlord of our Beltsville facility. The account was liquidated in 2003 to satisfy monthly rent obligations on which we had fallen behind. We purchased equipment for $5,900, which offset the cash inflow.

Net cash used in investing activities was approximately $100,000 for the year ended December 31, 2002. We purchased equipment aggregating $100,000 in fiscal 2002.

Financing Activities

We entered into a $4,000,000 revolving credit facility in November 2003 (of which $1,500,000 is currently outstanding), a private placement in January 2004 for the sale of our common stock which raised gross proceeds aggregating approximately $5,900,000, a second private placement in March 2004 for the sale of our common stock which raised gross proceeds of approximately $4,700,000, and a third private placement in March 2004 in which we sold 4% convertible debentures in an aggregate amount of $5,000,000 that are due September 11, 2006. During 2004, the Company repaid approximately $2,300,000 of the 8% convertible promissory notes.

In December 2003, we entered into an agreement with Vertical Ventures LLC, an investment firm and placement agent, to raise approximately $6 million through the sale of our common stock, at a purchase price of $1.50 per share, via a private placement. A five warrant to purchase an additional share of common stock at an exercise price of $1.50 per share was attached to each share sold. The private placement closed in January 2004, raising approximately $5,755,000 net of offering cost of approximately $320,000, and we issued 4,048,675 shares of common stock and warrants to purchase an additional 4,048,675 shares.

In March 2004, we entered into an agreement with Aladdin Investments, LLC, an investment firm and placement agent, to raise additional capital via a private placement of our common stock at a purchase price of $1.50 per share. The private placement also includes the sale of common stock warrants, with an exercise price of $1.50, at a purchase price of $.01 per warrant. As of September 30, 2004, we has received approximately $4,469,000 net of offering costs of approximately $206,000, and issued 3,116,667 shares of common stock. In addition, we received $31,017 as proceeds from the sale of 3,101,700 warrants.

In March 2004, we sold in a private placement a $5,000,000 4% convertible debenture, which is due on September 11, 2006, and a warrant to purchase 810,373 of the Company's common stock, par value $.001 per share, at an exercise price (effective set price) of $2.468 per share. The cash proceeds of the private placement are held in a cash collateral account to secure repayment of the debenture. This debenture is convertible into shares of common stock at the option of the holder, in whole or in part, at any time, subject to provisions that the holder after giving effect of the conversion does not beneficially own in excess of 4.99% of the total shares outstanding. We may elect to redeem some or all of the then outstanding debentures for an amount in cash equal to an optional redemption amount which would be an amount equal to 115% of the principal if converted prior to January 31, 2005, 110% if converted prior to January 31, 2006, and 105% at all other times. Mandatory redemption in the event of default shall be an amount equal to 105% of the principal amount prior to January 31, 2005, 103% prior to January 31, 2006, and 100% thereafter. In addition, we have the right to force a conversion of the debenture into common stock upon proper notification and provided that the Volume Weighted Average Price ("VWAP") is 200% or more of the effective set price for each of any 15 consecutive trading days prior to the forced conversion notice. The holder has the option to convert at the set price at any time upon proper notification.

The fair value of the warrant aggregated $61,122 at the time of issuance, which was determined using the Black Scholes pricing model with the following assumptions; zero dividends, .05 volatility, term of 5 years and a risk free rate of 4%. The fair value of the warrants has been recorded as additional paid-in capital and reduced the carrying value of the notes.

In November 2004, Omicron Master Trust, the holder of our $5,000,000 4% convertible debenture, served us with a notice of default for failure to pay quarterly interest payments due in July and October 2004. Under the terms of its agreement, the $5,000,000 of cash proceeds in the cash collateral account were returned to the lender, and we currently owe the lender approximately $400,000, representing $250,000 in 5% default premium and the balance in accrued interest. We are seeking to negotiate payment of this obligation through the issuance of shares of our common stock to the lender.

Between March 2004 and November 2004, we issued 44,580, shares of common stock to InteSec Group, LLC pursuant to an Independent Contractor Agreement dated November 19, 2003. Under the terms of the Independent Contractor Agreement, the Company had the option to pay certain sums due under the contract in either cash or stock (with the amount of stock to be issued subject to a formulaic price set forth in the contract).

On November 9, 2004, the Company entered into an agreement with Allegiant Capital Group, LLC, to sell up to 333,333 shares of our common stock at $1.50 per share for a total of up to $500,000. In connection with the purchase and sale of the 333,333 shares, for no additional consideration, Allegiant Capital will receive five-year warrants to purchase up to an aggregate of 350,000 shares of common stock (based on 1.05 share for each of the 333,333 shares purchased by Allegiant Capital), subject to adjustment as set forth in the warrants. In a related transaction, Linsang Partners, LLC, an affiliate of Mr. Kwok Li, the Chairman and Chief Executive Officer of our company, agreed to sell to Allegiant Capital Group, at a price of $0.01 per share, 666,667 shares of common stock owned by Linsang, or two shares for every one share sold by our company to Allegiant Capital Group. We have received $500,000 from Allegiant Capital Group under this agreement.

On November 9, 2004, the Company entered into an agreement with vFinance Investments, Inc., to sell to investors originated by vFinance up to 266,667 shares of the our common stock at $1.50 per share for a total of up to $400,000. In connection with the purchase and sale of such 266,667 shares, for no additional consideration, the vFinance investors will receive five year warrants to purchase up to an aggregate of 280,000 shares of common stock (based on 1.05 share for each of the 333,333 shares purchased by the vFinance investors), subject to adjustment as set forth in the warrants. In a related transaction, Linsang Partners, LLC agreed to sell two shares of company common stock owned by it to the vFinance investors, at a price of $0.01 per share, for every one share sold by our company to the vFinance investors. To date, we have received $200,000 from six VFinance investors under this agreement, as a result of which we sold 133,333 shares of our common stock for $1.50 and issued to such investors five year warrants to purchase 140,000 shares of our common stock at an exercise price of $1.50 per share. In addition, Linsang sold to such investors, for $2,666, an aggregate of 266,667 shares of our common stock owned by Linsang.

In January 2005, we completed the sale to Christopher P. Baker and two of his affiliates, Anasazi Partners III, LLC and Anasazi Partners III Offshore, Ltd., of 333,333 shares our common stock for $1.50 and issued to such investors five year warrants to purchase 350,000 shares of our common stock at an exercise price of $1.50 per share. In addition, Linsang sold to such investors, for $6,667, an aggregate of 666,667 shares of our common stock owned by Linsang.

In consideration of their financial accommodations, we have agreed to issue to Linsang Partners, LLC, five year warrants, exercisable at $2.50 per share, to purchase two shares of our common stock for every one share of common stock sold by Linsang to Allegiant Capital Group, the six vFinance investors and the three Christopher Baker investors. As a result of the foregoing transactions with Allegiant Capital Group LLC, the six vFinance investors and the three Christopher Baker investors, Linsang sold an aggregate of 1,600,000 of its shares of common stock to the purchasers of a total of 800,000 shares from our company. Accordingly, Linsang Partners, LLC will receive warrants to purchase up to 3,200,000 shares of our common stock at an exercise price of $2.50 per shares. Such $2.50 per share exercise price under the Linsang warrants is $2.08, or 595%, in excess of the $0.42 closing market price of our publicly traded common stock as at December 16, 2004.

In  November  2004,  the  Company  entered  into a Standby  Equity  Distribution
Agreement with Cornell Capital Partners, L.P ("Cornell"). Pursuant to the agreement, we may, at our discretion, periodically sell to Cornell shares of our common stock for a total purchase price of up to $12.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell will pay to the Company a per share price equal to 99% of the lowest daily Volume Weighted Average Price (VWAP) for the Company's common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we want to sell stock to Cornell under the agreement. In addition, Cornell will retain a commission of 6.0% of each advance under the Standby Equity Distribution Agreement. Cornell is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our exclusive placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge will be paid a $10,000 placement agent fee upon the effectiveness of the registration statement of which this prospectus is a part registering for resale the shares of common stock issuable to Cornell. Our ability to cause Cornell to purchase shares under the Standby Equity Distribution Agreement is conditioned upon our registering the shares of common stock under the Securities Act of 1933, as amended. All costs associated with this registration will be borne by the Company.

LMIC Manufacturing, Inc. is currently in violation of two financial covenants under its $5,000,000 term note payable, which as an outstanding balance of approximately $2,366,000. LMIC Manufacturing is not compliant with the minimum net worth requirement that calls for LMIC Manufacturing, Inc. to maintain not less than $2,500,000 of tangible net worth. As of December 31, 2003, LMIC Manufacturing's tangible net worth (deficit) aggregated approximately $(6,103,000). LMIC Manufacturing is also in violation of the cash flow coverage requirement that calls for a minimum cash flow of 1.15 times the debt service payments. At December 31, 2003, the cash flow coverage was (1.06) times the debt service. As a result of this non-compliance the total note is classified as a current liability. On December 29, 2004, the Company (as the "Borrower") and Kwok Leung-Li, its chairman of the board and chief executive officer (as a guarantor of the Company's obligations, and with the Borrower, the "Obligors") and Branch Banking and Trust Company (the "Lender") entered into a Loan Modification Agreement (the "Modification Agreement"), which extended the due date for interest payments under a certain Note and related Loan Documents (each as defined in the Modification Agreement), on which the Borrower had been in default from September, 2004 through December, 2004. In consideration for the Lender's agreement to waive the default described above, the Borrower agreed to the acceleration of the maturity of the entire amount due under the Note from June 1, 2005 to March 31, 2005. As of December 28, 2004, the principal amount due under the Note was $2,365,734.67.

Net cash provided by financing activities was $4,980,921 for the nine months ended September 30, 2004. We received proceeds from the private placement with Vertical Ventures LLC and Aladdin Investments, LLC, aggregating approximately $8,124,000, net of offering costs through the sale of the Company's $.001 par value common stock. In the private placement with Vertical Ventures LLC, a warrant to purchase additional shares of common stock at an exercise price of $1.50 per share was attached to each share. The private placement with Aladdin

Investments, LLC included the sale of common stock purchase warrants at a purchase price of $.01 per warrant. In March 2004, the Company sold in a private placement a $5,000,000 4% convertible debenture, which is due on September 11, 2006, and common stock purchase warrants to purchase 810,373 shares of the Company's common stock, par value $.001 per share, at an exercise price of $2.468 per share. The cash proceeds of $4,980,000, net of legal fees of $20,000 paid on behalf of the bondholders, were held in a cash collateral account to secure repayment of the debenture. Other proceeds from financing activities include $25,000 from a $1 million convertible promissory note, dated October 28, 2003, in favor of Rod Whitton and from a $100,000 promissory note, dated August 26, 2004, in favor of Daniel Kane.

We have made repayment of $2,241,978 on the convertible note, dated June 26, 2002, in favor of Fuel Centers, Inc. This note is paid in full as of March 31, 2004. Other payments include payment of $722,294 on the term loan in favor of Branch Banking & Trust Company, $208,402 on current debt from a related party, and $65,592 towards the Settlement Agreement dated June 16, 2003, between LMIC Manufacturing, Inc. and Lucent Technologies (Landover Lease).

In the nine months ended September 30, 2003, net cash of $1,877,190 was provided from the issuance of convertible debt of $698,004 and from the proceeds of the net of further debt issues of $181,119 and the proceeds of capital transactions of $998,067.

Net cash provided by financing activities was approximately $2,656,000 for the year ended December 31, 2003. In February 2002, we entered into a short-term $2,000,000 term note payable with Laurus Funds. In November 2003, we entered into a $4,000,000 working capital line of credit with Laurus Funds, which included a refinancing of the above-mentioned $2,000,000 short-term note, and borrowed an additional $1,500,000 under the line of credit. In August 2003, we issued a convertible promissory note for up to $1,000,000 to an individual, and at December 31, 2003, the balance received and due on this note aggregated $10,000. In February 2003, we repaid a $1,500,000 line of credit with a bank, and in December 2003, $2,000,000 of the above mentioned working capital line of credit with Laurus Funds was repaid. In July 2003, we sold, through a private placement, 650,000 shares of common stock at a purchase price of $1.50 per share, raising $975,000. In connection with this private placement, warrants to purchase 28,000 shares of common stock were issued to Jesup & Lamont Securities Corporation for its services as placement agent. In addition, we converted approximately $598,000 of debt into our common stock. We have made principal payments of $337,000 on the equipment term note and reduced loans payable to related parties by $673,000 by applying approximately $650,000 of sales invoices for services provided and approximately $61,000 for rent charged. During 2003, the Company reached a settlement with the landlord of the Landover facility resulting in a reclassification of approximately $663,000 from accounts payable to an installment note payable over two years. We are current on this obligation.

Net cash provided by financing activities was approximately $6,211,000 for the year ended December 31, 2002. We have made principal payments of $1,026,000 on the equipment term note during 2002. We received proceeds of $580,000 from the sale of our common stock to two individuals. In June 2002, we issued a $2,000,000 convertible promissory note, which was a bridge loan from a third party in anticipation of a private placement, which did not occur. In addition, we issued convertible promissory notes aggregating $4,352,000 to related parties. During 2002, we converted $5,233,000 of promissory notes issued in 2001, inclusive of interest, into our common stock. In addition, during 2002, $3,379,000 of convertible promissory notes were converted into our common stock.

Indebtedness

The following table summarizes the terms of our principal indebtedness as of September 30, 2004 and December 31, 2003.

Indebtedness of LMIC   Principal  Principal    Interest      Maturity      Collateral   Conversion
Manufacturing, Inc.    Amount     Amount at    Rate                                     Feature
                       at         12/31/03
                       9/30/04    ($'s in
                       ($'s in    $1,000's)
                       $1,000's)

Promissory Note,       $2,366     $3,088       Prime rate    June 1, 2005  All assets   None
dated May 31, 2001,                            + 1% per                    of LMI
in favor of Branch                             annum
Banking and Trust
Company

Convertible Note,      $     0    $2,242       8% per annum  Upon demand.  None         None (the
dated June 26, 2002,                                                                    conversion
in favor of Fuel                                                                        rights have
Centers, Inc.                                                                           expired)

Settlement             $   583    $   649      5.25% per     September     None         None
Agreement, dated                               annum         1, 2005
July 12, 2003, in
favor of Lucent
Technologies

Amended and Restated   $1,500     $1,500       Prime rate    November 19,  All assets   $2.50 per
Convertible Note,                              +             2006          of           share, subject
dated November 20,                             .5% per                     LMIC, Inc.   to
2003, in favor of                              annum                       (other       anti-dilution
Laurus Master Fund,                                                        than the     adjustment.
Ltd.                                                                       security     The conversion
                                                                           for the      price is also
                                                                           Convertible  re-adjusted
                                                                           Debentures)  for each $1.5
                                                                                        million in
                                                                                        principal
                                                                                        amount
                                                                                        converted

Convertible Note,      $  550     $600         8% per        July 17,      None         100% of the
dated July 17, 2003,                           annum.        2005                       average
in favor of Laurus                             No interest                              closing price
Master Fund, Ltd.                              begins to                                of the common
                                               accrue                                   stock for the
                                               until July                               20 days prior
                                               17, 2004                                 to September
                                                                                        1, 2004,
                                                                                        subject to
                                                                                        anti-dilution
                                                                                        adjustments

Promissory Note,       $  100     $200         8% per annum  Upon demand.  None         None
dated
December 12, 2002,
in favor of Ajit K.
Medhekar

Convertible            $    35      $10        3% per annum  October 28,   None         $25.00 per
Promissory                                                   2008                       share, subject
Note, dated August                                                                      to
14, 2003, in favor                                                                      anti-dilution
of Rod Whiton                                                                           adjustment

Convertible            $5,000     N/A          4% per        September     A cash       $2.468 per
Debenture, dated                               annum         11, 2006      deposit of   share, subject
March 11, 2003, in                                                         $4,980       to
favor of Omicron                                                                        anti-dilution
Master Trust, Ltd.                                                                      adjustment

Promissory Note,       $  100     N/A          15% per       September     None         None
Dated August 26,                               annum         30,2004
2004, in favor of
Daniel Kane

The following table represents the Company's current and future obligations under it existing debt agreements at September 30, 2004:

Indebtedness of LMIC Manufacturing, Inc.             Short Term ($s in      Long Term ($s in      Total ($s in
                                                         $1,000s)               $1,000s)            $1,000s)
Promissory Note, dated May 31, 2001, in favor of           $ 2,366                $    0              $ 2,366
Branch Banking and Trust Company

Settlement Agreement, dated July 12, 2003,                 $   583                $    0              $   583
between LMIC Manufacturing, Inc. and Lucent
Technologies (Landover Lease)

Promissory Note, dated December 12,2002,                   $   100                $    0              $   100
in favor of Ajit K. Medhekar

Promissory Note, dated August 26,2004,                     $   100                $    0              $   100
in favor of Daniel Kane

Amended and restated Convertible Note, dated               $ 1,500                $    0              $ 1,500
November 20, 2003, in favor of Laurus Master
Fund, Ltd.

Convertible Note, dated July 17, 2003, in favor            $   550                $    0              $   550
of Laurus Master Fund, Ltd.

Convertible Promissory Note, dated August 14,              $    35                $    0              $    35
2003, in favor of Rod Whiton

Convertible Debenture, dated March 11, 2004,               $ 5,000                $    0              $ 5,000
 in favor of Omicron Master Trust, Ltd.

Totals                                                     $10,234                $    0              $10,234

                   APPLICATION OF CRITICAL ACCOUNTING POLICIES

The financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that affect our financial condition and results of operations. The impact of changes in the estimates and judgments pertaining to receivables and inventories is directly reflected in the operating loss.

We have discussed the application of these critical accounting policies with our Board of Directors and the Audit and Finance Committee. We have adopted new accounting policies over the past three years. See Note 2 to the financial statements for recent accounting pronouncements.

                                  GOING CONCERN

We have incurred net losses of approximately $(6,342,000), $(5,704,000), $(8,334,000) and $(9,317,000) for the nine months ended September 30, 2004 and the three fiscal years ended December 31, 2003, 2002 and 2001, respectively.

At September 30, 2004, current liabilities exceed current assets by $7,559,940, and reflect a stockholders deficiency of $4,005,574. In addition, we had a net loss of $6,341,626 for the nine months ended September 30, 2004 and net cash used in operating activities of $4,891,548. As of September 30, 2004 we had unrestricted cash and cash equivalents of $99,853, which is less than the operating loss and cash used in operating activities for the nine months of 2004. Unless we are able to raise additional funds, we may be forced to curtail operations, which could have a material adverse effect on us. In addition, there can be no assurance as to whether or on what terms any such financing would be available. These factors create substantial doubt about our ability to continue as a going concern.

Management has successfully been able to raise much needed equity and debt financing during the last eleven months and is aggressively pursuing additional financing. This success is evidenced by a new $4,000,000 revolving credit facility entered into in November 2003, a private placement in January 2004 for the sale of our $.001 par value common stock which raised net proceeds aggregating approximately $5,800,000, a second private placement in March 2004 for the sale of our $.001 par value common stock, which raised net proceeds of approximately $4,500,000, and a third private placement in March 2004, where we sold a $5,000,000, 4% convertible debenture due September 11, 2006. In November 2004, Omicron Master Trust, the holder of our $5,000,000 4% convertible debenture, served us with a notice of default for failure to pay quarterly interest payments due in July and October 2004. Under the terms of its agreement, the $5,000,000 of cash proceeds in the cash collateral account were returned to the lender, and we currently owe the lender approximately $400,000, representing $250,000 in 5% default premium and the balance in accrued interest. We are seeking to negotiate payment of this obligation through the issuance of shares of our common stock to the lender. During 2004, the Company has repaid approximately $2,300,000, inclusive of accrued interest, of 8% convertible promissory notes. The bank debt agreements contain various covenants that, among other things, prohibit cash dividends to shareholders. The Company is in violation of the requirements to maintain minimum tangible net worth and cash flow coverage ratios. On December 29, 2004, the Company (as the "Borrower") and Kwok Leung-Li, its chairman of the board and chief executive officer (as a guarantor of the Company's obligations, and with the Borrower, the "Obligors") and Branch Banking and Trust Company (the "Lender") entered into a Loan Modification Agreement (the "Modification Agreement"), which extended the due date for interest payments under a certain Note and related Loan Documents (each as defined in the Modification Agreement), on which the Borrower had been in default from September, 2004 through December, 2004. In consideration for the Lender's agreement to waive the default described above, the Borrower agreed to the acceleration of the maturity of the entire amount due under the Note from June 1, 2005 to March 31, 2005. As of December 28, 2004, the principal amount due under the Note was $2,365,734.67 At September 30, 2004 and December 31, 2003, the term loan balance is reflected as short-term debt. The sales team has been aggressively pursuing sales leads as evidenced by the increased backlog of sales orders aggregating in excess of $15,000,000, expected to be completed and delivered during the next 16 months. It is anticipated that the operations will be able to generate a positive cash flow, provided additional financing is obtained, with the continued focus of management on securing new contracts with higher margins.

In October 2004, Texmac, Inc, a wholly owned subsidiary of ITOCHU Corporation in Japan, granted the Company approval for a credit line of up to $2 million for material procurement services.

Although the Company has been able to raise a significant amount of equity and debt financing in the past, a minimum of an additional $5 million of additional financing is required to enable us to complete shipments scheduled to occur through the end of the first quarter of 2005. We believe that this amount is approximately half of what the Company needs to enable its operations to achieve a positive cash flow. If the Company is able to achieve such financing of approximately $10 to $12 million and complete its shipments, subject to normal receivable collection aging and payment terms, we expect to be able to achieve a positive cash flow from operations by the 2nd quarter of 2005. Although we are aggressively pursuing additional financing, there can be no assurance that we will be able to raise additional financing to meet our capital and liquidity requirements. Even if financing is located, there can be no assurance customers will not cancel orders before such financing is obtained; in which event our future operating cash flow and business will be materially and adversely affected.

In addition, certain of our existing financing arrangements contain covenants under which we are prohibited from selling additional common stock or other securities convertible into or exercisable for common stock until the registration statement of which this prospectus is a part has been declared effective by the Securities and Exchange Commission. We are also subject to other restrictive covenants in our financing agreements on selling equity or equity type securities at per share, conversion or exercise prices below the prices previously sold to investors. These restrictions and covenants may prevent or limit our ability to raise much needed financing. Although we have had discussions with our principal investors, including Laurus, Vertical
Ventures and Aladdin Investments, who all have indicated a willingness to provide waivers of these restrictions and covenants at such time as we present a specific financing proposal to them, there can be no assurance that such waivers will be forthcoming, or, if so, that they will not be conditioned upon our making certain modifications to our existing financing arrangements that could result in additional dilution to our stockholders.


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

                                    BUSINESS

General

Through our subsidiary, LMIC Manufacturing, Inc., we provide engineering design, manufacturing and ongoing installation and maintenance services to established and emerging original equipment manufacturers of complex electronic equipment. Our customers are in the networking, telecommunications, industrial and medical instrumentation markets. Projects include design services, complex printed circuit board assembly utilizing, among other techniques, advanced surface mount technology, electro-mechanical subassembly and total electronic system assembly and integration. Our services range from simple assembly, creating a product with customer-supplied materials, to a full life cycle manufacturing services from design and procurement of parts, through assembly, to delivery and maintenance in the field. We offer a full range of integrated, ISO 9001:2000-certified design, manufacturing and installation and maintenance services to provide transition from concept to product to market. ISO (International Standards Organization) works with the American National Standards Institute (ANSI) and the Registrar Accreditation Board (RAB), the Quality Standards for the US and Canada, and with the RvAC (Dutch Council for Accreditation), the European counterpart of ANSI-RAB, to evaluate the quality controls and processes of companies. Certification under 9001 indicates that quality controls for design, manufacture and service of electronic equipment meet these standards. Certification under 2000 indicates that we have met the requirements of the most recent revision of these standards, which incorporate quality requirements of the ever-changing high-tech industry.

Linsang Manufacturing, Inc. ("LMI") was incorporated under the laws of the State of Delaware in December of 1999, and began operations in January of 2000. The Company was originally established to provide manufacturing services to other privately held, affiliated telecommunications companies owned or controlled by our Chairman, Mr. Kwok Li. Initially, less than five percent of our revenue was generated from non-affiliated customers. Beginning in 2001, the global telecommunications market deteriorated, severely impacting our affiliated customers. This trend intensified during fiscal 2002. As the telecom market continued its downward trend, we transformed ourselves into a contract manufacturer and rapidly obtained other contract opportunities in diversified electronic industries such as medical instrumentation, homeland security, and power management.

Revenue generated from sales to these related parties (each of which is owned or operated by Mr. Kwok Li, our Chairman) has decreased as a percentage of sales from approximately 96% for the year ended December 31, 2001 to approximately 33% for the year ended December 31, 2003. On July 17, 2003, LMI completed a reverse merger with a wholly owned subsidiary of Cheshire Distributors, Inc., a publicly traded company with substantially no operations ("the Public Shell"). The Public Shell changed its name to LMIC, Inc. and LMI changed its name to LMIC Manufacturing, Inc. (collectively, the "Company").

Linsang Partners, LLC and Linsang International, L.P. are two of the largest shareholders of the Company. Linsang Partners, LLC, a Delaware limited liability company, is the beneficial owner of 5,317,787 shares of common stock of the Company, acquired in exchange for its stock in LMI upon the merger of LMI into the Public Shell in July of 2003. Linsang International, L.P., a Delaware limited partnership, is the beneficial owner of 1,875,461 shares of common stock acquired in exchange for its stock in LMI upon the merger of LMI into the Public Shell in July of 2003. The Chairman of the Company, Kwok Li, is the managing member of Linsang Partners, LLC and may be deemed to indirectly share voting and investment control of the shares of common stock held by it. Mr. Li's wife, Felice Li, is the sole member of Hyla Holdings, LLC, which is the general partner of Linsang International, L.P., and may be deemed to indirectly share voting and investment control of the shares of common stock held by Linsang International, L.P. Mr. Li is also the general manager of Hyla Holdings, LLC.

We have built what we believe to be a state-of-the-art, secure and scalable integrated information environment allowing our manufacturing data collection system (MDCS), our enterprise resource program, and our Product Data Management System to communicate through all stages of our operations. The system also allows complete visibility and effective use of critical design, quality, production and field information. This environment is made up of databases and electronic tracking systems to enable comprehensive data collection and full traceability. This system is made available to our customers via the Internet, allowing them total access to the current status of their project.

Industry Overview and Market

The electronics manufacturing services (EMS) industry has experienced tremendous growth in the past decade, fueled in part by an increasing trend by original equipment manufacturers (OEMs) toward outsourcing manufacturing and by growth in the underlying electronics market. The total available market (TAM) for EMS is defined as the total cost of goods sold for electronic OEMs. Both the Gartner Group and Technology Forecasters, Inc. (TFI) estimate worldwide TAM to be approximately one trillion dollars.

A distinct trend toward outsourcing began in the 1990's as more companies were forced to rethink asset utilization and cost efficiency. This trend continues to accelerate, resulting in an increasing penetration of the overall TAM by EMS providers. We believe this increasing penetration rate is a key driver in the

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

industry's growth. EMS penetration is higher among new manufacturing companies, which plan from the outset to outsource manufacturing and other operations outside their core competencies. We believe EMS penetration is also increasing among established OEMs as they seek to drive innovation, increase margins, manage capacity and improve their return on invested capital.

Worldwide EMS revenue has grown from $14.0 billion in 1990 to $101 billion in 2000. Even with the economic downturn in 2001 to 2002, EMS revenue held at $100 billion. This growth reflects, in part, EMS providers' increased penetration of the total available market from 4.6% in 1990 to 13% in 2000. TFI estimates this percentage will continue to rise and project worldwide EMS revenues at $150 billion today.

To maintain manufacturing operations capable of supporting increasingly innovative product lines, we believe OEMs must continue to upgrade equipment and infrastructure and train and hire skilled personnel. OEMs must also be prepared to manage fluctuations in demand, including seasonality and demand surges. Outsourcing manufacturing operations provides OEMs with a way to focus capital on their core competencies, gain continuing access to leading edge manufacturing and technological resources and shed reliance on sub-optimally loaded manufacturing facilities.

In general, the largest EMS providers serve the largest and most mature OEMs, such as Motorola, Hewlett-Packard and Cisco, and, consistent with the needs of these companies, focus on high-volume, highly efficient production of well-defined products. The rest of the EMS industry is made up of many small to medium-sized companies providing a variety of niche services. They may fill a geographic or service niche, or focus on small OEMs who do not or cannot go to the larger firms.

Growth Strategy

We plan to grow rapidly in order to take full advantage of the increasing trend toward outsourcing. We believe we are currently positioned to compete effectively for business from smaller and middle-sized electronic equipment OEMs. Our strategy is to seek long-term relationships with OEMs seeking to outsource existing operations or to align with a long-term manufacturing partner. We work with OEMs who are finding in-house manufacturing operations to be inefficient. We will assume their staff and their infrastructure, and will offer to provide a specified period of exclusive manufacturing support, after which time we will have the right to provide our services at that location to other customers, while ensuring the initial OEM priority access to services. This will involve both acquisitions and organic growth. Our primary acquisition targets are intended to be OEMs with existing in-house manufacturing operations that meet our strategic criteria. We intend to seek organic growth through developing new customer relationships and expanding existing ones. From inception, we have focused on building scalable and flexible systems that can readily integrate new facilities, processes and personnel. We feel these efforts have prepared us operationally for our intended growth strategy.

To minimize fluctuations in revenue streams, utilize capacity efficiently, expand our customer base and create opportunities for growth, our strategy is to target qualified customers with complex, innovative products across a diverse range of technologies. We believe that through our commitment to quality and customer service, and the value-added collaboration that follows from the close integration of our service lines from concept to product deployment and follow-on, we can expand these relationships over time.

Our acquisition strategy attempts to target OEMs or operating divisions of OEMs with existing manufacturing operations that have a history of revenues between $50 and $500 million. Structured appropriately, we believe the OEM can achieve significantly lower production costs and enhance quality and reliability. Generally, we expect to lower our customer's product costs by restructuring acquired operations or consolidating them with our existing operations to improve efficiency and quality control, and manage capacity and inventory more effectively.

Competitive Advantages

We believe that we provide our customers with the following competitive advantages:

      o Design Realization Services. We offer design realization services enabling us to engage very early in the design cycle, when many contract manufacturers are unwilling or unable to do so. With such an early focus on a quality design that is practical to manufacture, we believe we shorten the time to production, reduce product costs and improve quality and reliability.

      o Integrated Services. We have an integrated information environment with a goal of providing complete traceability and visibility to the customer, and that enables rigorous quality and process control. We believe our integrated services allow rapid and smooth transitions from design to production to the field.

      o Installation and Maintenance Services. When most contract manufacturers conclude their obligations upon shipping the product to the customer, we seek to begin a new phase of our relationship by offering continued field installation and maintenance services to enable efficient asset management and prolong product quality and viability.


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

      o OEM-Focused and Experienced Management Team. We have an experienced management team, many of whom worked together in the past at Yurie Systems or Lucent Technologies. This team worked from the perspective of an OEM, and was responsible for creating design and manufacturing capabilities to meet steep sequential growth demands in the electronics manufacturing services (EMS) sector during a time of rapid design, maturation and change.

Services

Our services can generally be grouped into three categories:

      o Design Realization - Provide design and prototype services, supported by engineering, quality, and supply chain management teams, to bring clarity to new ideas and enable rapid transition to our other services.

      o Quality Volume Production (QVP) - Provide flexible, innovative, cost-efficient and scalable manufacturing capability, including PCB assembly; box build; system integration; final assembly and test; optical and opto-electronic assembly; splicing; and electronic and mechanical assembly; and

      o     Product   Integrity   Services  -  Provide   timely,   reliable  and
            cost-effective order fulfillment, deployment, installation, field and Return of Materials Authorization (RMA) services.

Design Realization Services

We provide integrated design and prototyping services we believe are unique because of their close integration with our production facilities. From the start, we seek to work with customers to integrate a complete manufacturing strategy with their design requirements. By focusing from the start on manufacturability and quality, our design realization services help customers improve quality, lower cost and transition rapidly to quality volume production.

Our design services include comprehensive engineering services, schematic consultation and support, product design, printed circuit board layout consultation and design and component sourcing. In addition, we work with customers to develop advanced test and quality assurance strategies to produce custom automated test set designs with data collection and analysis capabilities. Our professionals use state-of-the-art tools such as IDEAS, Mentor Graphic's Veribest and Solid Works CAD to provide comprehensive mechanical packaging solutions.

Our prototyping services complete the design cycle as our engineering and manufacturing teams attempt to transform product designs into tangible prototypes, evaluate design and test specifications, and develop and document the process. We seek to establish a repeatable process with a manufacturable product that can transition smoothly into volume production.

Quality Volume Production

We provide fully integrated turnkey manufacturing solutions to ensure timely and efficient fulfillment of requirements across a wide range of technologies. Our quality volume production (QVP) services enable smooth transitions from new product introduction (NPI) to volume production. Manufacturing capabilities include state-of-the-art, complex printed circuit board assembly; optical and opto-electronic splicing and assembly; box build, or complete system assembly; higher level assembly and system integration; and electronic and mechanical assembly.

We also offer customized test solutions in our drive to deliver defect-free, high quality products. Test solutions include in-circuit test, functional test, automated optical inspection (AOI) and x-ray, environment stress screening
(ESS), burn-in, thermal, four-corners, reliability, RF, optical (including bit error rate) and customized product and system testing.

Product Integrity Services

Our product integrity services provide customers with field asset management capabilities, including order fulfillment, deployment, installation and integration, field repair and upgrades, and return of material authorization
(RMA) repair and warranty service. Our technicians have extensive experience in supporting the field deployment and maintenance of large-scale, electronic system networks. They seek to deliver expert installation and integration services to enable reliable and timely turn-up and commissioning of equipment. Our continuing field services provide traceable field repair, as well as upgrade and maintenance; while our RMA services provide warranty and non-warranty shop-floor repair and maintenance.


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

Infrastructure and Systems

In LMIC's first year of operation (2000), we integrated facilities and equipment acquired from Lucent Technologies with personnel, systems and capabilities developed internally to meet key information management objectives. We built a scalable infrastructure of information, design, manufacturing and quality systems. We also integrated information management systems, including AgileSoft's Product Data Management System, MAPICS' Pointman ERP System, our own proprietary manufacturing data collection system (MDCS) and software to provide customers with continuous, browser-based visibility into their project and product data.

Rapidinfo(Tm) System

Our services are integrated and supported by our RapidInfo(TM) System. This system incorporates both licensed and proprietary information technology to create an integrated information environment in which critical product and project data is collected and analyzed. Our RapidInfo(TM) System consists of both proprietary and licensed software products that together enable:

      o     Key data capture and analysis;

      o     Paperless process;

      o Complete traceability from design through post-deployment upgrades and changes; and

      o     Continuous customer web-based access to data.

Throughout the design and prototyping process, we employ licensed software tools such as Agile Anywhere to capture and manage rapidly evolving design information. Our proprietary manufacturing data collection system (MDCS) captures key production and quality information and processes data, creating a wholly paperless and traceable electronic shop-floor tracking system. Our ERP System from MAPICS provides automated materials, manufacturing and resource planning capability and captures order, account, vendor, material and shipping data. Our proprietary field asset management software allows ongoing capture and updating of configuration data after products are deployed to the field.

Our RapidInfo system allows our customer to access data regarding their specific project. Data are segregated and password protected so that only authorized customer representatives can access only their data from our web page. Exclusive web access is only for customer use, and is not used in any marketing or investor-relations activities.

Other Systems

Our systems are designed for security and reliability. We have developed redundant information systems and subjected them to various security audits. We regularly back up our information systems and subject them to a virus scan. These efforts are intended to buttress the integrity and security of our information systems and the data stored in them, and to minimize the potential for loss in the event of a disaster. Our facilities have reserve power generating systems to prevent the loss of product and minimize downtime in the event of shortages. We have developed a comprehensive disaster recovery plan and have in place an insurance program that we review and adjust annually to meet our business requirements.

Minority Business Advantage

As a certified minority business enterprise (MBE) with the Maryland/DC Supplier Development Council, we have a strategic advantage when competing for business in the telecommunications and defense industries. Regional Bell Operating Companies and other major original equipment manufacturers serving the telecommunications industry have signed pledges to target minimum aggregate purchases from MBEs. Very few electronic manufacturing services providers are minority owned businesses. Our status as an MBE may be particularly attractive to any original equipment manufacturer seeking to achieve minority procurement objectives.

Raw Materials

We employ standard procurement practices and our raw material demands are generated through Material Requirement Planning / Master Production Scheduling (MRP/MPS) automated systems. Our procurement group uses generally available distributors and manufacturers to secure the raw materials.

Generally, in the electronics industry raw materials which require a longer lead-time are ordered on "blanket orders" to ensure timely deliveries. We employ this practice when a contractual agreement with a customer is in place, while in

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

all other cases, the material the customer specifies is ordered at the then-prevailing lead times through normal channels. All reasonable efforts are made to find alternate suppliers for hard to find items and some stocking at a minimal level may be authorized in order to prevent shortages. Exceptions can be made with customer approval to use gray market/non-franchised dealer availability when raw material lead-time exceeds customer delivery requirements. We strive to develop good relationships with our suppliers in order to build preferred status for allocated or long-lead time raw materials and attain best cost. We also seek to work with our customers to develop accurate projections of materials requirements and to develop sourcing strategies to minimize intervals between arrivals of materials and order delivery dates. We also believe our electronic systems facilitate materials planning and management efforts. We have formal procedures and work instructions in place for all material control and handling related processes, in accordance with ISO 9001:2000 requirements and company policies, procedures and goals.

Customer Mix

We seek to limit customer specific risks through the application of our customer risk evaluation policy, under which we evaluate customers and their products for strategic fit, growth prospects and creditworthiness. This evaluation influences whether we will accept business and under what terms. We also attempt to enter into agreements with customers to share the risk of cancelled or reduced order requirements. We manage the non-customer-specific risk associated with our portfolio of customers by seeking diversity of size and technology.

Our customer list includes companies in a variety of industries at varying stages of the product development cycle. Represented sectors include government and defense, information security, telecommunications, high-end computing, medical, satellite and optical systems. The sales cycle averages between three and nine months. We are also an authorized central office engineering and installation vendor for Verizon. Currently, approximately 30% of our revenue is from defense-related contracts, approximately 25% is derived from the wireless data market, approximately 20% is derived from the data networks industry, and approximately 25% is derived from the industrial controls products industry.

To date in 2004, none of our revenues has been derived from any related party entities, as compared to 96%, 28% and 33% of our revenues in fiscal 2001, 2002 and 2003, respectively, having been derived from related party entities.

For the years ended December 31, 2003 and 2002, the Company made sales of $2,437,000 and $1,273,000, respectively, of printed circuit boards for use in certain defense related products to Sensytech, Inc., an unrelated customer; such sales represented 39.7% and 38.4% of our total sales, respectively, for such fiscal years.

Dependence upon any particular product or market entails a great deal of risk. If a product fails, or an industry stalls, revenue projections will be adversely impacted. For this reason, our sales team targets a varied customer base. We have made a deliberate decision to maintain this diversity in spite of potential economies of scale from which we could benefit by focusing on a particular product or industry.

Sales and Marketing

We currently have three employees in sales and sales support, including a Vice President of Sales. We have recently contracted with a manufacturers representative organization to provide extensive coverage in the mid-Atlantic region, and have a relationship with a manufacturer's representative in New England. These organizations offer our services as part of their overall outsourcing services to OEM's and receive a commission on sales of our services.

We generate qualified leads through a number of sources. In-house research has generated leads with products and profiles consistent with our strategic objectives. In addition, we work to develop strategic relationships with vendors and other sources of referrals. Our existing customers are also strong sources of referrals for our business. We intend to engage in targeted communications to continue to build a strong regional reputation. Additional marketing activities to date include development of sales materials and our website, exhibiting at regional manufacturing shows, direct sales efforts and networking through trade organizations.

Employees

In response to market trends, we conducted three graduated reductions in force in 2002, ending with a final headcount of 45. As the market has improved, we have judiciously added staff to meet the demands of our workload. LMIC operates with a total staff of 68, all located in our Beltsville, MD facility. Of this number, we have 7 executives, as well as 39 engineers, technicians and specialists working in manufacturing, 4 professionals and technicians in our materials management department, 5 engineers and technicians in our quality department, 5 engineers dedicated to engineering services, 2 in our sales staff, and 6 employees in our consolidated administrative functions.


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Competition

Our competitors may be grouped into the following categories of contract manufacturers (CMs) and OEMs: Traditional CMs, Higher-End CMs, Niche CMs, Other Service Providers and OEMs.

Traditional CMs

Profile: This group includes the largest Tier 1 CMs with global facilities competing primarily for high-volume, low-mix work. Tier 1 CMs provide highly efficient production of well-defined products and typically focus on consumer products, PCs and other commoditized products. This business requires tremendous volume to generate sufficient profits and cash flow.

Sample Companies: Solectron, Sanmina, Flextronics, Celestica

Traditional CMs are not presently seen as significant direct competition. Their current business models make it difficult to support moderate volume production. Rather than building new capabilities, such as design and post-production services, or broad-based information services, we believe these CMs are likely to acquire competitors who meet a market need. These companies have a history of acquiring niche players that have innovative services or are in unpenetrated markets.

Higher-End CMs

Profile: These companies have developed strong engineering front-ends and high-end manufacturing facilities, and focus more heavily on complex products than do typical CMs. However, as they expand through acquisition and establish a greater global presence, these companies have embraced more commoditized production. They do not appear to have invested heavily in robust field and information services.

Sample Companies: Plexus, Pemstar

Although these CMs will likely compete more directly with us for business, these providers have recently relied more on adding larger programs to support their increasing revenue objectives. They do not typically compete for post-production services nor do they provide the same level of integrated information services.

Niche CMs

Profile: Smaller, generally serving only a particular geographic region or providing a high degree of expertise in one particular type of process or sector. Typically, these companies do not provide a full range of services.

Sample Companies: EIT, Patapsco, Zentech

Niche CMs are not seen as a significant threat to our business, as typically these companies meet only a regional need or provide a narrowly focused service addressing a discrete, well-defined need. Niche CMs generally do not attempt to provide the integrated services we offer. Currently, the mid-Atlantic region is served primarily by this type of CM.

Service Shops

Profile: Variation of Niche CM. Focus on design or installation services, but without production capability.

Service shops are not seen as a significant threat. Like Niche CMs, they have a very different business model and face significant barriers to developing manufacturing or full-service capabilities.

OEMs

Profile:   Vertically   integrated  OEMs  with  in-house  design,   new  product
introduction and manufacturing capabilities.

We believe OEMs to be our most significant competitor, as more than 70% of all electronics manufacturing remains in-house. While we believe the trend is distinctly toward outsourcing, many of these OEMs are still struggling with the decision to transition manufacturing to CMs. If a CM provides full services and integrated information, in addition to providing efficient and predictable production, OEMs can decide in favor of outsourcing with more confidence. We believe we are uniquely positioned from the standpoint of geography and capability to partner with OEMs once these decisions have been made.

Technical Capabilities

We manage our operations from Beltsville, MD within 80,000 square feet of high-tech facilities strategically located in the mid-Atlantic technology region. We currently have approximately 68 employees, 14 of whom are engineers. Our headquarters houses state-of-the-art surface mount capabilities using Siemens pick-and-place equipment, in addition to optical splicing, assembly and test facilities; box build capability; and systems integration, design and prototyping functions. Serving over twenty different customers, including US government contractors, we provide a wide array of technical capabilities. These include:

      o     Agile Configuration and Product Data Management;

      o     Automated Data Collection & Warehousing;

      o     Automated Test and Quality Tracking;

      o     Burn-In Facilities, over 50 Degrees C.;

      o     Class 10,000 Clean Facilities/ Class 100 Space;

      o     Comprehensive Test Capabilities;

      o     Electronic Shop-Floor Tracking Systems;

      o Engineering Expertise -- component, design, electrical, mechanical, PCB, quality assurance, software, test;

      o     ESD Controlled, Secure Facilities;

      o     Integrated Information Systems;

      o     Leading-Edge SMT, Optical Splicing, and Test Equipment;

      o     Mapics Pointman ERP System;

      o     Powerful Design and PCB Layout Tools;

      o     Rapid Prototyping Facilities;

      o     Shop Floors with -48V DC Power Bus;

      o     Supply-Chain Management;

      o     Web-Based Customer Collaboration Tools; and

      o     Web-Enabled Transactions.

ISO 9001 Certification

We are ISO 9001:2000 quality certified. This means that our quality processes for the design, manufacture and service of electronic equipment has been audited to ensure compliance with the stringent controls standards of the American National Standards Institute (ANSI) and the Registrar Accreditation Board (RAB), the Quality Standards for the US and Canada, and by the RvAC (Dutch Council for Accreditation), the European counterpart of ANSI-RAB. We are one of the few contract manufacturing service (CMS) providers in the region with such certification. Our systems, processes, and controls were all stringently evaluated in the certification process, and audits are conducted on an annual basis. Successful certification indicates that our processes and procedures are defined and implemented to ensure consistently high quality products, while operations are all documented and easily repeatable. As an ISO 9001:2000 CMS, our services are in demand by makers of high-end electronics.

Research and Development

LMIC Manufacturing, Inc., our wholly owned subsidiary, is a manufacturing company, and provides full service R&D capabilities for our customers. Our engineering services include software, hardware, and mechanical design. We also support product improvement and reengineering for manufacturability for our customers. We support the RapidInfo(TM), proprietary software that supports all manufacturing functions within our operations. We do not conduct independent, self-funded research and development.

Offices and Facilities

In 2001, we designed and built a custom, state of the art manufacturing facility and in the fall of 2001 we moved all our operations to that location. Our plant is custom designed and built in a 80,000 square foot facility, which includes the latest equipment for surface mount technology and fiber optics manufacture. We have a 10-year lease extending through June 30, 2011, with current monthly rent payments of $85,205 per month.

                                LEGAL PROCEEDINGS

We are not involved in any material pending or threatened legal proceeding.

                        BOARD OF DIRECTORS AND MANAGEMENT

The following table sets forth the names, ages and titles of the members of our Board of Directors and executive officers. Brief biographies of the members of the Board of Directors and our executive officers are presented below.

     Name                  Age                        Title
Kwok Li                    47             Chairman of the Board and Chief
                                          Executive Officer
Luis P. Negrete            58             President, Chief Operating Officer and
                                          Director
Mary-Faith Boyer           46             Vice President & Secretary
Payesh Jhaveri             40             Chief Financial Officer
John J. Duffy              52             Vice President, Sales
John Lambert C.            47             Vice President, Quality
Shreenath Shetty           39             Vice President, Engineers
Jeffrey Harris             49             Vice President, Operations
Ajit Medhekar              47             Director
Barton Shigemura           45             Director

Kwok Li, Chairman and Chief Executive Officer

Mr. Li is a major investor and Chairman of the Board of Directors and Chief Executive Officer of the Company and its subsidiary. He is also the Chairman and Managing Partner of Linsang Partners, LLC, a holding company focusing on the integration of computing and communications. Mr. Li has created several privately held companies that are critical in such applications. Among Linsang's publicly and privately held companies is Splitrock Services, Inc., a nationwide, multi-service, network provider. Mr. Li was a co-founder and Chairman of Splitrock. Splitrock used unique network algorithms that achieved a highly efficient data network with minimum routing delays for Internet data traffic. In 1998, Splitrock successfully raised a $261 million bond offering, and became publicly traded in July 1999. In January 2000, Splitrock was acquired by McLeodUSA, Inc., (NASD-MCLD) for approximately $2.1 billion. Before starting Linsang, Mr. Li was the cofounder, Chief Technology Officer and Vice Chairman of the Board of Yurie Systems, Inc. (NASD-YURI), which designed and manufactured a line of high capacity data and voice switches. Yurie was listed on the NASDAQ in February 1997, and was acquired by Lucent Technologies (LU) for approximately $1.1 billion in 1998. Yurie pioneered the use of Asynchronous Transfer Mode
(ATM) technology in network access applications. In the years before starting Yurie Systems, Mr. Li held various positions with WilTel and with BNR, the R&D arm of Northern Telecom. Linsang Partners, LLC and Linsang International, L.P. are two of the largest shareholders of the Company. Linsang Partners, LLC, a Delaware limited liability company, is the beneficial owner of 5,317,787 shares of common stock of the Company. Linsang International, L.P., a Delaware limited partnership, is the beneficial owner of 1,875,461 shares of common stock. Mr. Li is the managing member of Linsang Partners, LLC and may be deemed to indirectly share voting and investment control of the shares of common stock held by it. Mr. Li's wife, Felice Li, is the sole member of Hyla Holdings, LLC, which is the general partner of Linsang International, L.P., and may be deemed to indirectly share voting and investment control of the shares of common stock held by Linsang International, L.P. Mr. Li is also the general manager of Hyla Holdings, LLC. Mr. Li received his B.E.S. in Electrical Engineering from the Johns Hopkins University in 1979, and is a member of its Board of Trustees.

Luis P. Negrete, President, Chief Operating Officer and Director

As President and COO, Mr. Negrete has provided executive leadership at LMIC, Inc. since he founded LMIC, Inc. in January 2000. Mr. Negrete has over 30 years of executive-level experience in a diverse set of industries around the world. His experience spans manufacturing, research, design, and development of new technologies, strategic planning, and engineering development. Mr. Negrete was formerly Director of Manufacturing at Lucent Technologies, Inc. (June 1998 to January 2000), Director of Administrative Services for Yurie Systems, Inc., and Vice-President of DIMISA in Madrid, Spain, a company oriented to the research, design and development of new technologies in the automobile industry.

Mr. Negrete held numerous high level positions in the Republic of Cuba. As Vice-Minister of Industry, he was directly responsible for the research, design and development of the Cuban automobile industry. In that capacity, Mr. Negrete oversaw 12 manufacturing facilities with more than 6,000 employees, and the Institute for the Development of Engineering Technology, with more than 300 engineers of different specialties. Mr. Negrete was also President of the Agricultural Machinery Industry, overseeing the Institute for Agricultural Development and six manufacturing facilities with more than 500 employees and 800 foreign consultants. Mr. Negrete also served as President of the Cuban Rice Industry, Vice President of Iron & Steel Industry and Vice President of Cuba-Tobacco. Mr. Negrete left Cuba in 1982 to begin a career in the US intelligence community. Mr. Negrete holds a degree in Business Administration-Economics and a Masters Degree in Economic Planning from the University of Havana.

Mary-Faith Boyer, Vice President

Ms. Boyer joined LMIC in February of 2003 where she is responsible for, among other things, investor relations, public relations, employee relations, human resources, EEO, staffing, government compliance, payroll, OSHA, risk management and facilities management. Prior to joining LMIC, Ms. Boyer served as a consultant with PRM Consulting from June 2002 to January 2003. Ms. Boyer served as director of administration and human resources at VTLinx, Inc. from December 2000 to September 2001, and QualStream, LLC from October 2001 to February 2002, each Silver Spring, Maryland-based high-tech start-up companies. She was also director of human resources and federal facility security officer for PTFS, Inc. of Bethesda, Maryland from June 1999 to December 2000 and director of human resources for Digital System Resources in Fairlakes, Virginia from September 1996 to June 1999. In 1983 Ms. Boyer received a B.A. in Social and Political Institutions from Wilson College in Chambersburg, Pennsylvania.

John J. Duffy, Vice President of Sales

Mr. Duffy joined LMIC, Inc. in October 2000. Mr. Duffy has led the expansion of our sales pipeline and hired sales representatives with experience in the EMS, optical, and other technology sectors for the mid-Atlantic and Northeast regions. Mr. Duffy has 25 years of industrial sales, service, and marketing experience, with nearly ten years in the EMS industry in the mid-Atlantic region. Before joining LMIC, Inc., Mr. Duffy was sales manager at Zentech Manufacturing (September 1999 through September 2000), where he designed and implemented a strategic marketing plan that tripled sales volume in a six-month period. Before Zentech, Mr. Duffy managed business development in the Mid-Atlantic region for IEC Electronics (January 1994 through September 1999), a Tier Two EMS provider. Mr. Duffy was National Sales Manager for Walchem Corporation and also held engineering and marketing positions at the Milton Roy Company. He studied mechanical engineering at Virginia Polytechnic Institute and marketing and management at LaSalle University.

John C. Lambert, Vice President of Quality

Mr.  Lambert  joined LMIC,  Inc. in January  2000.  He led the  development  and integration of our quality and information systems, and the development and acquisition of equipment and production systems currently in use at our facilities. Through Mr. Lambert's leadership, LMIC, Inc. was able to obtain ISO 9001 certification in the design, manufacturing and servicing of electronic equipment after only nine months of operation and maintain continuous certification through expansion to our new facility.

Mr. Lambert has over 20 years experience in testing, manufacturing and quality engineering, engineering management and in evaluating contract manufacturers. Before joining LMIC, Inc., Mr. Lambert was Director of Quality and Reliability at Lucent Technologies (June 1998 to January 2000) and Yurie Systems. In that capacity, Mr. Lambert was responsible for supplier and manufacturing quality, process and reliability engineering functions. He was also a member of the team assigned to integrate the Ascend acquisition into the Lucent organization. Before Yurie, Mr. Lambert was a technical leader at AlliedSignal GES Communications Systems, where he was responsible for the quality, test and process engineering functions for all IFF product lines. A Six Sigma Black Belt, he was also a member of the Lean Manufacturing Implementation Team. Mr. Lambert has a B.S.E.E. from Temple University and is an AQS certified ISO 9000 Lead Auditor.

Payesh Jhaveri, Chief Financial Officer

Mr. Jhaveri joined LMIC, Inc. as CFO in April of 2004. Prior to joining LMIC, Inc., Mr. Jhaveri worked as a Controller for Iphotonics, Inc. from July 2000 to April 2004, an optical division of Solectron Corporation, where he directed all finance operations. He was instrumental in establishing the finance department which supported revenue growth from $400,000 to $25,000,000 annually. At Iphotonics he also played a key role to bring the start-up operations to a break-even level in less than 3 years. Before Joining Iphotonics, Mr. Jhaveri worked as a Business Unit Controller with the Process Division of GSE systems in Columbia, MD (from February 1999 to July 2000). He has also held key finance positions with ManTech Solutions, a subsidiary of ManTech International Corporation (fka Accel, Inc.) (from February 1992 to February 1999), and Hills of Westchester, Inc. (from March 1987 to February 1992). Mr. Jhaveri completed his CPA certification in 1990, earned his MBA from Ohio University in 1986 and Bachelors in Commerce from Bombay University in 1984.

Shreenath Shetty, Vice President of Engineering

Mr. Shetty joined LMIC, Inc. in February of 2003. He has more than 10 years of experience in engineering, bringing in extensive experiences from all areas of product development. Most recently (1999 through 2002), he led the System Integration and Test team at ARMILLAIRE TECHNOLOGIES, a company that designed, built and fielded a packet based tandem switch in ARBROS' (CLEC) network, and completed the pre-production trials of a NGN CLASS 5 switch with TELMEX (ILEC). With experiences in embedded and DSP software development, configuration management, black box and white box system testing, product roll-out and field installation, he has a proven ability to lead multi-discipline teams. Prior to his tenure with ARMILLAIRE, Mr. Shetty worked as Director of Software

Development  with  SOTAS,  Inc.  (1997  to  1999),   working  in  intrusive  and
non-intrusive telephony measurement and led embedded, DSP, and windows application development teams from requirements to delivery of new products. Mr. Shetty completed a Master's degree in Electrical Engineering from Tennessee Technological University in 1993, and a Bachelor's degree in Electronics and Communications from University of Mysore in India in 1987.

Jeffrey Harris, Vice President of Operations

Mr. Harris joined LMIC in June of 2004 and brings with him extensive experience in High-Tech manufacturing in both start-up and on going concerns. He comes to LMIC from AirFiber, Inc., where he served as the Vice President of Operations from November of 2000 until April of 2004, overseeing all aspects of operations, including Production Control, Manufacturing, Materials, Quality Assurance, Manufacturing Engineering, Purchasing and Supplier Management. Before joining AirFiber, Mr. Harris was Director of Manufacturing of Chromatis Networks / Lucent Technologies joint start-up from March 2000 to October 2000. Prior to that position, he was Director of Manufacturing at Ciena Corporation between 1996 and 2000. While at Ciena he was instrumental in Ciena's growth and success over his four-year tenure in that position. During his first year, the manufacturing team grew from 35 to over 350 members and generated revenue growing from 0, to over 195 million dollars in that same 12 months.

His   background   also  includes   senior  level   positions  in  the  Contract
Manufacturing arena at DMC Manufacturing (1995 through 1996) and ADA Corporation (1991 through 1995).

Mr. Harris holds a B.S. degree in Economics from Louisiana State University, awarded in 1982.

Ajit Medhekar, Director


In 1997, Mr. Medhekar founded Lara Technology, Inc., a telecommunications company, and served as its Chairman and CEO. In 1999 Lara Technology, Inc. was renamed empowerTel Networks, Inc. and created a new company named Lara Networks, Inc. He continued to serve as Chairman of Lara Networks until it was acquired by Cypress Semiconductor in July 2001. Mr. Medhekar continued to serve as Chairman and CEO of empowerTel Networks until it was acquired by IPUnity, Inc. in July 2002. He currently serves on the Board of Directors of IPUnity, Inc., and SIGPRO Wireless, as well as of LMIC, Inc.


In his capacity as an electrical engineer, Mr. Medhekar co-authored 14 patents, 13 of which have been granted to date. Mr. Medhekar received both Bachelors and Masters Degrees in Electrical Engineering from the Massachusetts Institute of Technology in 1981.

Barton Shigemura, Director

Mr. Shigemura is currently president and CEO of YottaYotta Inc., a leader in the storage utility arena. He has been with YottaYotta Inc. since 2003. Prior to YottaYotta, Mr. Shigemura was Chairman and CEO of Alidian Networks from September 1999 to December 2003, a layer 2 grooming and aggregation platform in the metro optical market. Prior to Alidian, Mr. Shigemura was Vice President of worldwide marketing for all data products at Lucent Technologies from June 1998 to September 1999. He joined Lucent via their acquisition of Yurie Systems. Mr. Shigemura served as Senior Vice President of Sales and Marketing at Yurie from April 1996 to June 1998, and was a member of their Board of Directors. Before joining Yurie from May 1993 to April 1996, Mr. Shigemura was Vice President of Marketing and Services for Premisys Communications. Earlier in his career, Mr. Shigemura held executive sales and marketing positions at Nortel Networks, General DataComm and IBM. Mr. Shigemura is currently on the board of directors of YottaYotta Inc., Zhone Technologies, and Cibernet.Mr. Shigemura has a B.S. in Marketing and Finance from the University of Southern California.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation of our CEO and any additional officers who were serving at the end of our most recently completed fiscal year and earned salary and bonus in excess of $100,000 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE



------------------------------------------------------------- --------------------------------------------------------
                    ANNUAL COMPENSATION                                       LONG-TERM COMPENSASTION
------------------------------------------------------------- --------------------------------------------------------
                                                              AWARDS                       PAYOUTS
------------------------------------------------------------- ---------------------------- ---------------------------
NAME AND          YEAR    SALARY    BONUS     OTHER ANNUAL     RESTRICTED    SECURITIES      LTIP        ALL OTHER
PRINCIPAL                  ($)       ($)      COMPENSATION       STOCK       UNDERLYING     PAYOUTS    COMPENSATION
POSITION                                                        AWARD(s)       OPTIONS        ($)           ($)
                                                                                SARs
                                                                                 (#)
----------------- ------ --------- --------- ---------------- ------------- -------------- ---------- ----------------
      (a)          (b)     (c)       (d)           (e)            (f)            (g)          (h)           (i)
----------------- ------ --------- --------- ---------------- ------------- -------------- ---------- ----------------
Luis P. Negrete,  2004   $252,083     0             0              0           100,000         0             0
President & COO
----------------- ------ --------- --------- ---------------- ------------- -------------- ---------- ----------------
Shreenath Shetty  2004   $110,000     0             0              0           30,000          0             0
Vice President,
Engineering
----------------------------------------------------------------------------------------------------------------------
John Lambert,     2004   $119,167     0             0              0           30,000          0             0
VP of Quality
----------------- ------ --------- --------- ---------------- ------------- -------------- ---------- ----------------
Mary-Faith Boyer  2004   $110,000     0             0              0           30,000          0             0
Vice President
Administration
----------------------------------------------------------------------------------------------------------------------
John Duffy        2004   $103,220     0             0              0           30,000          0             0
Vice President
Sales
----------------------------------------------------------------------------------------------------------------------

Beginning in October 2004, Mr.Kwok Li our CEO, will receive an annual salary of $200,000. The Company does not have, or plan to have, an employment agreement with Mr. Li. To date, payment of compensation for 2004 has been deferred to 2005.
Mr. Payesh Shaveri, our CFO, is not included in this table because his compensation did not meet the threshold of $100,000 pursuant to item 402(a) (3) of Rule S-B.

The following table sets forth information with respect to stock option grants to the named executive officers during the most recently completed fiscal year.

                          OPTION/SAR GRANTS IN LAST FISCAL YEAR                             Potential Realizable Value
                                   [Individual Grants]                                      At Assumed Annual Rates
                                                                                            Of Stock Price Appreciation
                                                                                            For Option Terms

NAME                  NUMBER OF        PERCENT OF TOTAL     EXERCISE OF      EXPIRATION     5% ($)          10% ($)
                      SECURITIES       OPTIONS/SARs         BASE PRICE       DATE
                      UNDERLLYING      GRANTED TO           ($/SH)
                      OPTIONS/SARs     EMPLOYEES IN
                          GRANTED (#)   FISCAL YEAR
        (a)                 (b)                (c)                (d)             (e)            (f)             (g)


Luis P. Negrete           100,000               20%             $2.00 ea.         2014           $3.26           $5.19
President & COO

John Lambert,              30,000               6%              $2.00 ea.         2014           $3.26           $5.19
VP of Quality

Shreenath Shetty           30,000               6%              $2.00 ea.         2014           $3.26           $5.19
Vice President,
Engineering

Mary-Faith Boyer           30,000               6%              $2.00 ea.         2014           $3.26           $5.19
Vice President
Administration

John Duffy                 30,000               6%              $2.00 ea.         2014           $3.26           $5.19
Vice President
Sales


The following table sets forth information with respect to the fiscal year end option value of options held by the named executive officers as of the end of the most recently completed fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED
                                                               OPTIONS/SARS AT FY-END        VALUE OF UNEXERCISED
                                                                         (#)                     IN-THE-MONEY
                              SHARES                                EXERCISABLE/                OPTIONS/SARS AT
                            ACQUIRED ON                             UNEXERCISABLE                 FY-END ($)
                           EXERCISE (#)     VALUE REALIZED                                       EXERCISALBE/
NAME                                             ($)                                             UNEXERCISABLE
          (a)                                                            (b)                           (c)


Luis P. Negrete,              [0]              [0]               187,635/100,000                      $0/0
President & COO

John Lambert,                 [0]              [0]                 22,943/30,000                      $0/0
VP Quality

Shreenath Shetty,             [0]              [0]                 12,793/30,000                      $0/0
VP Eng.

Mary-Faith Boyer,             [0]              [0]                 12,793/30,000                      $0/0
VP Adm.

John Duffy,                   [0]              [0]                 17,400/30,000                      $0/0
VP Sales


In fiscal 2003, we granted to each of Jay Duffy and John Lambert options to purchase 3,412 shares of our common stock at $3.52 per share. In 2003, outstanding options to purchase 1,425 shares were exercised by one current and three former non-executive employees.

Employee Pension, Profit Sharing or Other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors

At present, we do not pay directors for attending meetings of the Board of Directors. Outside directors receive a grant of options to purchase 20,000 shares of our common stock per year. Each of our non-employee directors has received a grant of options to purchase 60,000 shares of our common stock vesting over three years based on continued service on the board, in lieu of annual grants of options for 20,000 shares.

Other Arrangements. During the year ended December 31, 2002, and except as disclosed elsewhere in this prospectus, no director of LMIC received any form of compensation from LMIC.

Indemnification

A director, officer, employee, or agent of our company who was found liable for misconduct or negligence in the performance of his duty may obtain indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stock Option and Bonus Plans

We have a stock option plan, adopted by our Board of Directors in May 2003 and approved by our stockholders in July 2003, pursuant to which up to 2,000,000 incentive and non-incentive options may be granted (the "Plan"). The Plan will remain in effect until May 1, 2013, unless terminated earlier by action of our Board of Directors. Officers, directors, employees, advisors and consultants may be granted options under the Plan. The Plan is administered by our Board or a committee appointed by the Board, which has the authority to interpret the provisions of the Plan and supervise its administration. In addition, the Board is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each such grant and to determine when, and upon what conditions, shares or options granted under the Plan will vest or otherwise be subject to forfeiture and cancellation. Options granted pursuant to the Plan which are not exercised terminate upon the date specified at the time the option was granted.

In the discretion of the Board, any option granted pursuant to the Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of LMIC or the period of time a non-employee must provide services to LMIC. At the time an employee ceases working for LMIC (or at the time a non-employee ceases to perform services for LMIC), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Board, payment for the shares of common stock underlying options may be paid through the delivery of shares of common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted as payment for options at the discretion of the Board.

Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board when the shares were issued.

The Board may, at any time and from time to time, amend, terminate or suspend the Plan in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

The Plan is not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

There are currently 366,005 options for employees of the former Linsang Manufacturing which were converted to the new plan. These shares are valued at $.59 and 3.52 per share, dependent upon the strike price under which they were issued.

In April 2004 and September 2004, the Board of Directors approved the issuance of 452,800 and 60,000 incentive stock options to our employees and our outside directors at an exercise price of $2.00 and $1.60, respectively per share. Such options have a term of five years and vest as follows: 25% after one year, and thereafter on a quarterly basis over the remaining 16 quarters or 4.69% of the granted options each quarter.

The following table sets forth the names and number of options granted in 2004 to our executive officers and directors.

----------------------------------------------------------------------------------------------------------------------
                                       OPTION/SAR GRANTS YTD FISCAL YEAR 2004
                                                 [Individual Grants]
----------------------------------------------------------------------------------------------------------------------
          NAME               NUMBER OF
                             SECURITIES
                            UNDERLLYING         PERCENT OF TOTAL
                            OPTIONS/SARs     OPTIONS/SARs GRANTED TO    EXERCISE OR BASE PRICE
                            GRANTED (#)     EMPLOYEES IN FISCAL YEAR            ($/SH)              EXPIRATION DATE
------------------------- ----------------- -------------------------- -------------------------- --------------------
           (a)                  (b)                    (c)                        (d)                    (e)
------------------------- ----------------- -------------------------- -------------------------- --------------------
Luis P. Negrete               100,000                  22%                     $2.00 ea                  2014
President & COO
------------------------- ----------------- -------------------------- -------------------------- --------------------
Ajit Medhekar                  60,000                  13%                     $2.00 ea                  2014
Director
------------------------- ----------------- -------------------------- -------------------------- --------------------
Barton Shigemura               60,000                  13%                     $2.00 ea                  2014
Director
------------------------- ----------------- -------------------------- -------------------------- --------------------
John Lambert,                  30,000                 6.6%                     $2.00 ea.                 2014
VP of Quality
------------------------- ----------------- -------------------------- -------------------------- --------------------
John Duffy,                    30,000                 6.6%                     $2.00 ea                  2014
VP of Sales
------------------------- ----------------- -------------------------- -------------------------- --------------------
Jeffrey Harris,                30,000                 6.6%                      $1.60ea                  2014
VP of Operations
------------------------- ----------------- -------------------------- -------------------------- --------------------
Shreenath Shetty,              30,000                 6.6%                     $2.00 ea.                 2014
VP of Engineering
------------------------- ----------------- -------------------------- -------------------------- --------------------
Mary-Faith Boyer,              30,000                 6.6%                     $2.00 ea.                 2014
VP of Administration
------------------------- ----------------- -------------------------- -------------------------- --------------------

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions With Affiliates of Kwok Li

Beginning in fiscal year 2000, we began providing design, manufacturing, and related services to companies controlled by our Chairman, Mr. Kwok Li. The Company was originally formed to serve as a captive manufacturing entity meeting the needs of those telecom companies controlled by Mr. Li. Such arrangements included sales to the following related entities:

      o Linsang Partners, LLC, an entity controlled by Mr. Kwok Li. Mr. Li is the Manager, Chairman and 98% owner of Linsang Partners, LLC. In 2001, we provided Linsang Partners, LLC a mix of services in the amount of $44,106, with no sales to that entity in 2002, and sales in the amount of $62,828 in 2003;

      o Wavix, Inc., a company controlled by Linsang Partners, LLC, which has a 51% ownership interest in that company. In 2001 we made sales to Wavix for engineering services in the amount of $108,286. In 2002 this amount increased to $554,004, and in 2003, our sales to Wavix increased to $1,561,007.

      o Arbros Communications, Inc., an entity controlled by Linsang Partners, LLC, which has a 52% ownership interest in that entity. In 2001 we provided design, engineering and manufacturing services in the amount of $809,101 to Arbros. This amount decreased in 2002 to $191,700, and further decreased in 2003 to sales of only $85,564.

      o Alatiere, Inc. was controlled by Linsang Partners, LLC, which had a 100% ownership interest in that company. In 2001 we provided engineering and design services in the amount of $32,750. Alatiere ceased operations on November 30, 2001.

      o VTLinx Multimedia Services, Inc. was controlled by Linsang Partners, LLC, which had a 100% ownership interest in that company. In 2001 we provided engineering and manufacturing services in the amount of $340,425. VTLinx ceased operations on September 7, 2001.

      o Armillaire Technologies, Inc. was controlled by Linsang Partners, LLC, which had a 93.9% ownership interest that company. In 2001, we provided design, engineering, and manufacturing services in the amount of $3,157,244. This amount decreased to $30,080 in 2002. Armilllaire ceased operations on February 2, 2002.

      o Xyterra Computing, Inc. was controlled by Linsang Partners, LLC, which had a 46.8% ownership interest, and Linsang International, LP, which had a 33.2% ownership interest, in that company. In 2001, we provided engineering services in the amount of $660,742. This amount decreased to $136,201 in 2002. Xyterra ceased operations by June 2002.

      o Linsang Leasing LLC is controlled by Linsang Partners, LLC, which has a 100% ownership interest in that entity. In 2003 we received $7,000 as lease payments from that entity.

      o International Prepaid Communications, Inc. is owned by Mr. Lawrence Li, the brother of our Chairman, Mr. Kwok Li. In 2003, we provided engineering services in the amount of $335,090.

On June 27, 2002, the Company issued a $2,000,000 convertible promissory note that bears interest of 8%, and was originally due and payable on October 15, 2002. This note was a bridge loan from a third party in anticipation of a private placement which did not occur. In October 2002, the note was amended to extend the due date to January 15, 2003. In 2003, the note was amended a second time to change the terms to a demand note. As consideration for the second amendment, the Company issued 300,000 shares of the Company's common stock valued at $1.50 per share or $450,000, which has been expensed and is reflected in interest and other debt expense in 2003. The note is personally guaranteed by the majority shareholder, Mr. Kwok Li, and can be converted into shares of the Company's common stock at a rate of $14.66 per share as adjusted for the reverse acquisition ($2.50 per share pre-reverse). At December 31, 2003, this debt, including accrued interest, is approximately $242,000.

During 2003, we entered into three subleases with related entities, Wavix, Inc., Arbros Communications, Inc. and Linsang Partners, LLC. Our Chairman, Mr. Kwok Li is Manager, Chairman and 98% Owner of Linsang Partners, LLC, which holds a 51% and 52% ownership interest in Wavix, Inc. and Arbros Communications, Inc., respectively. These subleases generated approximately $195,000 of income in 2003, and expired between January and March 2004. We have extended these leases on a month-to-month basis.

Beginning in fiscal year 2000, we joined with Linsang Management Corp., an entity wholly-owned by Kwok Li, our Chairman, in a benefits package with a third party benefits provider to provide health benefits and a 401k plan to employees of both companies. This was done to achieve economies of scale, as small groups often pay an increased premium for these benefits. The interest in these plans has varied with staffing levels for each party. LMIC has had sufficient headcount since 2000 to qualify as a mid-sized company for most health benefits providers. There is no formal arrangement with Linsang Management and we may, in the future, determine to engage our own benefits package providers. As of December 31, 2003, the joint 401(k) plan has been terminated, and we are currently exploring options for a separate health benefit plan. While our Chairman and certain members of his family have participated in this arrangement, our Chairman's interest has been limited to under $60,000.

In November 2004 and January 2005, we sold an aggregate of 800,000 shares of our common stock to Allegiant Capital Group LLC (333,333 shares), six investors originated by Vfinance (133,333 shares) and Christopher Baker and two of his affiliates (333,333 shares) for total gross proceeds of $1,200,000, and issued five year warrants to such investors entitling them to purchase an aggregate of 840,000 shares of our common stock at $1.50 per share. As part of such financings, Linsang Partners, LLC, a company affiliated with Kwok Li, our Chairman and Chief Executive Officer, agreed to sell to such investors an additional 1,600,000 shares of common stock owned by Linsang for $8,000.

In consideration of its financial accommodations, we have agreed to issue to members of Linsang Partners, LLC, five year warrants, exercisable at $2.50 per share, to purchase two shares of our common stock for every one share of common stock sold by Linsang to the above investors. As a result of the foregoing transactions with Allegiant Capital Group LLC, the six Vfinance investors and Mr. Baker and his affiliates, Linsang sold an aggregate of 1,600,000 of its shares of common stock to the purchasers of a total of 800,000 shares from our company. Accordingly, Linsang will receive warrants from our company to purchase up to 3,200,000 shares of our common stock at an exercise price of $2.50 per shares. Such $2.50 per share exercise price under the Linsang warrants is $2.08, or 595%, in excess of the $0.42 closing market price of our common stock as at December 16, 2004.

Other Related Party Transactions From 2002

In April 2002, Cheshire Distributors, Inc. (a shell corporation into which Linsang Manufacturing, Inc. would later merge) issued three convertible notes aggregating $734.166 in principal amount to Laurus Master Fund, Ltd., which was at the time its controlling shareholder. The convertible notes were issued in exchange for the assignment of certain promissory notes receivable.

On December 12, 2002 we executed a $200,000 demand note in favor of Ajit Medhekar, a member of our board of Directors, in exchange for a $200,000 loan to us. Interest is payable at 8% per annum. This note may be prepaid at any time, upon at least 30 days notice, to Mr. Medhekar. On January 21, 2004, Mr. Medhekar accepted 66,667 shares of common stock in LMIC, in conjunction with the private offering coordinated by Vertical Ventures, Inc. in exchange for amending and restating his note for $100,000.

In February 2003, the Company entered into a short-term $2 million term note payable agreement with a related party, Laurus Master Funds, Ltd, the former majority stockholder of our company prior to the reverse merger. The note bears interest at 8.35% per annum and was secured by the personal guarantee of the Company's principal shareholder, Mr. Kwok Li.
On July 17,  2003,  in  conjunction  with  the  reverse  merger,  we  assumed  a convertible loan payable to Laurus Master Funds, Ltd. of $600,000, bearing interest at 8%, payable in 12 equal monthly installments of $50,000, commencing on September 1, 2004. The conversion price per share is 100% of the average closing price of the common stock for the twenty (20) days prior to the first repayment date. On May 1, 2003, LMIC, Inc., formerly known as Cheshire Distributors, Inc., (a shell corporation of which Laurus Master Funds, Ltd, was majority stockholder), Linsang Acquisition Corp. ("LAC"), Linsang Manufacturing, Inc., and certain major stockholders of LMIC and Linsang entered into an Agreement and Plan of Reorganization, as amended ("Merger Agreement"), pursuant to which LAC merged with and into Linsang (the "Merger"). On July 17, 2003, the transactions contemplated by the Merger Agreement were consummated. Pursuant to the Merger Agreement, stockholders of Linsang exchanged their shares for shares of our common stock. Following the conversion of shares by Linsang's stockholders, such stockholders owned approximately 85% of the outstanding shares of common stock on a fully diluted basis and our stockholders before the Merger owned approximately 15% on a fully diluted basis.

In November 2003, the Company entered into a $4,000,000 working capital line of credit with Laurus Master Trust, Ltd., our majority shareholder prior to the reverse merger, which included a refinancing of the $2 million short-term note payable. Principal amounts of the note may be converted into the Company's common stock, $.001 par value per share, at an exercise price of 125% of the average closing price for the twenty (20) days prior to the conversion notice. The Company shall issue additional 7 year warrants to purchase a number of shares equal to 5% of the principal being converted divided by 125% of the fixed conversion price. The line of credit accrues interest at the prime rate (4% at December 31, 2003) plus .5%. It is collateralized by all the assets of the Company. In conjunction with this new facility, the Company issued 7 year warrants to purchase up to 64,000 shares of the Company's common stock with an exercise price of 125% of the average closing price of the common stock for the twenty (20) days prior to the exercise notice. The warrants cannot be exercised if, on the exercise date, the exercise would result in beneficial ownership of the lender or affiliates exceeding 4.99% of the total outstanding common stock of the Company. The $2 million term note was rolled into this new agreement and an additional $1,500,00 was advanced on November 23, 2003. On December 30, 2003, $2,000,000 was repaid by certain third parties who received 1,333,334 shares of common stock in the Company in exchange for such payment. At September 30, 2004, the outstanding balance on this facility was $1,500,000. Currently, the Company is in negotiations to amend and restate this facility from a $4,000,000 convertible revolving line of credit to a $1,500,000 convertible note.

                PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth certain information as of December 16, 2004, regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company and (iii) all officers and directors as a group. For a description of certain transactions between us and the persons listed in this table, see the section of this Prospectus entitled "Board of Directors and Management Team - Certain Relationships and Transactions."

NAME                                          NUMBER OF SHARES          APPROXIMATE PERCENTAGE
                                              BENEFICIALLY OWNED(1)     OF COMMON STOCK(2)
Ajit K. Medhekar (3)
c/o LMIC, Inc.
6435 Virginia Manor Road                        133,334                 *
Beltsville, MD  20705

Kwok Li (3), (5), (6), (7), (8)
c/o LMIC, Inc.                                7,143,249                 38.6%
6435 Virginia Manor Road
Beltsville, MD  20705

Benevolent Partners LP  (4)
520 Madison Avenue                            2,298,851                 12.4%
New York, NY 10022

Linsang Partners, LLC (5)
Post Office Box 0039
Beltsville, MD  20704                         5,317,788  (8)            28.7%

Hyla Holdings, LLC (6)                             0                    *
Kwok Li, Chairman

Linsang International, LLP (7)
Post Office Box 0039
Beltsville, MD  20704                         1,825,461                 9.9%


Luis Negrete (3)
c/o LMIC, Inc.                                  187,635                 1.0%
6435 Virginia Manor Road
Beltsville, MD  20705

Barton Y. Shigemura (3)
c/o LMIC, Inc.                                        0                 *
6435 Virginia Manor Road
Beltsville, MD  20705

John Lambert (3)
c/o LMIC, Inc.                                   20,810                 *
6435 Virginia Manor Road
Beltsville, MD  20705

All Officers and directors as a group, (10    7,568,888                 40.9%
individuals)

* less than 1%.

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days.

(2) The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(3) Officer or director.

(4) Benevolent Partners LP was a limited partner of Aladdin Investments, LLC, a Delaware limited liability company consisting of five members and formed for the purpose of purchasing securities in the Company. In March 2004, Aladdin purchased 2,666,667 shares of our common stock for $4,000,000, or $1.50 per share. In addition, certain of Aladdin's members and affiliates of its manager purchased, for $30,367, five year warrants to purchase an aggregate of 3,036,667 shares of our common stock at an exercise price of $1.50 per share. In November 2004, Aladdin Investments distributed our securities to its partners and Benevolent Partners LP received its pro-rata investment share, consisting of 2,298,851 shares of our common stock and warrants to purchase 459,770 shares of common stock at an exercise price of $1.50 per share.

(5) Kwok Li is the managing member of Linsang Partners, LLC and may be deemed to share voting and investment control of the shares directly owned by Linsang Partners, LLC.

(6) Hyla Holdings, LLC is the general partner of Linsang International, L.P. and may be deemed to share voting and investment control of the shares directly owned by Linsang International, L.P. As the sole member of Hyla holdings, LLC, Felice Li (the wife of Kwok Li) may be deemed to share voting and investment control of the shares directly owned by Linsang International, L.P. and that may be deemed to be indirectly owned by Hyla Holdings, LLC.

(7) Includes an aggregate of 833,333 share of common stock pledged by Linsang International, LP, an entity controlled my Mr. Kwok Li, to JP Morgan Chase Bank to collateralize a $1,250,000 business loan made in March 2004.

(8) Does not give effect to (i) an aggregate of 1,600,000 shares of common stock sold, for $16,000, by Linsang Partners LLC, an entity controlled by Mr. Kwok Li, to Allegiant Capital Group, LLC and nine additional investors in connection with private placements by our company in November 2004 and January 2005 of 800,000 shares at $1.50 per share and warrants to purchase an additional 840,000 shares at $1.50, or (ii) the issuance of five year warrants granted by our company to Linsang Partners, LLC to purchase 3,200,000 shares of our common stock at $2.50 per share. See "Related Party Transactions."

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital has agreed to purchase up to $12.0 million of our common stock. None of the selling stockholders are broker-dealers or affiliates of broker-dealers and none of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

      o Cornell Capital is the investor under the Standby Equity Distribution Agreement. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors.

      o Michael Staisil, an affiliate of Allegiant Capital Group, LLC, is co-chairman of Benevolent Capital Management, the general partner of Benevolent Partners LP, a former member of Aladdin Investments, LLC. Benevolent Partners LP is currently the owner of 2,298,851 shares of our common stock and shares of common stock issuable upon exercise of warrants to purchase 459,770 shares of our common stock at an exercise price of $1.50 per share. Allegiant Capital Group, LLC also intends to sell up to 1,000,000 shares of common stock and 350,000 additional shares underlying warrants held by it.

      o James W. Libman, Jon B. Libman, Richard Tuch and the O'Neel Family Development Co. LLC, are former members of Aladdin Investment, LLC and intend to sell an aggregate of 397,816 shares of our common stock and shares of common stock issuable upon exercise of warrants to purchase an aggregate of 87,500 shares of our common stock at an exercise price of $1.50 per share.

      o David Bell is a marketing and business development consultant to our company and intends to sell up to 66,093 shares of our common stock.

      o InteSec Group LLC intends to sell up to 44,580 shares of our common stock issued to such entity as compensation for federal marketing consulting services rendered.

The table follows:

                                                                     Shares to be
                                                                    Acquired under
                                            Percentage of             the Standby
                             Shares          Outstanding                 Equity                                     Percentage of
                          Beneficially          Shares                Distribution                                Outstanding Shares
                             Owned           Beneficially     Agreement, upon Conversion,           Shares to        Beneficially
                              Before            Owned                Or pursuant to                be Sold in          Owned
 Selling Stockholder         Offering       Before Offering    Registration Rights Penalties       the Offering    After Offering(3)
------------------------------------------------------------------------------------------------------------------------------------
Cornell Capital
  Partners, L.P.                 -0-              *                   10,000,000(2)                10,000,000(2)           0%
Allegiant Capital
  Group, LLC               1,350,000(3)          --%                           0                    1,350,000              0%
David Baum                   135,000(4)          --%                           0                      135,000              0%
Joseph Verga                  67,500(5)           *%                           0                       67,500              0%
Donald Robbins                67,500(6)           *%                           0                       67,500              0%
Dr. Bimalkumar
  Brahmbhatt                 135,000(7)          --%                           0                      135,000              0%
Sean Martin                   67,500(8)           *%                           0                       67,500              0%
Kurt Stowell                  67,500(9)           *%                           0                       67,500              0%
Christopher P. Baker         540,000(10)         --%                           0                      540,000              0%
Anasazi Partners III,
  LLC                        405,000(11)         --%                           0                      405,000              0%
Anasazi Partners III
  Offshore, Ltd.             405,000(12)         --%                           0                      405,000              0%
Benevolent Partners LP     2,758,621(13)         --%                           0                    2,758,621              0%
James W. Libman               91,954(13)          *%                           0                       91,954              *
Jon B. Libman                 61,303(13)          *%                           0                       61,303              0%
Richard Tuch                  30,651(13)          *%                           0                       30,651              0%
O'Neel Family
  Development Co.
  LLC                        183,809(13)         --%                           0                      183,809              0%

David Bell                    66,093              *                            0                       66,093              0%
 Laurus Master
  Funds, Ltd

  Convertible Debt                 0                                   1,000,000
Equity-based
  Registration Rights

  Penalties                        0                                   1,031,000
InteSec Group LLC             44,580              *%                           0                       44,580              0%

----------
      * Less than 1%.

      (1) Percentage of outstanding shares is based on 18,500,981 shares of common stock outstanding as of December 16, 2004, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of December 16, 2004 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      (2) LMIC cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement because the purchase price of the shares under the Standby Equity Distribution Agreement is based upon future bid prices for LMIC's shares at the time it requests an advance of funds from Cornell Capital and because LMIC has not determined the total amount of advances under the Standby Equity Distribution Agreement that it intends to request. Therefore, the number of shares of common stock registered under this registration statement in connection with the Standby Equity Distribution Agreement is based on LMIC's good-faith estimate of the maximum number of shares that LMIC will issue with respect thereto based upon current market prices of the company's common stock. Assumes Cornell Capital sells all shares purchased by it pursuant to the Standby Equity Distribution Agreement.

      (3) Includes 333,333 shares purchased directly from our company for $1.50 per share, 666,667 shares purchased by Allegiant Capital Group from Linsang Partners, LLC, an affiliate of Kwok Li, our Chairman and Chief Executive Officer, for $6,667, and shares underlying warrants to purchase 350,000 shares at an exercise price of $1.50 per share, purchased from our company.

      (4) Includes 33,333 shares purchased directly from our company for $1.50 per share, 66,667 shares purchased by Mr. Baum from Linsang Partners, LLC, for $667, and shares underlying warrants to purchase 35,000 shares at an exercise price of $1.50 per share, purchased from our company.

      (5) Includes 16,667 shares purchased directly from our company for $1.50 per share, 33,333 shares purchased by Mr. Verga from Linsang Partners, LLC, for $333, and shares underlying warrants to purchase 17,500 shares at an exercise price of $1.50 per share, purchased from our company.

      (6) Includes 16,667 shares purchased directly from our company for $1.50 per share, 33,333 shares purchased by Mr. Verga from Linsang Partners, LLC, for $333, and shares underlying warrants to purchase 17,500 shares at an exercise price of $1.50 per share, purchased from our company.

      (7) Includes 33,333 shares purchased directly from our company for $1.50 per share, 66,667 shares purchased by Dr. Brahmbhatt from Linsang Partners, LLC, for $667, and shares underlying warrants to purchase 35,000 shares at an exercise price of $1.50 per share, purchased from our company.

      (8) Includes 16,667 shares purchased directly from our company for $1.50 per share, 33,333 shares purchased by Mr. Martin from Linsang Partners, LLC, for $333, and shares underlying warrants to purchase 17,500 shares at an exercise price of $1.50 per share, purchased from our company.

      (9) Includes 16,667 shares purchased directly from our company for $1.50 per share, 33,333 shares purchased by Mr. Stowell from Linsang Partners, LLC, for $333, and shares underlying warrants to purchase 17,500 shares at an exercise price of $1.50 per share, purchased from our company. (10) Includes 133,333 shares purchased directly from our company for $1.50 per share, 266,667 shares purchased by Mr. Baker from Linsang Partners, LLC, for $267, and shares underlying warrants to purchase 140,000 shares at an exercise price of $1.50 per share, purchased from our company.

      (11) Includes 100,000 shares purchased directly from our company for $1.50 per share, 200,000 shares purchased by Anasazi Partners III LLC from Linsang Partners, LLC, for $200, and shares underlying warrants to purchase 105,000 shares at an exercise price of $1.50 per share, purchased from our company.

      (12) Includes 100,000 shares purchased directly from our company for $1.50 per share, 200,000 shares purchased by Anasazi Partners III Offshore, Ltd. from Linsang Partners, LLC, for $200, and shares underlying warrants to purchase 105,000 shares at an exercise price of $1.50 per share, purchased from our company.

      (13) Includes 2,298,851 shares distributed to Benevolent Partners LP from Aladdin Investments LLC and warrants to purchase 459,770 shares at an exercise price of $1.50 issued by our company to Benevolent Partners LP in March 2004. Also includes shares distributed to each of James W. Libman, Jon B. Libman, Richard Tuch and the O'Neel Family Development Co, LLC from Aladdin Investments LLC

                           DESCRIPTION OF COMMON STOCK

LMIC is authorized to issue 100,000,000 shares of common stock. As of December 16, 2004 LMIC had 18500,981 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid. Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by LMIC. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

TRANSFER AGENT

Continental Stock Transfer and Trust Company 17 Battery Place New York, NY 10004

Telephone Number (212) 509-4000, Facsimile Number (212) 509-5150

                                     EXPERTS

The Financial Statements of LMIC, Inc. included in this prospectus for the years ended December 31, 2003 and 2002 have been so incorporated in reliance on the report of DDK & Company LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURES

On July 28, 2003, Wolinetz, Lafazan & Company, P.C. ("WLC") submitted their resignation as our independent accountant. Our board of directors did not recommend or approve of this change. We filed a current report on Form 8-K with the SEC on August 1, 2003, which included a notification that the change was effective on July 28, 2003. WLC's reports on the financial statements of Cheshire Distributors, Inc. for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such reports of WLC contained an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern.

During each of the two fiscal  years  ending  December 31, 2001 and 2002 and the subsequent interim period prior to WLC's resignation, there were no disagreements with WLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of WLC, would have caused WLC to make reference to the matter in its report.

On July 28, 2003 we engaged DDK & Company LLP ("DDK") as our independent auditors for the fiscal year ending December 31, 2003. During each of the two fiscal years ending December 31, 2001 and 2002, and the subsequent interim period prior to engaging DDK, we did not consult DDK regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Registrant's financial statements or any other matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) under Regulation S-B or a reportable event.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the 1934 Act and in accordance therewith are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. at prescribed rates. Certain information is also available at the Internet web site maintained by the SEC at www.sec.gov.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by LMIC. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made in this prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in the affairs of LMIC since such date.

LMIC, INC.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS



                                                                         PAGE(S)

Independent Auditors' Report                                               F-2

Consolidated Balance Sheet as of September 30, 2004 (Unaudited) and
      December 31, 2003                                                F-3 - F-4

Consolidated Statements  of  Operations  for the Nine Months  Ended
      September 30, 2004 (Unaudited) and 2003 (Unaudited) and for the
      Years Ended December 31, 2003 and 2002
                                                                           F-5

Consolidated Statements of Changes in Stockholders' Equity
      (Deficiency) for the Nine Months Ended September 30, 2004
      (Unaudited) and 2003 (Unaudited) and for the Years Ended
      December 31, 2003 and 2002                                       F-6 - F-8

Consolidated Statements of Cash Flows for the Nine Months Ended
      September 30, 2004 (Unaudited) and 2003 (Unaudited) and for the
      Years Ended December 31, 2003 and 2002                          F-9 - F-11

Notes to Consolidated Financial Statements                           F-12 - F-36

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of LMIC, Inc.

We have audited the accompanying consolidated balance sheet of LMIC, Inc. and its Subsidiary ("the Company") as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LMIC, Inc. and its Subsidiary as of December 31, 2003, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses of approximately $5,704,000 and $8,334,000 for the years ended December 31, 2003 and 2002, respectively. At December 31, 2003, current liabilities exceed current assets by approximately $9,435,000. and total liabilities exceed total assets by approximately $6,103,000. These factors create substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and continuation of future operations are dependent upon the Company's ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purposes. (See notes 2 and 14).


/s/ DDK & Company LLP
---------------------

New York, New York
February 26, 2004, except for note 14, which is as of March 18, 2004

LMIC, INC.

CONSOLIDATED BALANCE SHEETS

                                                     September 30,  December 31,
                                                         2004           2003
                                                      -----------   -----------
                                                      (Unaudited)

ASSETS

Current Assets
   Cash and cash equivalents                          $    99,853   $    10,480
   Accounts receivable, less allowance for doubtful
      accounts ($33,452 at September 30, 2004 and
      $46,161 at December 31, 2003)                       507,930       673,723
   Inventories                                          1,131,525       839,446
   Prepaid and other current assets                        42,581       375,000
                                                      -----------   -----------

        Total current assets                            1,781,889     1,898,649
                                                      -----------   -----------

Property and equipment, net                             3,718,391     4,555,436
                                                      -----------   -----------

Other Assets
   Restricted cash in escrow account                    4,985,615            --
   Deferred financing costs, net                           62,912            --
   Other assets                                           375,000            --
                                                      -----------   -----------

        Total other assets                              5,423,527            --
                                                      -----------   -----------

        Total assets                                  $10,923,807   $ 6,454,085
                                                      ===========   ===========

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

CONSOLIDATED BALANCE SHEETS

                                                              September 30,    December 31,
                                                                  2004             2003
                                                              ------------     ------------
                                                              (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
   Current portion of long-term debt                          $  3,049,014     $  3,296,587
   Accounts payable                                              2,594,989        2,479,419
   Accrued expenses and other current liabilities                1,244,872        1,045,338
   Convertible promissory notes                                  2,085,000        3,951,978
   Loan payable - related parties                                  367,954          560,757
                                                              ------------     ------------

        Total current liabilities                                9,341,829       11,334,079
                                                              ------------     ------------
Other Liabilities
   Long-term debt, less current portion                                 --          440,312
   Convertible promissory notes                                         --          400,000
   Convertible debentures, net of discount                       4,938,878               --
   Deferred occupancy cost                                         648,674          382,426
                                                              ------------     ------------

        Total other liabilities                                  5,587,552        1,222,738
                                                              ------------     ------------

        Total liabilities                                       14,929,381       12,556,817
                                                              ------------     ------------
Commitments and contingencies

Stockholders' Equity (Deficiency)
   Common stock, $.001 par value; 100,000,000 shares
      authorized; 18,012,991 shares in 2004 and 12,126,533
      shares in 2003 issued and outstanding                         18,013           12,127
   Warrants                                                         31,017               --
   Additional paid-in capital                                   25,008,793       16,606,912
   Retained earnings (deficit)                                 (29,063,397)     (22,721,771)
                                                              ------------     ------------

        Total stockholders' equity (deficiency)                 (4,005,574)      (6,102,732)
                                                              ------------     ------------

        Total liabilities and stockholders' equity
           (deficiency)                                       $ 10,923,807     $  6,454,085
                                                              ============     ============

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited) and Years Ended December 31, 2003 and 2002

                                                Nine Months Ended September 30,       Years Ended December 31,
                                               --------------------------------    -----------------------------
                                                    2004             2003            2003             2002
                                                ------------     ------------     ------------     ------------
                                                 (Unaudited)     (Unaudited)
Net sales                                       $  5,201,033     $  4,328,515     $  6,140,666     $  3,318,508

Cost of sales                                      7,528,235        5,432,321        7,786,204        6,242,127
                                                ------------     ------------     ------------     ------------

Gross loss                                        (2,327,202)      (1,103,806)      (1,645,538)      (2,923,619)

Selling, general and administrative expenses       3,796,064        2,441,489        3,243,648        5,039,590
                                                ------------     ------------     ------------     ------------

Operating loss                                    (6,123,266)      (3,545,295)      (4,889,186)      (7,963,209)
                                                ------------     ------------     ------------     ------------

Other income (expenses)
   Interest and other debt expense, net             (442,250)        (422,791)      (1,009,845)        (370,460)
   Rental and other income                           223,890          143,366          195,458               --
                                                ------------     ------------     ------------     ------------

         Total other income (expenses)              (218,360)        (279,425)        (814,387)        (370,460)
                                                ------------     ------------     ------------     ------------

Loss before income taxes                          (6,341,626)      (3,824,720)      (5,703,573)      (8,333,669)

Income taxes                                              --               --               --               --
                                                ------------     ------------     ------------     ------------

Net loss                                          (6,341,626)      (3,824,720)      (5,703,573)      (8,333,669)

Retained earnings (deficit) - beginning          (22,721,771)     (17,018,198)     (17,018,198)      (8,684,529)
                                                ------------     ------------     ------------     ------------

Retained earnings (deficit) - end               $(29,063,397)    $(20,842,918)    $(22,721,771)    $(17,018,198)
                                                ============     ============     ============     ============

Net loss per common share

   Basic                                        $      (0.38)    $      (0.48)    $      (0.66)    $      (1.29)

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Nine Months Ended September 30, 2004 (unaudited) and Years Ended December 31, 2003 and 2002

                                                                          Additional       Retained
                                     Number of                             Paid-in         Earnings       Unearned
                                      Shares      Amount     Warrants      Capital         (Deficit)    Compensation        Total
                                   ----------   ---------   ----------   ------------    ------------    ------------    -----------
Balance, January 1, 2002, as
   restated, to give effect to
   recapitalization and reverse
   acquisition                      4,264,696   $   4,265   $       --   $  2,679,491    $ (8,684,529)   $ (137,700)   $ (6,138,473)

Issuance of common stock            2,613,381       2,613           --      9,189,878              --            --       9,192,491

Issuance of common stock -
   option conversion                      702           1           --            523              --            --             524

Net loss                                   --          --           --             --      (8,333,669)           --      (8,333,669)

Amortization of compensation
   expense                                 --          --           --             --              --        45,900          45,900
                                   ----------   ---------   ----------   ------------    ------------    ----------    ------------

Balance at December 31, 2002        6,878,779       6,879           --     11,869,892     (17,018,198)      (91,800)     (5,233,227)

Issuance of common stock, net of
   offering costs                   3,191,707       3,192           --      4,733,427              --            --       4,736,619

Issuance of common stock -
   option conversion                    1,424           1           --          1,259              --            --           1,260

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (Continued)

Nine Months Ended September 30, 2004 (unaudited) and Years Ended December 31, 2003 and 2002

                                                                          Additional       Retained
                                     Number of                             Paid-in         Earnings       Unearned
                                      Shares      Amount     Warrants      Capital         (Deficit)    Compensation        Total
                                   ----------   ---------   ----------   ------------    ------------    ------------    -----------
Issuance of common stock -
   reverse acquisition              1,499,775       1,500           --       (851,918)             --            --        (850,418)

Issuance of common stock -
   financing cost                     300,000         300           --        449,700              --            --         450,000

Issuance of common stock -
   consulting services                  4,848           5           --          7,995              --            --           8,000

Issuance of common stock - sales
   commission                         250,000         250           --        374,750              --            --         375,000

Contribution to additional paid-in         --          --           --         21,807              --            --          21,807
   capital

Net loss                                   --          --           --             --      (5,703,573)           --      (5,703,573)

Amortization of compensation
   expense                                 --          --           --             --              --        91,800          91,800
                                   ----------   ---------   ----------   ------------    ------------    ----------    ------------

Balance, December 31, 2003         12,126,533      12,127           --     16,606,912     (22,721,771)   $       --      (6,102,732)

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (Continued)

Nine Months Ended September 30, 2004 (unaudited) and Years Ended December 31, 2003 and 2002

                                                                          Additional       Retained
                                     Number of                             Paid-in         Earnings       Unearned
                                      Shares      Amount     Warrants      Capital         (Deficit)    Compensation        Total
                                   ----------   ---------   ----------   ------------    ------------    ------------    -----------
Issuance of common stock            5,765,340       5,765           --    8,118,257              --            --       8,124,022

Issuance of common stock -
  consulting services                  37,848          38           --         79,962              --            --          80,000

Issuance of common stock -
  Principal and interest
  on convertible notes                 83,270          83           --        142,540              --            --         142,623

Discount on convertible debentures
                                           --          --           --         61,122              --            --          61,122
Warrants                                   --          --       31,017             --              --            --          31,017

Net loss                                   --          --           --             --      (6,341,626)           --      (6,341,626)
                                   ----------   ---------   ----------   ------------    ------------    ----------    ------------

Balance, September 30, 2004        18,012,991   $  18,013   $   31,017   $ 25,008,793    $(29,063,397)   $       --    $ (4,005,574)
                                   ==========   =========   ==========   ============    ============    ==========    ============

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited) and Years Ended December 31, 2003 and 2002

                                                              Nine Months Ended September 30,     Years Ended December 31,
                                                              -------------------------------   ---------------------------
                                                                   2004            2003             2003            2002
                                                                -----------     -----------     -----------     -----------
                                                                (Unaudited)     (Unaudited)
Operating Activities
   Net loss                                                     $(6,341,626)    $(3,824,720)    $(5,703,573)    $(8,333,669)
   Adjustments to reconcile net loss to net
      cash used in operating activities
      Depreciation and amortization                                 854,986       1,058,993       1,412,116       1,404,834
      Provision for doubtful accounts                                33,770          15,278           1,085              --
      Amortization of unearned compensation                              --          91,800          91,800          45,900
      Interest on related party debts                                15,599              --              --              --
      Interest on convertible promissory notes                           --          42,702         187,993         119,838
      Interest on convertible promissory notes paid in stock         92,623              --              --              --
      Interest received on restricted cash                           (5,615)             --              --              --
      Deferred occupancy cost                                       266,248          35,333          62,378         164,337
      Financing costs paid in stock                                      --              --         450,000              --
      Consulting costs paid in stock                                 80,000              --           8,000              --
      Increase (decrease) in cash due to
         changes in assets and liabilities
         Accounts receivable                                        132,023        (110,142)       (366,703)       (288,282)
         Inventories                                               (292,079)        223,052        (162,935)       (104,608)
         Prepaid and other current assets                           (42,581)        (64,700)          6,654          (6,654)
         Income taxes receivable                                         --           2,550           2,550         496,767
         Deferred revenue                                                --        (636,212)       (636,212)       (541,916)
         Accounts payable,accrued expenses
           And other current liabilities                            315,104         423,063       1,041,362         860,875
                                                                -----------     -----------     -----------     -----------

         Net cash used in operating activities                   (4,891,548)     (2,743,003)     (3,605,485)     (6,182,578)
                                                                -----------     -----------     -----------     -----------

Investing Activities
   Purchase of property and equipment                                    --          (5,865)         (5,864)        (99,525)
   Security deposits                                                     --         917,270         917,270              --
                                                                -----------     -----------     -----------     -----------

         Net cash provided by (used in) investing activities             --         911,405         911,406         (99,525)
                                                                -----------     -----------     -----------     -----------

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited) and Years Ended December 31, 2003 and 2002

                                                         Nine Months Ended September 30,       Years Ended December 31,
                                                         -------------------------------      ---------------------------
                                                            2004                2003              2003            2002
                                                         -----------         -----------      -----------     -----------
                                                         (Unaudited)         (Unaudited)
Financing Activities
   Proceeds from issuance of common
      Stock (net of related expenses in 2003)             8,124,022             976,260        2,936,261         580,524
   Proceeds from current debt                               125,000           2,006,668        3,510,000              --
   Proceeds from bank overdraft                                  --              --               --              --
   Payment on current debt                                       --                  --       (2,000,000)             --
   Proceeds from issuance of convertible
      promissory notes/convertible debt                          --             698,004          698,004       6,457,083
   Repayment of line of credit                                   --          (1,500,000)      (1,500,000)             --
   Proceeds from issuance of warrants                        31,017                  --               --              --
   Repayment of convertible debt                         (2,241,978)                 --               --              --
   Payment on related party loans                          (208,402)                 --         (673,000)             --
   Repayment of loan-term debt                             (787,886)           (325,549)        (336,912)     (1,026,395)
   Deferred financing costs                                 (60,852)                 --               --              --
   Proceeds from current debt - related parties                  --                  --               --         200,000
   Contribution to additional paid-in capital                    --              21,807           21,807              --
                                                         ----------          ----------       ----------      ----------

         Net cash provided by financing activities        4,980,921           1,877,190        2,656,160       6,211,212
                                                         ----------          ----------       ----------      ----------

See Independent Auditors' Report and notes to consolidated financial statements.

LMIC, INC.

Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited) and Years Ended December 31, 2003 and 2002

                                                            Nine Months Ended September 30,       Years Ended December 31,
                                                            -------------------------------      ---------------------------
                                                                 2004            2003                 2003           2002
                                                              -----------     -----------         -----------    -----------
                                                              (Unaudited)     (Unaudited)
Net decrease in cash and cash equivalents                          89,373          45,592             (37,919)       (70,891)

Cash and cash equivalents - beginning                              10,480          48,399              48,399        119,290
                                                              -----------     -----------         -----------    -----------

Cash and cash equivalents - end                               $    99,853     $    93,991         $    10,480    $    48,399
                                                              ===========     ===========         ===========    ===========

Supplemental disclosure of cash paid for:
      Interest                                                $   191,062     $   463,344         $   330,502    $   334,630
      Income taxes                                            $        --     $        --         $        --    $        --

Noncash Transaction
   Debt exchanged for common stock                            $    50,000     $ 1,701,599         $ 1,801,618    $ 8,611,967
   Recharacterized accounts payable to term loan              $        --     $   662,960         $   662,960    $        --
   Issuance of 4% convertible debentures                      $ 5,000,000     $        --         $        --    $        --
   Proceeds deposited in an interest bearing escrow account   $(4,980,000)    $        --         $        --    $        --
   Legal fees related to convertible debenture included in
      Deferred Charges                                        $   (20,000)    $        --         $        --    $        --
   Stock issued in payment of unearned sales commission       $        --     $   375,000         $   375,000    $        --
   Stock issued in conjunction with reverse acquisition
      and the assumption of related liabilities               $        --     $  (851,918)        $  (850,418)   $        --

See Independent Auditors' Report and notes to consolidated financial statements.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

1 - BUSINESS

                                   The Company

Linsang Manufacturing, Inc. ("LMI") was incorporated in the State of Delaware on December 2, 1999, and commenced operations on January 1, 2000.

On July 17, 2003, LMI completed a reverse merger with a wholly-owned subsidiary of a publicly traded company (Cheshire Distributors, Inc.) with substantially no operations (the "Public Shell") in exchange for approximately 85% of the total outstanding shares of the Public Shell. The Public Shell changed its name to LMIC, Inc. and LMI changed its name to LMIC Manufacturing, Inc. (collectively "the Company"). The reverse merger transaction was accounted for as a recapitalization of LMI and, accordingly, the consolidated financial statements contain the historical results of LMI and the results of operations of the combined entities, from July 17, 2003 through December 31, 2003. The stockholders' equity (deficiency) has been restated to give effect to recapitalization and reverse acquisition transactions.

The Company provides a full range of engineering, design and manufacturing services, including product development and design, materials procurement and management, prototyping, manufacturing and assembly, systems integration and testing, and after-market support in the networking and telecommunications, industrial and medical instruments markets.

Manufacturing services are provided either on a turnkey basis, where the Company procures materials required for product assembly, or on a consignment basis, where the customer supplies the material necessary for product assembly. In both cases, the Company provides materials warehousing and management services, in addition to manufacturing.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                           Principles of Consolidation

All intercompany transactions and balances have been eliminated.

                      Basis of Presentation / Going Concern

The consolidated financial statements include the accounts of LMIC, Inc. and its wholly-owned subsidiary LMIC Manufacturing, Inc. (collectively, "the Company") with all significant intercompany accounts and transactions eliminated, and have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                Basis of Presentation / Going Concern (Continued)

However, the Company has sustained substantial operating losses in recent years. At September 30, 2004, current liabilities exceed current assets by approximately $7,560,000 and total liabilities exceed total assets by approximately $4,006,000. At December 31, 2003, current liabilities exceed current assets by approximately $9,435,000 and total liabilities exceed total assets by approximately $6,103,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and continuation of future operations are dependent upon the Company's ability to obtain additional financing and its ability to generate revenues sufficient to continue pursuing its business purpose. During the nine months ended September 30, 2004, the Company issued $5 million of 4% convertible debentures (the
$4,980,000 net proceeds of which are held in an escrow account to secure repayment of the debentures), and received approximately $8,124,000 from the issuance of common stock, net of offering costs.

In October 2004, Texmac, Inc, a wholly owned subsidiary of ITOCHU Corporation in Japan, granted the Company approval for a credit line of up to $2 million for material procurement services.

In November 2004, the Company entered into agreements with two private equity groups to raise additional capital through a private placement of the Company's common stock and warrants. In addition, in November 2004, the Company also entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P ("Cornell"). Pursuant to the Standby Equity Distribution Agreement, the Company may, subject to the terms of such agreement, periodically sell to Cornell up to $12.0 million of its common stock. (See note 14)

                    Interim Financial Information (Unaudited)

The interim financial statements of the Company as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair
presentation  of  the  results  for  the  interim  periods  presented.   Certain
information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments necessary to present fairly the results of its operations and its cash flows for the nine months ended September 30, 2004 and 2003.

                            Cash and Cash Equivalents

Cash equivalents are highly liquid investments and have maturities of three months or less at the date of purchase.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                        Restricted Cash in Escrow Account

The restricted cash in escrow account on the consolidated balance sheet as at September 30, 2004 aggregates $4.99 million. The restricted balance is held in a cash collateral account to secure repayment of 4% convertible debenture (see notes 5 and 7).

                       Fair Value of Financial Instruments

The fair value of cash and cash equivalents, trade receivables, accounts payable, borrowings under the line of credit, the term loan, and the convertible promissory notes are not materially different than their carrying amounts as reported at September 30, 2004 and December 31, 2003 and 2002. These values represent the estimated amounts the Company would receive or pay to terminate agreements, taking into consideration current market rates and the current creditworthiness of the counterparties. The fair value of long-term debt, including the current portion, is estimated based on rates currently offered to the Company for debt of the same remaining maturities.

                               Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $33,452 at September 30, 2004, and $46,161 at December 31, 2003.

                                   Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Cost elements included in work in progress and finished goods inventory are raw materials, direct labor and manufacturing overhead.

                             Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease.

Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                               Revenue Recognition

Revenue is derived from the sale of manufactured products, installation and maintenance, as well as engineering design and prototyping services. Revenue for manufactured products is realized when title and risk of loss have transferred to the buyer. Revenue is also recognized when delivery has not occurred ("Bill and Hold Revenue") when the following criteria have been met: risk of ownership passes to the buyer; there is a fixed commitment to purchase the goods; the buyer requests the transaction; there is a fixed schedule of delivery of the goods; the earnings process is complete; there are no further performance obligations; the product is complete and ready for shipment; and the goods are segregated from all other inventory. Amounts received in advance of shipment are recorded as deferred revenue until shipped or the above Bill and Hold criteria have been met. Revenue and profits related to product design and development contracts, which are short-term in duration, usually less than three months, are recognized as stages or deliverables, as defined by customer contracts, are achieved. Revenue and profits for installation service are recognized at stages or completion of the installation, as defined by the contract. Maintenance revenue is recognized either on a monthly basis, if the customer is on a retainer, or upon completion of the maintenance performed in the field or on premises. The total amount of bill and hold revenue at September 30, 2004 and at December 31, 2003 aggregated approximately $570,000 and $250,000 respectively.

                             Deferred Occupancy Cost

The Company has entered into operating lease agreements for its corporate office and warehouse, some of which contain provisions for future rent increases, or periods in which rent payments are reduced (abated). In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to "deferred occupancy cost," which is reflected as a separate line item in the accompanying balance sheet.

                                  Income Taxes

The Company accounts for income taxes by utilizing the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                            Stock-Based Compensation

The Company accounts for its stock-based compensation plans utilizing an intrinsic value approach pursuant to the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. At September 30, 2004 and 2003 and December 31,2003 and 2002, the Company had stock based employee compensation plans, which are described more fully in note 12 "Stock Option Plans".

Compensation costs are not recorded in net income for stock options granted under these plans as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

As required by SFA1S No. 148 Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB statement No. 123, the following table shows the estimated effect on net income and earnings per share if the Company had applied the fair value recognition provision of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                            Nine Months Ended
                                               September 30,                   Years Ended December 31,
                                      -------------------------------    --------------------------------
                                           2004             2003              2003             2002
                                      ---------------  --------------    ---------------  ---------------
                                        (Unaudited)      (Unaudited)
Net loss, as reported                 $    (6,341,626) $   (3,824,720)   $    (5,703,573) $    (8,333,669)

Less:  Compensation
   expense                                         --              --            248,261           37,547
                                      ---------------  --------------    ---------------  ---------------

Pro forma                             $    (6,341,626) $   (3,824,720)   $    (5,951,834) $    (8,371,216)
                                      ===============  ==============    ===============  ===============

Earnings (Loss) Per Share:
Basic - as reported                   $         (0.38) $        (0.48)   $          (.66) $         (1.29)
        - proforma                    $         (0.38) $        (0.48)   $          (.69) $         (1.30)

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003


2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

                                 Warranty Costs

The Company warrants its products against defects in design and workmanship for one year. A provision for estimated future costs relating to warranty expense is recorded when products are shipped.

                          Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, and trade accounts receivable. From time to time, cash balances exceed FDIC insured limits. LMIC's cash and cash equivalents are managed by recognized financial institutions, which follow the Company's investment policy. Such investment policy limits the amount of credit exposure in any one issue and the maturity date of the investment securities that typically comprise investment grade short-term debt instruments.

Concentration of credit risk results from sales and related accounts receivable for customers comprising a significant proportion of overall net sales and receivables. During the nine months ended September 30, 2004 and 2003 and years ended December 31, 2003 and 2002, approximately 0% and 28% and 33% and 28%, respectively, of the Company's net sales were with related parties (see note 8).

                              Sales Concentrations

For the nine months ended September 30, 2004, the Company made sales to three unrelated customers of $4,396,000, representing 85% of total sales.

For the nine months ended September 30, 2003, the Company made sales of approximately $2,032,000 representing 46% of total sales to one unrelated customer.

For the nine months ended September 30, 2003, the Company made sales to one related party of approximately $957,000, representing 22% of total sales.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the years ended December 31, 2003 and 2002, the Company made sales to one related party of $1,561,000 and $554,000, respectively, representing 25.4% and 16.7% of total sales, respectively. Sales to related parties in 2003 and 2002 aggregated 33.4% and 28.1% of total sales, respectively.

For the years ended December 31, 2003 and 2002, the Company made sales to one unrelated customer of $2,437,000 and $1,273,000, respectively, representing 39.7% and 38.4% of total sales, respectively.

                           Shipping and Handling Costs

Shipping costs of $61,202 and $6,724 and $25,929 and $15,377 for the nine months ended September 30, 2004 and 2003 and years ended December 31, 2003 and 2002, respectively, are included in selling, general and administrative expenses.

The 2004 increase in shipping and handling costs are directly related to shipments to the UK that were not charged back to the customer. The new contract with the UK customer that is effective inn the fourth quarter of 2004 requires the customer to pay shipping costs directly to the carrier.

                           Net Income (Loss) Per Share

Per share data has been computed and presented pursuant to the provisions of SFAS No. 128, earnings per share. Net income (loss) per common share - basic is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Net income (loss) per common share
- diluted is calculated by dividing net income (loss) by the weighted average number of common shares and common equivalent shares for stock options, warrants and convertible debt outstanding during the period.

                        Recent Accounting Pronouncements

New accounting statements issued, and adopted by the Company, include the following:

In June 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company adopted the provisions of SFAS 143 on January 1, 2003. Its adoption did not have a material impact on the Company's consolidated financial statements.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Recent Accounting Pronouncements (Continued)

In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The Company adopted the provisions of SFAS 146, effective January 1, 2003, as it relates to nonemployee-related exit and disposal costs, primarily contract termination costs and costs to consolidate or close facilities. Adoption of SFAS 146 did not have a material impact on the Company's consolidated financial statements. The Company expects to continue to account for employee-related post-employment benefit costs, including severance payments, under the provisions of SFAS No. 112, "Employer's Accounting for Post-Employment Benefits."

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock-based employee compensation and the effect of the method used on reported results. The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS 123 and SFAS 148.

In November  2002,  FASB  Interpretation  No. 45,  "Guarantor's  Accounting  and
Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others," was issued. This interpretation requires the initial recognition and initial measurement, on a prospective basis only, to guarantees issued or modified after December 31, 2002. Additionally, certain disclosure requirements are effective for financial statements ending after December 15, 2002. There were no disclosures required of the Company in the 2002 financial statements. The adoption of this interpretation in 2003 did not have any impact on consolidated financial statements.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Recent Accounting Pronouncements (Continued)

In January 2003, FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," ("VIE's") was issued. This interpretation clarifies situations in which entities shall be subject to consolidation. This interpretation is effective for all VIE's created after January 31, 2003. The adoption of this interpretation did not have any impact on the Company's consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities, "which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. Adoption of SFAS No. 149 did not have a material impact on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.
Financial instruments that are within the scope of the statement, which previously were often classified as equity, must now be classified as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

                                Reclassification

The 2002 financial statements have been reclassified to conform with 2003 financial statement presentation. The reclassifications had no effect on net income.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

3 - INVENTORIES

Inventories consist of the following:

                            September 30,   December 31,
                                2004            2003
                            ------------    ------------

      Raw materials         $    782,640    $    514,901
      Work in progress           291,789         286,380
      Finished goods              57,096          38,165
                            ------------    ------------

            Total           $  1,131,525    $    839,446
                            ============    ============

4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                           Estimated
                                         Useful Lives     September 30,       December 31,
                                             Years             2004              2003
                                        ---------------   --------------     --------------
Production and test equipment                 7           $    4,809,912     $    4,809,912
Information and communications
   systems                                    5                  792,455            792,455
Software                                      3                  856,855            856,855
Vehicles                                      5                   32,500             32,500
Leasehold improvements                        7                1,743,195          1,743,195
Furniture and fixtures                        7                  182,313            182,313
                                                          --------------     --------------

      Total property and equipment                             8,417,230          8,417,230

      Less:  Accumulated
         depreciation and amortization                         4,698,839          3,861,794
                                                          --------------     --------------

                                                          $    3,718,391     $    4,555,436
                                                          ==============     ==============

Total related depreciation and amortization expense aggregated $837,042 and $1,1058,993 for the nine months ended September 30, 2004 and 2003, respectively. For the nine months ended September 30, 2004 and 2003, approximately $502,000 and $635,000, respectively, were allocated to cost of sales.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

4 - PROPERTY AND EQUIPMENT (Continued)

Total related depreciation and amortization expense aggregated $1,412,116 and $1,404,834 for the years ended December 31,2003 and 2002, respectively. For the years ended December 31, 2003 and 2002, approximately $847,000 and $842,000, respectively, were allocated to cost of sales.

5 - DEBT

                                 Long-Term Debt

The Company entered into a $5,000,000 bank term loan on May 31, 2001. The loan is payable in 47 monthly principal and interest payments of $122,369, with the final principal and interest due on June 1, 2005. Interest accrues based on the bank's daily-adjusted prime rate (4.0% at December 31, 2003) plus 1.0%. The loan amount is collateralized by substantially all the assets of the Company.

In September and December 2003, this loan was modified to defer the monthly principal payment until January 2004. The bank debt agreements contain various covenants that, among other things, prohibit cash dividends to shareholders. The Company is in violation of the requirements to maintain minimum tangible net worth and cash flow coverage ratios. The Company is currently negotiating with the bank to restructure the current debt and the term covenants. The bank has agreed to defer the monthly principal payments for the three months ended September 30, 2004 to the loan maturity date in June 2005. The Company has also requested waiver on the non-compliance of the loan covenants. At September 30, 2004 and December 31, 2003, the term loan balance is reflected as short-term.

The Company had available a $1,500,000 line of credit, bearing interest, payable monthly, at the bank's daily adjusted prime rate. The line of credit matured on April 3, 2003 (originally March 9, 2002), and was collateralized by substantially all the assets of the Company. The Company repaid this line of credit on its maturity date.

The Company also had a $900,000 letter of credit outstanding as of December 31, 2002 to comply with provisions of the lease agreement for office and manufacturing space in Beltsville, MD. The letter of credit was automatically renewed annually and was subject to a 1% annual fee. The Company was required to deposit the full amount of the letter of credit with the bank as collateral. During the year ended December 31, 2003, the landlord requested payment of the entire amount against the letter of credit in satisfaction of outstanding rent.

In June 2003, the Company negotiated a settlement with the landlord of the Landover, MD facility for approximately $663,000, representing the back rent owed to them.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

5 - DEBT (Continued)

The Company is obligated to make the following minimum principal long-term debt payments:



Twelve Months Ending        Bank        Landover
   September 30,          Term-Loan     Facility          Total
--------------------    ------------   ----------     ------------
        2005            $  2,365,734   $  583,280     $  2,949,014
        2006                       -            -                -
                        ------------   ----------     ------------

                        $  2,365,734   $  583,280     $  2,949,014
                        ============   ==========     ============

In addition to the above table, the Company is reflecting a promissory note of $100,000 in its current portion of the long-term debt section. On August 26, 2004, the Company signed a promissory note in favor of Daniel Kane in the amount of $100,000, which is due and payable on September 30, 2004. This note accrues interest at the rate of 15% per annum, and the lender was granted a warrant to purchase 5,000 shares of the Company's $.001 par value common stock at an exercise price of $1.50. This note is personally guaranteed by the majority stockholder, Mr. Kwok Li. The principal amount of this note was paid in full by Mr. Li on October 20, 2004.

                                Convertible Debt

During 2001, the Company issued convertible promissory notes totaling $5,110,000 to related parties, including the majority stockholder of the Company, Mr. Kwok Li. The debt bears interest, payable annually, at the prime rate. The principal and any unpaid interest ($97,303 as of December 31, 2001) was convertible into shares of the Company's common stock on demand. In January 2002, these promissory notes, inclusive of interest of approximately $123,000, were converted into shares of the Company at a conversion rate of $3.52 as adjusted for the reverse acquisition ($.60 per share pre-reverse).

During 2002, the Company issued convertible promissory notes totaling $4,352,246 to related parties, including the majority stockholder of the Company, Mr. Kwok Li. The debt bears interest, payable annually, at the prime rate. Through December 31, 2002, $3,379,318 of this debt was converted into shares of the Company at a conversion rate of $3.52 as adjusted for the reverse acquisition ($.60 per share pre-reverse). In March 2003, $972,928 was converted at a rate of $1.52 as adjusted for the reverse acquisition ($.26 per share pre-reverse). During the year ended December 31, 2003, approximately $698,000 was received and converted at a rate of $1.52 as adjusted for the reverse acquisition ($.26 per share pre-reverse).

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

5 - DEBT (Continued)

                          Convertible Debt (Continued)

On June 27, 2002, the Company issued a $2,000,000 convertible promissory note that bears interest at 8%, and was originally due and payable on October 15, 2002. This note was a bridge loan from a third party in anticipation of a private placement that did not occur. In October 2002, the note was amended to extend the due date to January 15, 2003. In 2003, the note was amended a second time to change the terms to a demand note. As consideration for the second amendment, the Company issued 300,000 shares of the Company's common stock valued at $1.50 per share or $450,000, which has been expensed and is reflected in interest and other debt expense in 2003. The note is personally guaranteed by the majority stockholder, Mr. Kwok Li, and can be converted into shares of the Company's common stock at a rate of $14.66 per share as adjusted for the reverse acquisition ($2.50 per share pre-reverse). At December 31, 2003, this debt included accrued interest of approximately $242,000. This note was paid in full as of March 31, 2004.

In February 2003, the Company entered into a short-term $2 million term note payable agreement with a related party, Laurus Master Funds, Ltd. The note bears interest at 8.35% per annum and was secured by the personal guarantee in the form of collateralized bank deposits of $2 million by Mr. Kwok Li. This note was refinanced in November 2003.

In November 2003, the Company entered into a $4,000,000 working capital line of credit with Laurus Master Fund, which included a refinancing of the $2 million short-term note payable. Principal amounts of the note may be converted into the Company's $.001 par value common stock at an exercise price of $2.50; provided, however, that for every $1.5 million of conversions made the conversion price thereafter will be adjusted to equal 103% of the average closing price for the thirty days prior to the last day of the period during which the $1.5 million was converted. Upon conversion, the Company shall issue additional 7 year warrants to purchase a number of shares equal to 5% of the principal being converted divided by 125% of the fixed conversion price. The line of credit accrues interest at the prime rate (4% at December 31, 2003) plus 0.5%. The working capital line is collateralized by all the assets of the Company and a limited personal guarantee of Kwok Li, the Company's principal stockholder. In conjunction with this new facility, the Company issued 7 year warrants to purchase up to 200,000 shares of the Company's common stock with an exercise price of 125% of the fixed conversion price. The warrants cannot be exercised if, on the exercise date, the exercise would result in beneficial ownership of the lender or affiliates exceeding 4.99% of the total outstanding common stock of the Company. An additional $1,500,000 was advanced on November 23, 2003. Mr. Li transferred his rights to the $2 million bank account that secured his guarantee. Those parties then consented to the use of those funds to be included in the Vertical Venture private placement and the Company use of those funds to satisfy the Company's indebtedness, and received 1,333,334 shares of stock in the Company and 7 year warrants to purchase an additional 1,333,334 shares of stock with an exercise price of 125% of the average closing price of the common stock for the twenty (20) days prior to exercise notice. The three unrelated parties received 1,333,334 shares of stock in the Company. The related warrants were transferred to Mr. Li's wife. At September 30, 2004, the principal outstanding balance on this facility was $1,500,000. During the quarter ended September 30, 2004, the Company converted $54,490 of interest into 25,345 shares of the Company's $.001 par value common stock at an exercise price of $2.15 per share.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

5 - DEBT (Continued)

                          Convertible Debt (Continued)

On July 17, 2003, in conjunction with the reverse acquisition, the Company assumed a convertible (at the Company's discretion) loan payable to Laurus Master Funds Ltd. of $600,000, bearing interest at 8%, payable in 12 equal monthly installments of $50,000, commencing on September 1, 2004. The conversion price per share is 100% of the average closing price of the common stock for the twenty (20) days prior to the first repayment date. During September 2004, the Company converted $50,000 principal repayment and $38,133 of accrued interest into 57,925 shares of the Company's $.001 par value common stock at an average price of $1.52 per share. At September 30, 2004, the principal balance outstanding was $550,000.

In August 2003, the Company issued a convertible promissory note for up to $1,000,000, with a conversion price into common stock of $25 per share, to an individual. Interest is computed at an annual rat1e of 3% per annum, and is payable annually. Interest can be paid with registered shares at a 5% discount on the market price of LMIC common stock based on a 30-day average. The balance received, and due under this note at September 30, 2004, and at December 31, 2003, aggregated $35,000 and $10,000 respectively. (See note 7 "Agent Representation and Confidentiality Agreement").

In March 2004, the Company sold in a private placement a $5,000,000 4% convertible debenture, which is due on September 11, 2006, and common stock purchase warrants to purchase 810,373 of the Company's common stock, par value $.001 per share, at an exercise price (effective set price) of $2.468 per share. The cash proceeds of the private placement are held in a cash collateral account to secure repayment of the debenture. This debenture is convertible into shares of common stock at the option of the holder, in whole or in part, at any time, subject to provisions that the holder after giving effect of the conversion does not beneficially own in excess of 4.99% of the total shares outstanding. The Company may elect to redeem some or all of the then outstanding debentures for an amount in cash equal to an optional redemption amount which would be an amount equal to 115% of the principal if converted prior to January 31, 2005, 110% if converted prior to January 31, 2006, and 105% at all other times. Mandatory redemption in the event of default shall be an amount equal to 105% of the principal amount prior to January 31, 2005, 103% prior to January 31, 2006, and 100% thereafter. In addition, the Company may force a conversion upon proper notification and provided that the Volume Weighted Average Price ("VWAP") is 200% or more of the effective set price for each of any 15 consecutive trading days prior to the forced conversion notice. The holder has the option to convert at the set price at any time upon proper notification.

The fair value of the warrant aggregated $61,122 at the time of issuance, which was determined using the Black Scholes pricing model with the following assumptions; zero dividends, .05 volatility, term of 5 years and a risk free rate of 4%. The fair value of the warrants has been recorded as additional paid-in capital and reduced the carrying value of the notes.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

5- DEBT (Continued)

                          Convertible Debt (Continued)

At September 30, 2004, the Company's convertible debt is approximately as follows:



                               Short-Term        Long-Term          Total
                              ---------------   ------------     ------------
Working capital line          $     1,500,000   $          -     $  1,500,000
8% term loan                          550,000              -          550,000
3% promissory note                     35,000              -           35,000
4% convertible debentures                   -      4,939,000        4,939,000
                              --------------- -------------      ------------

                              $     2,085,000   $  4,939,000     $  7,024,000
                              ===============   ============     ============

At December 31, 2003, the Company's convertible debt is approximately as follows:



                                Short-Term       Long-Term          Total
                              ---------------   ------------     ------------
Working capital line          $     1,500,000   $          -     $  1,500,000
8% term loan                          200,000        400,000          600,000
3% promissory note                     10,000              -           10,000
8% promissory note                  2,242,000              -        2,242,000
                              ---------------   ------------     ------------

                              $     3,952,000   $    400,000     $  4,352,000
                              ===============   ============     ============


6 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At September 30, 2004 and December 31, 2003, accrued expenses and other current liabilities are approximately as follows:


                            September 30,      December 31,
                                 2004             2003
                            -------------      ------------

Payroll                     $     168,000      $    298,000
Payroll taxes                      80,000           207,000
Warranty                           52,000            46,000
Employee benefits                       -           172,000
Material purchase                       -           283,000
Rent                                    -            22,000
Legal fees                         36,000                 -
Financing costs                   291,000                 -
Consulting fees                    48,000                 -
Interest                          122,000                 -
Customer deposits                 375,000                 -
Personal property tax              35,000                 -
Other                              38,000            17,000
                            -------------      ------------

                            $   1,245,000      $  1,045,000
                            =============      ============

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

7 - EQUITY

                                     Merger

On July 17, 2003, the Company completed a reverse merger in a tax-free reorganization pursuant to the Agreement and Plan of Reorganization, dated as of May 1, 2003, as amended (the "Merger Agreement"). The Company's stockholders exchanged their respective shares of common stock after which LMI became a wholly owned subsidiary of LMIC. The shareholders of LMI exchanged their shares for approximately 7,996,900 shares or 85% of the then outstanding voting securities of LMIC on a fully diluted basis after the merger. The merger was accounted for as a reorganization and reflected in the statement of changes in stockholders' equity (deficiency) through the issuance of 1,499,775 shares of the Company's $.001 par value common stock.

                                Private Placement

In July 2003, the Company entered into an agreement with a financial advisor and placement agent to raise approximately $3 million of equity or equity-linked securities via a private placement. The private placement closed after selling 650,000 shares of common stock, at a purchase price of $1.50 per share, raising $975,000 less cost associated with the sale of $40,000, the issuance of 25,000 shares of the Company's $.001 par value common stock, and a warrant to purchase 28,000 shares of the Company's common stock with an exercise price of $1.50. The fair value of the warrant issued aggregated $10,257 using the Black Scholes pricing model with the following assumptions; zero dividends, .02 volatility, term of 7 years, and a risk free rate of 4%.

As of December 31, 2003, the Company received proceeds of approximately $2.1 million, inclusive of $100,000 debt conversion (see note 8), for approximately
1.4 million shares. (See note 5).

In December 2003, the Company entered into an agreement with Vertical Ventures LLC, an investment firm and placement agent, to raise approximately $6 million through the sale of the Company's $.001 par value common stock, at a purchase price of $1.50 per share, via a private placement. A warrant to purchase an additional share of common stock at an exercise price of $1.50 per share is attached to each share. The private placement closed in January 2004, raising approximately $5,755,000 net of offering cost of approximately $320,000 and issued 4,048,675 shares.

In March 2004, the Company entered into an agreement with Aladdin Investments, LLC, an investment firm and placement agent, to raise additional capital via a private placement of the Company's $.001 par value common stock at a purchase price of $1.50 per share. The private placement also includes the sale of common stock warrants, with an exercise price of $1.50, at a purchase price of $.01 per warrant. As of September 30,

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

7- EQUITY (Continued)

2004, the Company has received approximately $4,469,000 net of offering costs of approximately $206,000 and issued 3,116,667 shares of common stock. In addition, the Company received $31,017 as proceeds from the sale of 3,101,700 warrants.

In March 2004, the Company sold in a private placement a $5,000,000 4% convertible debenture, which is due on September 11, 2006, and a warrant to purchase 810,373 of the Company's common stock, par value $.001 per share, at an exercise price (effective set price) of $2.468 per share. The cash proceeds of the private placement are held in a cash collateral account to secure repayment of the debenture. This debenture is convertible into shares of common stock at the option of the holder, in whole or in part, at any time, subject to provisions that the holder after giving effect of the conversion does not beneficially own in excess of 4.99% of the total shares outstanding. The Company may elect to redeem some or all of the then outstanding debentures for an amount in cash equal to an optional redemption amount which would be an amount equal to 115% of the principal if converted prior to January 31, 2005, 110% if converted prior to January 31, 2006, and 105% at all other times. Mandatory redemption in the event of default shall be an amount equal to 105% of the principal amount prior to January 31, 2005, 103% prior to January 31, 2006, and 100% thereafter. In addition, the Company may force a conversion upon proper notification and provided that the Volume Weighted Average Price ("VWAP") is 200% or more of the effective set price for each of any 15 consecutive trading days prior to the forced conversion notice. The holder has the option to convert at the set price at any time upon proper notification.

The fair value of the warrant aggregated $61,122 at the time of issuance, which was determined using the Black Scholes pricing model with the following assumptions; zero dividends, .05 volatility, term of 5 years and a risk free rate of 4%. The fair value of the warrants has been recorded as additional paid-in capital and reduced the carrying value of the notes.

                             Registration Statement

The Company is also actively pursuing additional financing to fund future operations. The Company has filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, to register shares to be sold by existing shareholders. Subsequent to the balance sheet date, the offering became effective on October 22, 2004. The Company will not receive any proceeds from the sale of the common stock and has paid for the expenses of this offering.

                Agent Representation and Confidentially Agreement

In August 2003, the Company issued 250,000 shares of common stock, valued at $375,000 ($1.50 per share), based on private placement offering price, as compensation pursuant to an agreement with an agent. The agent is to provide the Company with orders projected to be valued at approximately $20 million within 12 months. If within the 12 months the orders fall materially below $20 million, then the agent will forfeit a commensurate portion of the shares. Accordingly, the related sales commission has been reflected as a prepayment. As of September 30, 2004 and December 31, 2003, the Company received approximately $0 and $300,000 of orders, respectively, of orders, the decrease due to cancelled orders (See note 5 "Convertible Debt"). The Company anticipates extending the contract. At September 30, 2004, the relates sales commission has been reflected as a long-term prepayment.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

8 - RELATED PARTIES

The Company transacts business with companies owned by the Company's majority stockholder. Related party receivables and payables and transactions with these parties are summarized below:



                                        September 30,      December 31,
                                             2004             2003
                                        -------------      ------------

Accounts payable to affiliated
   companies                               $     --        $     75,240
Sales to affiliated companies
   (see note 2 sales concentration)        $     --        $  2,051,488



During the nine months ended September 30, 2004 and year ended December 31, 2003, the Company entered into three one-year sublease agreements with related parties. Two of the subleases expired on March 31, 2004, and the other on January 30, 2004. These leases had been continued on a month-to-month basis through August 31, 2004. Rental income for the three subleases aggregates approximately $18,000 per month. Rental income for the nine months ended September 30, 2004 and 2003 aggregated approximately $193,000 and $142,000, respectively.

During 2002, $1,116,925 of accounts payable to a related party was converted into long-term debt bearing interest at the prime rate. There is no stipulated maturity date. During 2003, the Company reduced its liability by applying approximately $650,000 of sales invoices for services provided and approximately $61,000 for rent charged to this related party. Interest expense for the nine months ended September 30, 2004 and 2003 aggregated $9,593 and $16,754, respectively. At September 30, 2004 and December 31, 2003, the outstanding balance aggregated approximately $245,000 and $444,000, respectively.

In December 2002, the Company entered into a loan agreement with a director for $200,000. The loan payable is evidenced by a $200,000 promissory note, which bears interest, at 8% per annum and is payable annually. In December 2003, $100,000 of the loan was converted into common stock in conjunction with a private placement. (See note 7). At Se1ptember 30, 2004 and December 31, 2003, the outstanding balance, inclusive of $22,838 and $16,832 of accrued interest, aggregates $122,838 and $116,832, respectively.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003


8 - RELATED PARTIES (Continued)

In February 2003, the Company entered into a short-term $2 million term note payable agreement with a related party. The note bears interest at 8.35% per annum. In November 2003, this note was replaced with a $4 million working capital line of credit. In addition, the Company assumed, as part of the reverse merger, a convertible loan (at the Company's discretion) of $600,000, bearing interest at 8%, payable in 12 equal monthly installments of $50,000, commencing on September 1, 2004. (See note 5).

9 - COMMITMENTS

                                     Leases

The Company rents office, production and warehousing facilities in Beltsville, Maryland under an operating lease arrangement expiring in 2011. Future payments under this operating lease is as follows as of September 30, 2004:

      Twelve Months Ending
      September 30,                                    Total
      --------------------
              2005                               $   1,033,000
              2006                                   1,074,000
              2007                                   1,117,000
              2008                                   1,162,000
              2009                                   1,208,000
           Thereafter                                2,226,000
                                                 -------------
                                                 $   7,820,000
                                                 =============



During 2001, the Company abandoned the Landover facility, and has negotiated with the landlord for an early termination of the lease. Effective June 16, 2003, the Company entered into a settlement agreement with the landlord. (See note 5). The rent settlement obligation was recorded as of December 31, 2002.

The lease for the Brightseat warehouse expired on March 31, 2003. The Company received a three-month extension, which terminated in June 2003.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

9 - COMMITMENTS (Continued)

                               Leases (Continued)

The Company and the landlord have amended the lease to defer a portion of the rent payments from June 2004 through June 2005 with the deferred portion being paid to the landlord from January 2006 through January 2007. For the three months ended September 30, 2004, the deferred payments totaled $194,947. The total amount that will be deferred in 2004 and 2005 is $321,988 and $96,582, respectively.


Rent expense for the nine months ended September 30, 2004 and 2003 and years ended December 31, 2003 and 2002 was approximately $965,000, $599,000 and $1,242,254,$2,043,324, respectively.

                    Financial Advisory / Consulting Agreement

On January 14, 2002, the Company entered into a financial advisory/consulting agreement with Crown Capital Corp. ("Crown"). Crown acted as the Company's nonexclusive agent to provide management and financial consulting services regarding mergers and acquisition, introduction to potential merger candidates, and provide general market support, advice and services. As consideration for these services, the Company would issue, upon execution of a definitive agreement, a warrant to purchase 3,260,000 shares of the Company's common stock at a price of $.60 per share. During the year ended December 31, 2003, the
Company and Crown mutually agreed to terminate their relationship and, accordingly, the warrant to purchase the Company's stock have been rescinded.

                            Cash and Cash Equivalents

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At September 30, 2004, the Company's bank balance exceeded the FDIC insured limits by approximately $5,099,000, which includes $4,986,000 held in a restricted escrow account. At December 31, 2003, the Company's bank balances did not exceed the FDIC insured limits. (See note 2 "Concentration of Credit Risk").

10 - EARNINGS PER SHARE

Basic and diluted earnings per share (EPS) were calculated using the following for the nine months ended September 30,2004 and 2003 and year ended December 31, 2003 and 2002:

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

10 - EARNINGS PER SHARE (Continued)

                                                Nine Months Ended
                                                   September 30,                   Years Ended December 31,
                                        --------------------------------   --------------------------------
                                             2004             2003              2003             2002
                                        --------------   ---------------   ---------------  ---------------
Net loss                                $   (6,341,626)  $    (3,824,720)  $    (5,703,573) $    (8,333,669)
                                        ==============   ===============   ===============  ===============
Weighted average shares for basic EPS:
      Weighted average
         shares                             16,750,552         8,006,644         7,934,584        6,461,230
      Effect of reverse merger                      --                --           683,231               --
                                        --------------   ---------------   ---------------  ---------------
Weighted average shares for
   basic EPS                                16,750,552         8,006,644         8,617,815        6,461,230
Effect of dilutive securities
   stock options                                57,283            28,000           136,767          154,784
                                        --------------   ---------------   ---------------  ---------------
Weighted avereage shares
   for diluted EPS                          16,807,835         8,034,644         8,754,582        6,616,014
                                        ==============   ===============   ===============  ===============

Options to purchase approximately 615,523 and 167,050 and 128,000 and 247,000 shares as of September 30, 2004 and 2003 and December 31, 2003 and 2002, respectively, were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

At September 30, 2004, 7,150,340 shares associated with the possible conversion of convertible debt and 810,373 warrants were not included in the computation of diluted EPS because the conversion price was equal to or greater than the average market price of the common shares.

At December 31, 2003, shares associated with the possible conversion of approximately $4,352,000 of convertible debt and 1,4000,000 warrants were not included in the computation of diluted EPS because the conversion price was equal to or greater than the average market price of the common shares.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

11 - INCOME TAXES

The provision for income taxes consisted of the following for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002:

                                     Nine Months Ended          Years Ended
                                       September 30,            December 31,
                                  -----------------------   -------------------
                                    2004           2003        2003     2002
                                  ---------     ---------   --------- ---------
Current tax provision
                                  $      --     $      --   $      -- $      --
Deferred tax
   provision                             --            --          --        --
                                  ---------     ---------   --------- ---------

     Total provision
         for income taxes         $      --     $      --   $      -- $      --
                                  =========     =========   ========= =========

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                      Nine Months Ended          Years Ended
                                       September 30,              December 31,
                                  -----------------------   -------------------
                                    2004           2003        2003     2002
                                  ---------     ---------   --------- ---------
Statutory federal tax rate             34.0%         34.0%       34.0%     34.0%

State taxes (net of federal
   tax benefit)                         4.6           4.6         4.6       4.6
                                  ---------     ---------   --------- ---------

                                       38.6%         38.6%       38.6%     38.6%
                                  =========     =========   ========= =========

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

11 - INCOME TAXES (Continued)

The source and tax effects of the temporary differences giving rise to the Company's net deferred tax assets are as follows:

                                                  September 30,    December 31,
                                                       2004            2003
                                                  ------------     ------------
Deferred income tax assets
   Capitalized inventory                          $     21,838     $     31,691
   Reserves                                             32,610           17,818
   Net operating loss                               11,042,990        8,595,122
                                                  ------------     ------------

         Total deferred income tax assets           11,097,438        8,644,631
                                                  ------------     ------------
Deferred income tax liabilities
   Property and equipment                              369,993          155,993
                                                  ------------     ------------

         Total deferred income tax liability           369,993          155,993
                                                  ------------     ------------

         Net deferred asset                         10,727,445        8,488,638

Valuation allowance                                (10,727,445)      (8,488,638)
                                                  ------------     ------------

         Total deferred asset, net                $         --     $         --
                                                  ============     ============

SFAS No. 109 requires that a valuation allowance be recorded against tax assets that are not likely to be realized. The net operating loss carryforwards of $26,500,894 expires in the years 2021 through 2023. The Company has recorded a valuation allowance against these tax assets and will recognize the benefits only as a reassessment demonstrates they are realizable. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in the future operations as a reduction in the Company's income tax expense.

Federal and state tax laws limit the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a Company. The Company believes such an ownership change, as defined may have occurred and accordingly, certain of the Company's federal and state operating loss carryforwards may be limited in their annual usage.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

12 - STOCK OPTION PLANS

The Company had a stock option and incentive plan (the "Plan"). Shares of common stock totaling 899,112, as adjusted for the reverse acquisition, were reserved for issuance under the Plan. The Plan generally provided for the granting of non-qualified and incentive stock options to employees and non-employees. Terms of the grants including exercise price, expiration dates, and vesting schedules were determined by the Board of Directors at the time of grant. Stock options granted to date vest over a four-year period and have a ten-year term. The Plan also provided for immediate vesting upon a change in control as defined. During the fourth quarter of 2000, the Company granted 62,636 options, (as adjusted) at an exercise price of $.59 per share (as adjusted), which was less than the estimated fair value of the common stock on the date of grant of $3.52 per share (as adjusted). The Company recorded unearned compensation on the date of grant in the amount of $183,600, and is recognizing the compensation expense on a straight-line basis over the vesting period, including $45,900 and $91,800 recognized in 2002 and 2003, respectively. The recognition of expense was accelerated in 2003, upon cancellation of the options attributable to individuals who have left the Company's employ. The Plan was terminated upon adoption of the 2003 Stock Option Plan, and the outstanding options became fully vested and adopted under the 2003 Plan.

In September 2003, the Company adopted a "2003 Stock Option Plan" to provide an incentive to employees, directors, and consultants, whose contributions to the Company will be important to the success of the Company. The Company has reserved 2,000,000 shares of $.001 par value common stock for issuance under the Plan. The Plan shall remain in effect for a term of ten (10) years unless sooner terminated. The option price, which shall be approved by the Board of Directors ("Board"), shall in no event be less than 100% in the case of Incentive Stock Options ("ISO"), and 85% in the case of other options, of the fair market value of the Company's common stock at the time the option is granted. Terms of the grants, expiration dates, and vesting schedules are determined by the Board at the time of the grant. In April 2004 and September 2004, the Board of Directors approved the issuance of 452,800 and 60,000 incentive stock options, respectively, at an exercise price of $2.00 and $1.60, respectively.

                                   LMIC, Inc.

                   Notes to Consolidated Financial Statements
      Nine Months Ended September 30, 2004 (unaudited) and 2003 (unaudited)
                                       and
                          Year ended December 31, 2003

12 - STOCK OPTION PLANS (Continued)

A summary of stock option activity for the years ended December 31, 2003 and 2002 and for the nine months ended September 30, 2004 is as follows:

                                                            Weighted Average
                                         Number of           Exercise Price
                                         Options               Per Share
                                       --------------      -----------------
                                    (As adjusted for the reverse acquisition)

      Balance at January 1, 2002              731,179                1.34

      Granted                                 189,307                3.52
      Cancelled                              (315,103)               1.82
      Exercised                                  (702)               0.59
                                       --------------      --------------

      Balance at December 31, 2002            604,680                1.79

      Granted                                  39,403                3.52
      Cancelled                              (251,095)               1.99
      Exercised                                (1,424)               0.89
                                       --------------      --------------

      Balance at December 31, 2003            391,564                1.83

      Granted                                 512,800                1.95
      Cancelled                               (39,759)               2.55
      Exercised                                     -                   -
                                       --------------      --------------

      Balance at September 30, 2004           864,605                1.87
                                       ==============      ==============

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standard No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." As permitted under SFAS No. 123, the Company uses the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based awards.

The fair value of each option is estimated on the date of grant using a type of Black Scholes pricing model with the following weighted-average assumptions during the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002: zero dividends; .01 - .02 volatility; expected term of ten years; and a risk free rate of 4.25% for grants in 2004, 4.00% for grants in 2003, 4.75% for grants in 2002, and 5.17% for grants in 2001.

13 - EMPLOYEE BENEFIT PLAN

Effective January 1, 2004, the Company no longer participates in a 401(k) Profit Sharing Plan and Trust (the 401(k) Plan) which was adopted by an entity owned by the common stockholder. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) Plan provided tax-deferred salary deductions for eligible employees. Participants must be 21 years of age and may make voluntary contributions to the Plan of a percentage of their compensation not to exceed the federally determined maximum allowable contribution. The Company was obligated to match 3% of participants' salaries. Employees were eligible to participate on the first day of the month following 90 days of continuous full-time employment. Participants vested in the Company contributions when the contributions were made. For the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, the Company contributed $0 and $26,000 and $105,921 and $112,535, respectively, to the plan.

Effective October 1, 2004, the Company opened participation for employees in a 401(k) Plan. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) Plan provided tax-deferred salary deductions for eligible employees. Participants must be 21 years of age and may make voluntary contributions to the Plan of a percentage of their compensation not to exceed the federally determined maximum allowable contribution. The Company is not obligated to make any contribution to the participants of the plan.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Delaware General Corporation Law provides that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Filing Fees.

        SEC Filing Fee                              $  3,356
        Blue Sky Fees and Expenses                  $  5,000
        Printing and Engraving Expenses             $  15,000
        Legal Fees and Expenses                     $  25,000
        Accounting Fees and Expenses                $  25,000
        Miscellaneous Expenses                      $  26,644
                                                    ---------

                          TOTAL                     $100,000
                                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The number of shares in this Item 26 has not been adjusted to reflect our reverse stock split that occurred in July 2003.

We made the following unregistered sales of securities in 2001:

In January 2001, we granted a stock option to purchase 100,000 shares of common stock at an exercise price of $.01 per share. The stock option was exercised immediately. We believe that such option was granted without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

In January 2001, we issued a warrant to purchase 100,000 shares of common stock at an exercise price of $.10 per share. We believe that such warrant was granted without registration pursuant to the exemption from registration contained in
Section 4(2) of the Securities Act.

During the year ended December 31, 2001, we issued 2,650,000 shares of common stock valued at $77,550 as settlement of accrued liabilities to two creditors. We believe that such shares were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

During 2001, we issued convertible promissory notes totaling $5,110,000 to related parties, including our majority stockholder, Mr. Kwok Li. The debt bears interest, payable annually, at the prime rate. The principal and any unpaid interest ($97,303 as of December 31, 2001) is convertible into shares of the Company's common stock on demand. In January 2002, these promissory notes, inclusive of interest, of approximately $123,000 were converted into shares of common stock at a conversion rate of $3.52 per share, as adjusted for the reverse acquisition ($.60 per share pre-reverse). The convertible notes were issued without registration in reliance on Section 4(2) of the Securities Act.

Effective  as of May 7, 2001,  we  consummated  various note  modifications  and release agreements ("Note Modifications") with certain holders of our outstanding convertible notes. Six such holders held an aggregate of $2,250,000 in principal plus $106,376 of accrued interest excluding any penalty or default interest of the Company. Additionally, some of the holders had earlier received warrants to purchase common stock. Pursuant to the Note Modifications, the holders agreed to the full satisfaction and payment of the convertible notes and cancellation of the warrants in exchange for our issuing an aggregate of 24,566,384 shares of common stock and delivering cash payments in the amount of $605,971 in reduction of the outstanding amounts due under the convertible notes. We believe that such shares were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

We made the following unregistered sales of securities in 2002:

During 2002, we issued convertible promissory notes totaling $4,352,246 to related parties, including our majority stockholder, Mr. Kwok Li. The debt bears interest, payable annually, at the prime rate. Through December 31, 2002, $3,379,318 of this debt was converted into shares of our common stock at a conversion rate of $3.52 per share, as adjusted for the reverse acquisition ($.60 per share pre-reverse). In March 2003, $972,928 was converted at a conversion rate of $1.52 per share, as adjusted for the reverse acquisition
($.26 per share pre-reverse). During the year ended December 31, 2003, approximately $698,000 was converted at a conversion rate of $1.52 per share, as adjusted for the reverse acquisition ($.26 per share pre-reverse). The convertible notes were issued without registration in reliance on Section 4(2) of the Securities Act.

In April 2002, we issued three convertible notes aggregating $734,166 in principal amount to Laurus Master Fund Ltd., which at the time was our controlling shareholder. The convertible notes were issued in exchange for the assignment of certain promissory notes receivable in the aggregate principal amount of $734,166. The convertible notes were issued without registration in reliance on Section 4(2) of the Securities Act.

On June 27, 2002,  we issued a $2,000,000  convertible  promissory  note,  which bears interest at 8% and was originally due and payable on October 15, 2002. This note was a bridge loan from a third party in anticipation of a private placement that did not occur. In October 2002, the note was amended to extend the due date to January 15, 2003. In 2003, the note was amended a second time to change the terms to a demand note. As consideration for the second amendment, we issued 300,000 shares of our common stock at $1.50 per share or $450,000, which has been expensed and is reflected in interest and other debt expense in 2003. The note is personally guaranteed by the majority stockholder, Mr. Kwok Li, and can be converted into shares of our common stock at a conversion rate of $14.66 per share, as adjusted for the reverse acquisition ($2.50 per share pre-reverse). At December 31, 2003, this debt included accrued interest of approximately $242,000. This note was paid in full as of March 31, 2004. The convertible notes were issued without registration in reliance on Section 4(2) of the Securities Act.

We made the following unregistered sales of securities in 2003:

February 2003 Laurus Placement. In February we issued a $2 million principal amount promissory note to Laurus Master Fund Ltd., which at the time was our controlling shareholder. The proceeds of the promissory note were used to extend a loan in equal amount to Linsang Manufacturing, Inc. ("LMI"). The promissory note was issued without registration in reliance on Section 4(2) of the Securities Act.

February 2003 Laurus Conversion. In February we issued 65,152,000 shares of common stock to Laurus Master Fund Ltd., which at the time was our controlling shareholder, in exchange for certain convertible notes in the aggregate principal amount of $34,576. The shares of common stock were issued without registration in reliance on Section 4(2) of the Securities Act.

Merger with Linsang Manufacturing Inc. On July 17, 2003, we issued 7,996,900 shares of common stock to the 19 stockholders of LMI pursuant to the terms of an Agreement and Plan of Reorganization, as amended, by and among us, a wholly owned subsidiary of ours, and Linsang Manufacturing, Inc. As a result of the merger and the issuance of our stock, LMI became our wholly owned subsidiary. The shares of common stock were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

July 2003 Private Placement. In July 2003, we entered into an agreement with a financial advisor and placement agent to raise approximately $3 million of equity or equity-linked securities via a private placement. The private placement closed after the sale of 650,000 shares of common stock at a purchase price of $1.50 per share, raising $975,000 less costs associated with the sale of $40,000, the issuance of 25,000 shares of the Company's $.001 par value common stock, and the issuance of a warrant to purchase 28,000 shares of the Company's common stock with an exercise price of $1.50. The securities were issued without registration in reliance on Section 4(2) of the Securities Act.

August 2003 Commission Stock. On or about August 29, 2003, we issued 250,000 shares of Common Stock valued at $375,000 ($1.50 per share), based on private placement offering price, to an agent of the Company in connection with providing the Company with orders projected to be valued at $20 million within 12 months. If within the 12 months the orders fall materially below $20 million, then the agent will forfeit a commensurate portion of the shares. As of April of 2004, we had received approximately $1,400,000 of orders. The shares of common stock were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

August 2003 Note. In August 2003, we issued a convertible promissory note for up to $1,000,000, with a conversion price into common stock of $25 per share, to an individual. Interest is computed at an annual rate of 3% per annum, and is payable annually. Interest can be paid with registered shares at a 5% discount on the market price of LMIC common stock based on a 30-day average. The balance received and due under this note at September 30, 2004, and at December 31, 2003, aggregated $35,000 and $10,000 respectively. The promissory note was issued without registration in reliance on Section 4(2) of the Securities Act.

October 2003 Placement. On October 2, 2003 we held a final closing on the sale of 650,000 shares of common stock. The shares were sold to accredited investors for $1.50 per share, resulting in gross proceeds to the Company of $975,000. Jesup & Lamont Securities Corporation acted as placement agent and received $40,000 as cash compensation, as well as 25,000 shares of common stock. The common stock does not have registration rights attached. In February of 2004, we issued warrants to purchase 28,000 shares of common stock to Jesup & Lamont, representing 8% of the shares sold in the October 2003 private placement. The securities were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

Whiton Note. On October 28, 2003, we executed a five-year promissory note in favor of Rod Whiton for up to $1,000,000. To date, Mr. Whiton has only advanced us the sum of $10,000. Interest is at 3% per annum and is due and payable annually either in cash or in the form of shares of our common stock at a 5% discount to the market price of the common stock, based upon an average of the last sale prices of the common stock during the 30 trading days prior to the date of determination. We have the option to pay interest in cash or in common stock. At any time prior to the maturity date, Mr. Whiton may convert the note into restricted shares of common stock or preferred stock (if available) at $25 per share. The promissory note was issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

November 2003 Receivables Financing. On or about November 20, 2003, we issued a $4,000,000 Amended and Restated Convertible Note (the "Laurus Note") to Laurus Master Funds, Ltd., our former controlling shareholder and a continuing creditor. The Laurus Note amended a previously outstanding $2,000,000 promissory note and is secured by a pledge of substantially all of our assets. The Laurus
Note is convertible into common stock, subject to the satisfaction of certain conditions, at the rate of $2.50 per share. In connection with the issuance of the Laurus Note we also issued warrants to purchase 64,000 shares of common stock to Laurus Master Funds, Ltd. The convertible notes and the warrants were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

December 2003 through January 2004 Private Placement. In December 2003, we entered into an agreement with Vertical Ventures LLC, an investment firm and placement agent, to raise approximately $6 million through the sale of our common stock, par value $.001 per share, at a purchase price of $1.50 per share, via a private placement. Vertical Ventures assigned its placement agent fee to Ashendon Finance and Company, S.A., to which we paid $147,000. A warrant to purchase an additional share of common stock at an exercise price of $1.50 per share is attached to each share. The private placement closed in January 2004, raising approximately $5,755,000, net of offering costs of approximately $320,000, and resulted in the issuance of 4,048,675 shares. The securities were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

The Registrant made the following unregistered sales of securities in 2004:

Jesup & Lamont Warrants. In February of 2004, we issued warrants to purchase 28,000 shares of common stock to Jesup & Lamont, representing 8% of the shares sold in the October 2003 private placement. The warrants to purchase shares of common stock were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

InteSec Shares. Between March and Novmeber of 2004 we issued 44,580 shares of common stock, , pursuant to the terms of an Independent Contractor Agreement, dated November 19, 2003, with InteSec Group LLC. Under the terms of the Independent Contractor Agreement, the Company had the option to pay certain sums due under the contract in either cash or stock (with the amount of stock to be issued subject to a formulaic price set forth in the contract).. The shares of common stock were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

December 2003 through January 2004 Private Placement. In December 2003, we entered into an agreement with Vertical Ventures LLC, an investment firm and placement agent, to raise approximately $6 million through the sale of our common stock, par value $.001 per share, at a purchase price of $1.50 per share, via a private placement. Vertical Ventures assigned its placement agent fee to Ashendon Finance and Company, S.A., to which we paid $147,000. Concluding on or about January 15, 2004, we sold 4,048,675 shares of common stock and warrants to purchase an additional 4,048,675 shares of common stock at an exercise price of $1.50 per share. The securities were sold in a private placement to purchasers with whom we had had substantial contacts prior to the filing of the registration statement and whom we reasonably believe to be accredited investors. The purchasers represented and warranted in the purchase agreement, among other things, that such purchasers were "accredited investors" and were not purchasing as a result of a general solicitation. The shares of common stock and warrants were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

Debenture Private Placement. On or about March 13, 2004, we sold $5 million aggregate principal amount of convertible debentures due September 11, 2006 and warrants to purchase 810,373 shares of common stock at an exercise price of $2.468 per share for an aggregate purchase price of $5,000,000. The proceeds of the private placement are held by a custodian and pledged to secure repayment of the debentures until such time as the debentures are repaid or converted into common stock. The debentures are convertible into common stock at the conversion rate of $2.468 per share at the option of the holder, in whole or in part, at any time, subject to provisions that the holder after giving effect of the conversion does not beneficially own in excess of 4.99% of the total shares outstanding. We may elect to redeem some or all of the then outstanding debentures for an amount in cash equal to an optional redemption amount which would be an amount equal to 115% of the principal if converted prior to January 31, 2005, 110% if converted prior to January 31, 2006, and 105% at all other times. Mandatory redemption in the event of default shall be an amount equal to 105% of the principal amount prior to January 31, 2005, 103% prior to January 31, 2006, and 100% thereafter. In addition, we may force a conversion upon proper notification and provided that the Volume Weighted Average Price ("VWAP") is 200% or more of the effective set price for each of any 15 consecutive trading days prior to the forced conversion notice. The holder has the option to convert at the set price at any time upon proper notification. The securities were sold in a private placement to purchasers with whom we had had substantial contacts prior to the filing of the registration statement and whom we reasonably believe to be accredited investors. The purchasers represented and warranted in the purchase agreement, among other things, that such purchasers were "accredited investors" and were not purchasing as a result of a general solicitation. The debentures and warrants were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. Omicron was paid a fee of $40,000 for this transaction.

In November 2004, Omicron Master Trust, the holder of our $5,000,000 4% convertible debenture, served us with a notice of default for failure to pay quarterly interest payments due in July and October 2004. Under the terms of its agreement, the $5,000,000 of cash proceeds in the cash collateral account were returned to the lender, and we currently owe the lender approximately $400,000, representing $250,000 in 5% default premium and the balance in accrued interest. We are seeking to negotiate payment of this obligation through the issuance of shares of our common stock to the lender.

March 2004 Private Placement. In March 2004, we entered into an agreement with Aladdin Investments, LLC, an investment firm and placement agent, to raise additional capital via a private placement of our common stock, $.001 par value per share, at a purchase price of $1.50 per share. The private placement also includes the sale of common stock warrants, with an exercise price of $1.50, at a purchase price of $.01 per warrant. On or about March 20, 2004, we sold
3,116,667  shares of  common  stock  and  warrants  to  purchase  an  additional
3,116,667 shares of common stock. As of March 31, 2004, we had received approximately $4,469,000, net of offering costs of approximately $206,000. In addition, the Company received $30,217 as proceeds from the sale of 3,021,700warrants. The securities were sold in a private placement to purchasers with whom we had had substantial contacts prior to the filing of the registration statement and whom we reasonably believe to be accredited investors. The purchasers represented and warranted in the purchase agreement, among other things, that such purchasers were "accredited investors," were not purchasing as a result of a general solicitation and either had substantial contact with us prior to the filing of this registration statement, or were introduced to us by a purchaser who had had substantial contact with us prior to the filing of the registration statement. The shares of common stock and warrants were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. We paid a placement fee of 5% of proceeds raised, in the form of cash and equity, to Joel Brownstein.

Laurus Shares. In July 2004, we issued 34,730 shares of our common stock to Laurus Master Fund, Ltd. as payment of outstanding interest payments on our debt to Laurus. In September 2004, we issued 48,540 shares of our common stock to Laurus Master Fund, Ltd., as a payment of accrued interest and principal repayment on our debt to Laurus. The shares of common stock were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

On November 9, 2004, the Company entered into an agreement with Allegiant Capital Group, LLC, to sell up to 333,333 shares of our common stock at $1.50 per share for a total of up to $500,000. In connection with the purchase and sale of the 333,333 shares, for no additional consideration, Allegiant Capital will receive five-year warrants to purchase up to an aggregate of 350,000 shares of common stock (based on 1.05 share for each of the 333,333 shares purchased by Allegiant Capital), subject to adjustment as set forth in the warrants. In a related transaction, Linsang Partners, LLC, an affiliate of Mr. Kwok Li, the Chairman and Chief Executive Officer of our company, agreed to sell to Allegiant Capital Group, at a price of $0.01 per share, 666,667 shares of common stock owned by Linsang, or two shares for every one share sold by our company to Allegiant Capital Group. We have received $500,000 from Allegiant Capital Group under this agreement.

On November 9, 2004, the Company entered into an agreement with vFinance Investments, Inc., to sell to investors originated by vFinance up to 266,667 shares of the our common stock at $1.50 per share for a total of up to $400,000. In connection with the purchase and sale of such 266,667 shares, for no additional consideration, the vFinance investors will receive five year warrants to purchase up to an aggregate of 280,000 shares of common stock (based on 1.05 share for each of the 333,333 shares purchased by the vFinance investors), subject to adjustment as set forth in the warrants. In a related transaction, Linsang Partners, LLC agreed to sell two shares of company common stock owned by it to the vFinance investors, at a price of $0.01 per share, for every one share sold by our company to the vFinance investors. To date, we have received $200,000 from six vFinance investors under this agreement, as a result of which we sold 133,333 shares of our common stock for $1.50 and issued to such investors five year warrants to purchase 140,000 shares of our common stock at an exercise price of $1.50 per share. In addition, Linsang sold to such investors, for $2,666, an aggregate of 266,667 shares of our common stock owned by Linsang.

In January 2005, we completed the sale to Christopher P. Baker and two of his affiliates, Anasazi Partners III, LLC and Anasazi Partners III Offshore, Ltd., of 333,333 shares our common stock for $1.50 and issued to such investors five year warrants to purchase 350,000 shares of our common stock at an exercise price of $1.50 per share. In addition, Linsang sold to such investors, for $6,667, an aggregate of 666,667 shares of our common stock owned by Linsang.

In consideration of their financial accommodations, we have agreed to issue to Linsang Partners, LLC, five year warrants, exercisable at $2.50 per share, to purchase two shares of our common stock for every one share of common stock sold by Linsang to Allegiant Capital Group, the six vFinance investors and the three Christopher Baker investors. As a result of the foregoing transactions with Allegiant Capital Group LLC, the six vFinance investors and the three Christopher Baker investors, Linsang sold an aggregate of 1,600,000 of its shares of common stock to the purchasers of a total of 800,000 shares from our company. Accordingly, Linsang Partners, LLC will receive warrants to purchase up to 3,200,000 shares of our common stock at an exercise price of $2.50 per shares. Such $2.50 per share exercise price under the Linsang warrants is $2.08, or 595%, in excess of the $0.42 closing market price of our publicly traded common stock as at December 16, 2004.

In  November  2004,  the  Company  entered  into a Standby  Equity  Distribution
Agreement with Cornell Capital Partners, L.P ("Cornell"). Pursuant to the agreement, we may, at our discretion, periodically sell to Cornell shares of our common stock for a total purchase price of up to $12.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell will pay to the Company a per share price equal to 99% of the lowest daily Volume Weighted Average Price (VWAP) for the Company's common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we want to sell stock to Cornell under the agreement. In addition, Cornell will retain a commission of 6.0% of each advance under the Standby Equity Distribution Agreement. Cornell is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our exclusive placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge will be paid a $10,000 placement agent fee upon the effectiveness of the registration statement of which this prospectus is a part registering for resale the shares of common stock issuable to Cornell. Our ability to cause Cornell to purchase shares under the Standby Equity Distribution Agreement is conditioned upon our registering the shares of common stock under the Securities Act of 1933, as amended. All costs associated with this registration will be borne by the Company.

Item 27. Exhibits

2.1 Agreement and Plan of Merger, dated January 21, 2000 (Incorporated herein by reference to Exhibit 2.1 filed with the Current Report on Form 8-K of the Company, filed on March 7, 2000)

2.2 Agreement and Plan of Merger, dated March 10, 2000 (Incorporated herein by reference to Exhibit 2.1 filed with the Current Report on Form 8-K/A of the Company, filed on April 12, 2000)

2.3 Agreement and Plan of Reorganization, dated May 1, 2003 (Incorporated herein by reference to Exhibit 2.1 filed with the Current Report on Form 8-K of the Company, filed on August 1, 2003)

3.1.1 Certificate of Incorporation of Cheshire Holdings, Inc., filed December 30, 1999 (Previously filed)

3.1.2 Agreement of Merger of Cheshire Distributors, Inc. and Cheshire Holdings, Inc., filed February 24, 2000 (Previously filed)

3.1.3  Certificate of Merger of Pacific  Development  Corporation  into Cheshire
Holdings,  Inc.,  filed  March 23, 2000  (Incorporated  herein by  reference  to
Exhibit 2.2 filed with the Current Report on Form 8-K/A of the Company, filed on April 12, 2000)

3.1.4 Certificate of Renewal and Revival of Certificate of Incorporation of Cheshire Distributors, Inc., filed March 1, 2002 (Previously filed)

3.1.5 Certificate of Amendment of the Certificate of Incorporation of Cheshire Distributors, Inc., filed July 17, 2003 (Previously filed)

3.2 Bylaws of Cheshire Distributors, Inc. (Previously filed)

4.1.1 Common Stock Purchase Warrant, dated November 20, 2003, by LMIC, Inc. in favor of Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit
10.5.4 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

4.2.1  Form  of  Common  Stock   Purchase   Warrant,   dated  January  21,  2004
(Incorporated herein by reference to Exhibit 10.2 filed with the Current Report on Form 8-K of the Company, filed on January 22, 2004)

4.3.1 Warrant, dated March 12, 2004 (Incorporated herein by reference to Exhibit
4.1.1 filed with the Current Report on Form 8-K of the Company, filed on March 17, 2004)

4.4.1  Debenture,  dated March 11, 2004  (Incorporated  herein by  reference  to
Exhibit 4.2.1 filed with the Current Report on Form 8-K of the Company, filed on March 17, 2004)

4.4.2 Warrant, dated March 11, 2004 (Incorporated herein by reference to Exhibit
4.2.2 filed with the Current Report on Form 8-K of the Company, filed on March 17, 2004)

5.1 Opinion of Feldman Weinstein LLP (Previously filed)

5.2. Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (Previously filed)


5.3. Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (Filed herewith)


10.1.1 Stock Purchase Agreement, dated October 20, 1999 (Incorporated herein by reference to Exhibit 2.1 filed with the Current Report on Form 8-K of the Company, filed on November 4, 1999)

10.2.1 Loan Agreement, dated May 31, 2001, between Branch Banking and Trust Company and Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.1.1 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.2.2 $5,000,000 Promissory Note, dated May 31, 2001, in favor of Branch Banking and Trust Company by Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.1.2 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.2.3 Security Agreement, dated May 31, 2001, between Branch Banking and Trust Company and Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.1.3 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.2.4 Note Modification Agreement, dated September 12, 2003, between Branch Banking and Trust Company and Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.1.4 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.2.5 Note Modification Agreement, dated December 11, 2003, between Branch Banking and Trust Company and Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.1.5 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.2.6 Note Modification Agreement, dated December 29, 2004, between Branch Banking and Trust Company and LMIC Manufacturing, Inc. (Incorporated herein by reference to Exhibit 99.1 filed with the Current Report on Form 8-K of the Company, filed on January 5, 2005)

10.3.1 $2,000,000 Convertible Note, dated June 26, 2002, in favor of Fuel Centers, Inc. by Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.2,1 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.3.2 Allonge, dated October 15, 2002, between Fuel Centers, Inc. and Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.2.2 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.3.3 Allonge #2, dated December 29, 2003, between the holders of the note and Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.2.3 filed with the Current Report on Form 8-K/A of the Company, filed on January 9,
2004)

10.4.1 $1,000,000 Convertible Promissory Note, dated October 28, 2003, in favor of Rod Whiton by LMIC, Inc. (Incorporated herein by reference to Exhibit 10.3.1 filed with the Current Report on Form 8-K/A of the Company, filed on January 9,
2004)

10.5.1 $200,000 Promissory Note, dated December 12, 2002, in favor of Ajit K. Medhekar by Linsang Manufacturing, Inc. (Incorporated herein by reference to Exhibit 10.4.1 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.5.2 Loan Agreement dated December 12, 2002 between Linsang Manufacturing, Inc. and Ajit K. Medhekar. (Incorporated herein by reference to Exhibit 10.4.2 filed with the Current Report on Form 8-K/A of the Company, filed on January 9,
2004)

10.6.1 $2,000,000 Term Note, dated February 10, 2003, by Cheshire Distributors, Inc. in favor of Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 10.4 filed with the Form 10-KSB of the Company, filed on April 15, 2003)

10.6.2 $2,000,000 Term Note, dated February 10, 2003, by Linsang Manufacturing, Inc. in favor of Cheshire Distributors, Inc. (Incorporated herein by reference to Exhibit 10.5 filed with the Form 10-KSB of the Company, filed on April 15,
2003)

10.6.3 Security Agreement, dated February 10, 2003, between Laurus Master Fund, Ltd. and Cheshire Distributors, Inc. (Incorporated herein by reference to Exhibit 10.6 filed with the Form 10-KSB of the Company, filed on April 15, 2003)

10.6.4 Security Agreement, dated November 20, 2003, between Laurus Master Fund, Ltd. and LMIC, Inc. (Filed Previously)

10.6.5 (Incorporated herein by reference to Exhibit 10.5.1 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.6.6 Amended and Restated Convertible Note, dated November 20, 2003, by LMIC, Inc. in favor of Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 10.5.2 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.6.7 Registration Rights Agreement, dated November 20, 2003, between Laurus Master Fund, Ltd. and LMIC, Inc. (Incorporated herein by reference to Exhibit
10.5.3 filed with the Current Report on Form 8-K/A of the Company, filed on January 9, 2004)

10.7.1 $600,000 convertible note, dated July 17, 2003 in favor of Laurus Master Fund, Ltd. by LMIC, Inc. (Incorporated herein by reference to Exhibit 10.6.1 filed with the Current Report on Form 8-K/A of the Company, filed on January 9,
2004)

10.8.1  Form  of  Securities   Purchase   Agreement,   dated  January  21,  2004
(Incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K of the Company, filed on January 22, 2004)

10.9.1 Form of Securities Purchase Agreement, dated March 12, 2004 (Incorporated herein by reference to Exhibit 10.1.1 filed with the Current Report on Form 8-K of the Company, filed on March 17, 2004)

10.9.2 Form of Letter Agreement, dated March 8, 2004, between LMIC, Inc. and Omicron Master Trust, Ltd. (Incorporated herein by reference to Exhibit 10.1.2 filed with the Current Report on Form 8-K of the Company, filed on March 17,
2004)

10.9.3 Form of Letter Agreement, dated March 12, 2004, between LMIC, Inc. and certain holders of LMIC, Inc. common stock (Incorporated herein by reference to Exhibit 10.1.3 filed with the Current Report on Form 8-K of the Company, filed on March 17, 2004)

10.10.1 Securities Purchase Agreement, dated March 11, 2004 (Incorporated herein by reference to Exhibit 10.2.1 filed with the Current Report on Form 8-K of the Company, filed on March 17, 2004)

10.10.2 Registration Rights Agreement, dated March 11, 2004 (Incorporated herein by reference to Exhibit 10.2.3 filed with the Current Report on Form 8-K of the Company, filed on March 17, 2004)

10.10.3 Form of Letter Agreement, dated January 26, 2004, from LMIC, Inc. to Laurus Master Fund, Ltd. (Incorporated herein by reference to Exhibit 10.2.4 filed with the Current Report on Form 8-K of the Company, filed on March 17,
2004)

10.11 Form of Letter of Agreement, dated July 25, 2003 between LMIC, Inc. and Jesup & Lamont Securities Corporation (Previously filed).

10.12 Form of Consulting Agreement, dated November 19, 2003, between LMIC, Inc. and the InteSec Group, LLC. (Previously Filed).

10.13.1 Contract, dated September 13, 2003, between LMIC, Inc. and TNCI UK, Ltd. (Previously Filed).

10.13.2 Form of Purchase Order, dated July 28, 2004, between LMIC, Inc and TNCI UK, Ltd. (Previously filed).

10.14.1 Manufacturing Agreement, dated June 9, 2003, between LMIC, Inc. and Voxtec, a Division of Marine Acoustics. (Previously Filed).

10.14.2 Form of Purchase Order, dated March 22, 2004, between LMIC, Inc and Voxtec, a Division of Marine Acoustics (Previously filed).

16.1 Letter from Wolinetz, Lafazan & Company, P.C. to the Securities and Exchange Commission, dated July 28, 2003 (Incorporated herein by reference to
Exhibit 16 filed with the Current Report on Form 8-K of the Company, filed on August 1, 2003)

21.1 Subsidiaries of the Company (Previously filed)

23.1 Consent of DDK & Company LLP, independent auditors, for Pre-effective Amendment No. 2 to the Form SB-2 (Previously filed)

23.2 Consent of DDK & Company LLP, independent auditors, for Pre-effective Amendment No. 3 to the Form SB-2 (Previously filed)

23.3 Consent of DDK & Company LLP, independent auditors, for Pre-effective Amendment No. 4 to the Form SB-2 (Previously filed).

23.4 Consent of DDK & Company LLP, independent auditors, for Pre-effective Amendment No. 5 to the Form SB-2 (Previously filed).


23.5 Consent of DDK & Company LLP, independent auditors, for the Form SB-2 (Previously filed).

23.6 Consent of DDK & Company LLP, independent auditors, for the Form SB-2 (Filed herewith).


24.1 Power of Attorney (Previously filed)

ITEM 28

(1) The undersigned registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to the registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts of events which, individually or together represent a fundamental change in the information in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the following provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of l933, as amended, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beltsville, Maryland, on the 18th day of January 2005.



LMIC, INC.


                        By: /s/ KWOK LEUNG LI
                            ------------------------------------
                            Kwok Leung Li
                            Chairman and Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated:


Signature Title


/s/ KWOK LEUNG LI              Chairman of the Board of Directors and Chief
----------------------------   Executive Officer
Kwok Leung Li



/s/ LUIS P. NEGRETE              President, Chief Operating Officer and Director
----------------------------
Luis P. Negrete


/s/ PAYESH JHAVERI             Chief Financial Officer
----------------------------
Payesh Jhaveri



                        /s/ AJIT K. MEDHEKAR          Director
                        ----------------------------
                        Ajit K. Medhekar



                        /s/ BARTON SHIGEMURA          Director
                        ----------------------------
                        Barton Shigemura